     As filed with the Securities and Exchange Commission on July 17, 1998


                                                    Registration No. 333-52745

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          ---------------------------

                          AMENDMENT NO. 1 TO FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          ---------------------------

                           NEW AMERICA NETWORK, INC.
            (Exact name of registrant as specified in its charter)

                          ---------------------------

   Delaware                        6531                          23-1916759
(State or other          (Primary Standard Industrial         (I.R.S. Employer
jurisdiction of            Classification Code Number)       Identification No.)
incorporation or
organization)
                          ---------------------------

                              572 U.S. Route 130
                             Hightstown, NJ 08520
                                (609) 448-4700
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ---------------------------

                                Gerald C. Finn
                            Chief Executive Officer
                              572 U.S. Route 130
                             Hightstown, NJ 08520
                                (609) 448-4700

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ---------------------------

                                With copies to:

             Alan S. Pearce, Esq.                        Alan E. Davis, Esq.
Robinson Silverman Pearce Aronsohn & Berman LLP          Hal W. Mandel, Esq.
          1290 Avenue of the Americas                  Greenbaum, Rowe, Smith,
           New York, New York 10104                   Ravin, Davis & Himmel LLP
             Phone (212) 541-2000                       99 Wood Avenue South
                                                           Iselin, NJ 08830
                                                        Phone (732) 549-5600

     Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                                                     CALCULATION OF REGISTRATION FEE
----------------------------------------- ---------------- ------------------------- -------------------------- ------------------
    Title of Each Class of Securities       Amount To Be       Proposed Maximum           Proposed Maximum           Amount of
             To Be Registered                Registered    Offering Price Per Share   Aggregate Offering Price    Registration Fee
----------------------------------------- ---------------- ------------------------- -------------------------- ------------------
Common Stock, par value $.01 per share       12,005,185              $.01                   $40,017 (1)              $13.00 (1)
Common Stock, par value $.01 per share      19,101,403(2)            $2.00                  $38,202,806             $11,577 (3)
Rights                                       17,101,403              --(4)                     --(4)                   --(4)

========================================= ================ ========================= ========================== ==================


(1) Computed based on one-third of the of par value of the Common Stock in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. The fee was paid with the initial filing of the Registration Statement on May 15, 1998.


(2) Of such shares of Common Stock, (i) 17,101,403 of such shares are reserved for issuance pursuant to the exercise of Rights, and to the extent such Rights are not exercised, for issuance in connection with the Concurrent Offering, and (ii) 2,000,000 of such Shares are reserved for issuance in the Concurrent Offering.


(3) Of such fee $11,562 was paid with the initial filing of the Registration Statement on May 15, 1998.


(4) Pursuant to Rule 457(g), no separate registration fee is required with respect to the Rights.

                          ---------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

==============================================================================

                               EXPLANATORY NOTE

         This Registration Statement on Form S-1 of New America Network, Inc., a Delaware corporation ("NAI Delaware"), contains a Prospectus for New America International, Inc., a Maryland corporation ("NAI Maryland"). Prior to the effectiveness of this Registration Statement, NAI Delaware will be merged with and into NAI Maryland (the "Reincorporation Merger"), and NAI Maryland will be the surviving corporation. The information in the Prospectus contained herein, reflects the Reincorporation Merger and describes the registrant as it will exist after the Reincorporation Merger. Part II of this Registration Statement reflects information regarding the Registrant after the Reincorporation Merger.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED JULY 17, 1998

PROSPECTUS
                        New America International, Inc.

                     12,005,185 Shares of Common Stock and


             Rights to Purchase 17,101,403 Shares of Common Stock


         This Prospectus is being furnished in connection with (i) the distribution (the "Distribution") by Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), of an aggregate of 12,005,185 shares of common stock, par value $.01 per share ("NAI Shares"), of New America International, Inc., a Maryland corporation ("NAI"), to the holders of (a) outstanding common shares of beneficial interest, par value $.01 per share, of Kranzco (the "Kranzco Common Shares") and (b) outstanding Series B-1 and Series B-2 preferred shares of beneficial interest, par value $.01 per share, of Kranzco (the "Kranzco Series B Preferred Shares"), (ii) the distribution by NAI of rights (the "Rights") to subscribe for purchase an aggregate of 17,101,403 NAI Shares (the "Basic Subscription Privilege"), at a price of $2 per NAI Share (the "Subscription Price"), to the holders of NAI Shares, including the Kranzco shareholders who receive NAI Shares in the Distribution, (the distribution of the Rights and the offer and sale of the underlying NAI Shares (the "Underlying Shares") is referred to herein as the "Rights Offering"), and (iii) the concurrent offering (the "Concurrent Offering") by NAI of those Underlying Shares that are not otherwise subscribed for pursuant to the Rights Offering ("Excess Shares"), first, to officers, directors and trustees of NAI and Kranzco (the "Executive Group"), and then, to NAI's Broker Members (as defined herein) and to certain of the principals, shareholders, partners, officers, managers and licensed real estate agents of NAI's Broker Members in the United States (the "Broker Member Group"). See "The Distribution."


         An investment in the NAI Shares involves various risks. See "Risk Factors" beginning on Page 19 for a discussion of material risks that should be considered in connection with an investment in the NAI Shares.

         It is expected that the Distribution and Rights Offering will be made on ______, 1998 (the "Distribution Effective Date"). The Distribution will be made on the basis of one NAI Share for each Kranzco Common Share held by Kranzco shareholders on _______, 1998 (the "Distribution Record Date"), and one NAI Share for each Kranzco Common Share into which the Kranzco Series B Preferred Shares held by Kranzco shareholders on the Distribution Record Date are convertible (a "Kranzco Common Share Equivalent"). NAI will not receive any proceeds from the Distribution.

         Prior to the Distribution and Rights Offering, there has been no public market for the NAI Shares. Although the NAI Shares will be eligible for quotation and trading on the OTC Bulletin Board after the Distribution, the NAI Shares are not currently quoted on the OTC Bulletin Board or listed on any national securities exchange or approved for quotation on any quotation system, and there can be no assurance that a public market for the NAI Shares will develop or provide liquidity. Stockholders of NAI who do not exercise all of their Rights will own less of a percentage equity ownership and voting interest in NAI after the Rights Offering, the Concurrent Offering and the Distribution. In addition, stockholders of NAI who do exercise all of their rights may own less of a percentage
                                                      (continued on next page)

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is      , 1998

(continued from cover)

equity ownership and voting interest in NAI if any Additional Shares (as defined below) are purchased in the Concurrent Offering. There is no minimum number of NAI Shares required to be sold as a condition to the consummation of the Rights Offering or the Concurrent Offering. Gerald C. Finn and Jeffrey M. Finn, individually, and as trustee of a trust for the benefit of Jeffrey M. Finn (collectively, the "Finns"), have advised NAI that they intend to exercise Rights to purchase an aggregate of 500,000 NAI Shares and Kranzco has advised NAI that it intends to exercise such number of Rights to purchase NAI Shares that would result in Kranzco owning approximately 9.8% of the issued and outstanding NAI Shares, before the issuance of any Additional Shares.

         The Rights Offering will be made on the basis of one Right for each NAI Share held by the NAI stockholders, including the Kranzco shareholders who receive NAI Shares in the Distribution, on the Distribution Effective Date. Each Right will entitle its holder (a "Holder") to purchase one NAI Share. A Holder who validly exercises all of such Holder's Rights available as part of the Basic Subscription Privilege will also be entitled to purchase a pro rata portion of any Underlying Shares that are not otherwise subscribed for pursuant to the exercise of Basic Subscription Privileges (the "Oversubscription Privilege"). Concurrently with the Rights Offering, NAI is offering the right to purchase any Excess Shares, first, to the Executive Group (the "Executive Group Subscription Privilege"), and then, to the Broker Member Group (the "Broker Member Group Subscription Privilege;" together with the Executive Group Subscription Privilege, the "Concurrent Privileges"). NAI has authorized an additional 2,000,000 NAI Shares ("Additional Shares") for issuance to the Broker Member Group in order to ensure that the Broker Member Group will in the aggregate have the right to purchase a minimum of 2,000,000 NAI Shares, to the extent that the number of Excess Shares is not sufficient to satisfy the Broker Member Group Subscription Privilege. There is no assurance that any Excess Shares will be available for sale to the Executive Group or the Broker Member Group. Although there will be a minimum of 2,000,000 Additional Shares available for subscription by the Broker Member Group, there is no assurance that any member of the Broker Member Group will receive all the Additional Shares for which such member subscribes. See "The Rights Offering" and "Plan of Distribution."

         The Rights and the Concurrent Privileges will expire at 5:00 p.m., New York Time, on _________ __, 1998, unless extended by NAI (such date, as it may be extended on one or more occasions, is referred to herein as the "Expiration Date"). In no event will the Expiration Date be extended beyond ___________, 1998. If NAI elects to extend the term of the Rights and the Concurrent Privileges, it will issue a press release to such effect not later than the first Business Day following the most recently announced Expiration Date. Funds provided in payment of the Subscription Price will be held by First Union National Bank, as the Subscription Agent, until the closing which will occur promptly following the Expiration Date. The exercise of Rights and the Concurrent Privileges is irrevocable once made, and no interest will be paid to Holders exercising their Rights.

         No payment need be made by, or will be accepted from, Kranzco shareholders for the NAI Shares to be received by them in the Distribution or from NAI stockholders for the Rights to be received by them in the Rights Offering. Furthermore, Kranzco shareholders will not be required to surrender or exchange Kranzco Common Shares, in order to receive NAI Shares.

                         ----------------------------

THE RIGHTS MAY NOT BE EXERCISED BY A RESIDENT OF THE STATE OF CALIFORNIA UNLESS SUCH RESIDENT IS A "QUALIFIED PURCHASER" AS SUCH TERM IS DEFINED HEREIN. SEE "THE RIGHTS OFFERING."

                         ----------------------------

THE RIGHTS MAY NOT BE EXERCISED BY RESIDENTS OF THE STATE OF NORTH DAKOTA UNLESS SUCH RESIDENTS ARE HOLDERS OF NAI SHARES. SEE "THE RIGHTS OFFERING."

                         ----------------------------

NAI BROKER MEMBERS AND THE PRINCIPALS, SHAREHOLDERS, PARTNERS, OFFICERS, MANAGERS AND LICENSED REAL ESTATE BROKERS OF NAI'S BROKER MEMBERS WHO ARE RESIDENTS OF THE STATE OF CALIFORNIA (OTHER THAN QUALIFIED PURCHASERS), FLORIDA, MARYLAND, NORTH DAKOTA, SOUTH DAKOTA AND TEXAS ARE NOT ELIGIBLE TO PARTICIPATE IN THE CONCURRENT OFFERING. SEE "THE CONCURRENT OFFERING."

                         ----------------------------

                             AVAILABLE INFORMATION

         NAI has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (herein, together with all amendments and exhibits thereto referred to as the "Registration Statement"), of which this Prospectus forms a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the NAI Shares offered pursuant to this Prospectus. This Prospectus contains summaries of the material terms of the documents referred to herein and therein, but does not contain all of the information set forth in the Registration Statement pursuant to the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. The Registration Statement as well as reports and other information filed by NAI can be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the Commission at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located as follows: Chicago Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a web site that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the Commission. The web site is located at http://www.sec.gov.

         Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

         Upon consummation of the Distribution, NAI will be required to file reports and other information with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition to applicable legal requirements, if any, holders of NAI Shares will receive annual reports containing audited financial statements with a report thereon by NAI's independent public accountants.

                              PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise stated, this Prospectus assumes that all Underlying Shares and Additional Shares are purchased in the Rights Offering and the Concurrent Offering, as the case may be. Unless the context otherwise requires, all references in this Prospectus to: (i) "NAI" shall mean New America International, Inc., a Maryland corporation which is the successor-by-merger to New America Network, Inc., a Delaware corporation ("NAI Delaware"), and, where applicable, "NAI" shall also refer to NAI Delaware,
(ii) "NAI Shares" shall mean NAI's common stock, par value $.01 per share. Unless otherwise indicated, the information contained in this Prospectus assumes that the Exchange Offer (defined below) was consummated immediately prior to the Distribution and the Rights Offering.

                                      NAI

         New America International, Inc. ("NAI") operates a network (the "Network") of independently owned, licensed real estate brokers ("Broker Members") throughout the United States and, more recently, abroad. NAI, directly and through its Broker Members, provides commercial real estate brokerage services to local, regional, national and international businesses ("Clients"). NAI has approximately 130 affiliated Broker Members, which employ approximately 2,600 agents, operating in approximately 300 markets, including North, Central and South America and Western Europe. NAI believes it is represented in more North American market areas than any national commercial real estate brokerage company. Unlike other real estate broker networks, in addition to managing real estate transactions generated by its Broker Members, NAI generates its own source of real estate transactions for its Broker Members and actively manages and tracks those transactions on behalf of Clients. In order to increase the portfolio of services marketed to Clients and Broker Members, NAI has entered into several alliance agreements with entities ("Alliance Members") which provide real estate related services which complement NAI's brokerage capabilities, including sealed-bid sales, real estate auctions, real estate financing and appraisal services. As of June 30, 1998, the Network had an inventory of approximately 1,683 assignments to buy, sell or lease real property (approximately 77% of which are exclusive to NAI), with a transaction value of approximately $927 million, and which would generate fees to NAI of approximately $6.8 million, if consummated. There is no assurance that such inventory will result in any revenues to NAI.


         NAI earns revenues primarily from the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition, disposition or leasing of real property assigned to them by NAI (approximately $2,686,000 or 46% of NAI's net revenues for fiscal year 1997). NAI also earns revenues from (i) the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition and/or disposition or leasing of real estate referred to them by other Broker Members (approximately $1,063,000 or 18% of NAI's net revenues for fiscal year 1997), (ii) the sharing of fees received from Alliance Members in sealed-bid sales, auction transactions and other real estate-related services (approximately $170,000 or 3% of NAI's net revenues for fiscal year 1997), and (iii) the collection of annual membership fees paid by Broker Members and Alliance Members (approximately $1,282,000 or 22% of NAI's net revenues for fiscal year 1997). See "NAI Business."

         NAI began forming the Network in 1978 in order to meet the growing real estate needs of large national and international corporations in multiple markets. NAI meets the multiple market needs of its Clients and its Broker Members by combining local representation with the management and control capabilities of its centralized Corporate Services Department. NAI's Corporate Services Department is responsible for establishing and developing relationships with Clients in order to generate assignments for the Network and its Broker Members. Currently, NAI has 13 staff members in its Corporate Services Department serving over 100 Clients. These Clients include retail chains (such as Woolworth Corp.), international companies (such as International Paper Company), service businesses (such as Roadway Services, Inc.), and other larger owners of real estate (such as the United States Postal Service, a new Client of NAI). NAI's Clients are often involved in real estate transactions in multiple markets. In addition, NAI has an Investment Sales Department which specializes in the acquisition and disposition of real estate for Clients who are seeking to acquire, or currently own, real estate for investment purposes. See "Business--The Network," "--Corporate Services Department" and "--Investment Sales."

         NAI maintains a proprietary information sharing and research intranet, in order to efficiently and effectively coordinate with its Broker Members to meet its Clients' needs. NAI's information systems consist of a transaction management system and a central database information system. NAI's computerized transaction management system allows Broker Members, the Corporate Services Department and Clients to manage and track the progress of transactions assigned to Broker Members, including those generated by its Broker Members. NAI's databases include, among other things, real estate market data, demographic information, Broker Member profiles, Broker Member listings, transaction histories, Client relationship information and Client profiles. See "Business--NAI Technology and Information Services."

         NAI's objective is to increase profitability by continuing to grow its brokerage business, increase its international coverage, expand its Corporate Services and Investment Sales Departments and to further develop its non-brokerage real estate-related services, including sealed-bid sales and real estate auctions, and to acquire or develop additional real estate-related services (collectively, "Real Estate-Related Services"). To the extent funds are available from the proceeds of the Rights Offering and the Concurrent Offering referred to below, NAI's strategy will be to (i) expand NAI's Corporate Services Department and Investment Sales Department to generate business from additional Clients and in new markets, (ii) invest in or acquire brokerage firms (including certain of those owned by Broker Members) and firms which provide Real Estate-Related Services, (iii) train and support Broker Members to generate additional business for the Network; (iv) continue to expand the Network into international markets, (v) generate additional revenue by providing brokerage and Real Estate-Related Services to Kranzco, (vi) expand and enhance NAI's real estate technology and information services,
(vii) opportunistically acquire and develop real estate for its own account and (viii) utilize Real Estate-Related Services to create and develop relationships with Clients.

         NAI's management team has extensive experience in the real estate brokerage industry. Gerald C. Finn, founder and Chief Executive Officer of NAI, has over 25 years experience in the real estate industry. Jeffrey M. Finn, Gerald Finn's son and President, Chief Operating Officer and Treasurer of NAI, has over 10 years experience in the commercial real estate services industry.

         NAI Delaware, the predecessor by merger to NAI, was incorporated under the laws of the State of Delaware on February 5, 1974. On ________, 1998, NAI Delaware was merged (referred to herein as the "Reincorporation Merger") with and into its wholly-owned subsidiary, NAI, a corporation formed under the laws of the State of Maryland. The executive offices of NAI are located at 572 Route 130, Hightstown, New Jersey 08520 and its telephone number is (609) 448-4700.

                          Prior Related Transactions


         On ____________, 1998, Kranzco, a self-administered and self-managed Maryland real estate investment trust (a "REIT"), consummated an exchange offer (the "Exchange Offer"), pursuant to which Kranzco acquired 80% of the outstanding shares of common stock of NAI in exchange for an aggregate of $8,000,000 of Kranzco ___% Callable Convertible Subordinated Notes Due 2008 (the "Notes"). Immediately following the consummation of the Exchange Offer, NAI, a Delaware corporation, was merged with and into a wholly-owned subsidiary incorporated in the state of Maryland, in order to reincorporate in Maryland for corporate reasons, as well as to reduce certain franchise taxes which are payable by NAI. The Reincorporation Merger resulted in each share of NAI in the Delaware corporation being converted into 1.318087 shares of NAI, the Maryland corporation.


         In connection with the Exchange Offer, on ______________, 1998, Kranzco, NAI, and the Finns entered into an Exchange Agreement (the "Exchange Agreement") which set forth certain terms and conditions of the Exchange Offer. Upon consummation of the Distribution, NAI and Kranzco entered into an Intercompany Agreement which provides for certain rights of first opportunity and first notification which the companies have granted each other and also provides for the provision of certain consulting services by Kranzco to NAI. The Exchange Offer and the other transactions contemplated by the Exchange Agreement, together with the Rights Offering, Concurrent Offering, and the Reincorporation Merger are generally referred to herein as the "Related Transactions." See "Related Transactions."


         In connection with the Related Transactions, NAI Delaware (i) adopted a management incentive plan which provides for the issuance of 1,700,000 NAI Shares, which may be awarded in the form of options, share appreciation rights, reload options, restricted share awards, performance-based awards, and share purchase awards (80% of the NAI Shares will be reserved for officers, employees or consultants of NAI who are not also employees of Kranzco and 20% of the NAI Shares will be reserved for officers, employees or consultants of NAI who are also employees of Kranzco); (ii) adopted an employee incentive compensation plan pursuant to which certain employees of NAI would be entitled to aggregate incentive compensation payable in up to 8,500,000 NAI Shares issuable over 10 years; (iii) granted options to purchase an aggregate of 3,536,853 NAI Shares to officers, directors, employees and consultants of NAI pursuant to a new employee stock option plan; and (iv) granted options to purchase an aggregate of 60,000 NAI Shares to directors and trustees of NAI and Kranzco. See "Management--NAI 1998 Management Incentive Plan," "--NAI 1998 Employee Incentive Compensation Plan," "--NAI 1998 Stock Option Plan," "The Exchange Agreement" and "Related Transactions." NAI assumed the foregoing plans and options grants as the successor-by-merger of NAI Delaware in the Reincorporation Merger.

Reasons for the Exchange Offer and Subsequent Distribution

         Kranzco is a self-administered and self-managed equity REIT engaged in the business of owning, managing, operating, leasing, acquiring and expanding neighborhood and community shopping centers and, to a lesser extent, free-standing retail properties. Kranzco is limited in its activities by the investment limitations imposed by Federal income tax laws applicable to REITs, which (i) limit the amount of income that a REIT can realize from certain services that are not customarily furnished or rendered in connection with the rental of real property in a particular geographic area, and (ii) limit Kranzco's ownership in corporations other than REITs and qualified REIT subsidiaries (a) to 10% of the outstanding voting securities of such corporation, and (b) in that the value of any one corporation's securities cannot exceed 5% of the value of Kranzco's total assets. Kranzco believes that significant opportunities are available to investors in entities which provide brokerage and Real Estate-Related Services, own properties other than neighborhood and community shopping centers, and which are not limited in their activities by the investment limitations imposed by Federal income tax laws applicable to REITs. Accordingly, in light of the limitations on investments imposed on REITs, Kranzco believes that effecting the Exchange Offer, the Distribution, the Rights Offering and the Concurrent Offering, and establishing an intercompany relationship between Kranzco and NAI will yield significant benefits to Kranzco and its shareholders similar to those which may be obtained by investors who are not so limited, while preserving Kranzco's REIT status. For Kranzco, these benefits include:

         o increased opportunities to acquire retail properties which become available for sale through the Network, which might not otherwise be available to Kranzco;

         o greater access to a diverse range of tenants, in order to re-tenant vacant space owned by Kranzco, including access to non-retail tenants looking for space appropriate for office, warehouse or other non-retail uses;

         o the ability to enter into agreements with NAI to have NAI develop new shopping centers or re-develop distressed shopping centers for sale to Kranzco;

         o the ability to enter into new geographic areas with the assistance of NAI's real estate professionals;

         o NAI disseminating Kranzco's acquisition criteria to Broker Members through the Network, in order to create additional opportunities to purchase retail properties;

         o increased opportunities to purchase additional retail properties which are included in portfolios with non-retail properties, utilizing NAI to purchase the non-retail properties or find a purchaser for the non-retail properties;

         o access to NAI's sophisticated, real estate oriented computer network, which includes information on real estate transactions, market conditions and demographics;

         o the ability to purchase Real Estate-Related Services at competitive prices;

         o the ability to own an equity interest in a company which owns real estate and provides Real Estate-Related Services which Kranzco, as a REIT, could not directly own or provide; and

         o access to local property managers where Kranzco may own retail properties, and the opportunity for Kranzco to manage retail properties owned by NAI.

         NAI operates a network of independently owned, licensed real estate Broker Members throughout the United States and, more recently, abroad, to provide commercial real estate services to regional, national and international Clients. NAI believes that a strategic relationship between companies which provide real estate brokerage and services, such as NAI, and companies which own and operate real estate, such as Kranzco, would provide significant benefits and opportunities. For NAI, the benefits of entering into the strategic relationship and consummating the Related Transactions (and under certain circumstances, to the extent proceeds are available through the Rights Offering and the Concurrent Offering) include:

         o the opportunity as a public company, to raise additional capital through the Rights Offering and the Concurrent Offering and, to the extent possible, future equity and debt offerings;

         o the ability to expand its Corporate Services Department, Investment Sales Department and Broker Services Department;

         o the ability to invest in or acquire Broker Members or other real estate service firms in order to strengthen the Network;

         o access to new transactions by providing real estate brokerage services to Kranzco through NAI's Network;

         o the ability to accelerate the development of information services and technology infrastructure to more efficiently deliver services;

         o the opportunity to offer to Kranzco Real Estate-Related Services which NAI may develop;

         o the opportunity to further develop existing Real Estate-Related Services and to acquire or develop businesses that provide Real Estate-Related Services;

         o the ability to accelerate Network growth in international markets;

         o providing Broker Members the opportunity to manage selected Kranzco shopping centers;

         o the opportunity to enter into agreements with Kranzco to have NAI develop new shopping centers or re-develop distressed shopping centers for sale to Kranzco; and

         o expansion of its business through access to the real estate expertise of Kranzco's management.


         In the past Kranzco and NAI have worked together in a mutually beneficial relationship. In December 1997, NAI's Investment Sales Department assisted Kranzco in arranging for the acquisition of five shopping centers, aggregating approximately 650,000 square feet of gross leasable area ("GLA"), for approximately $44 million. NAI's Investment Sales Department initiated this opportunity, and assisted Kranzco in acquiring the properties. Kranzco's acquisition of such properties generated $100,000 in fee income to NAI. Kranzco and NAI expect that the Intercompany Agreement will set forth a framework for a mutually beneficial relationship in the future. See "Related Transactions--The Intercompany Agreement."

                               The Distribution

Distributing Company.....................................   Kranzco Realty Trust

Distributed Company .....................................   New America International, Inc., a Maryland
                                                            corporation.

Distribution Agent.......................................   The Distribution Agent is First Union National
                                                            Bank, 1525 West W.T. Harris Boulevard, 3C3,
                                                            Charlotte, North Carolina 28262-1153, telephone:
                                                            (800) 829-8432.

Distribution Record Date.................................   ____________, 1998

Distribution Effective Date..............................   ____________, 1998

Manner of Effecting the Distribution                          Kranzco will distribute 12,005,185 NAI Shares,
                                                              which represents approximately 70.2% of the
                                                              outstanding NAI Shares, to holders of Kranzco
                                                              Common Shares and Kranzco Common Share
                                                              Equivalents, on the basis of one NAI Share for
                                                              each Kranzco Common Share and one NAI Share
                                                              for each Kranzco Common Share Equivalent held
                                                              on the Distribution Record Date.  See "The
                                                              Distribution."

Results of the Distribution..............................   Upon the consummation of the Distribution, NAI
                                                            will be an independent public company which will
                                                            continue to conduct its business of providing real
                                                            estate brokerage and related services to Clients.
                                                            Kranzco will own approximately 9.8% of the
                                                            outstanding NAI Shares, Kranzco shareholders will
                                                            own approximately 70.2% of the outstanding NAI
                                                            Shares and the persons who owned NAI Shares
                                                            prior to the Exchange Offer will own an aggregate
                                                            of approximately 20% of the NAI Shares.

Federal Income Tax Consequences

of the Distribution......................................   A Kranzco shareholder will be treated as receiving
                                                            a distribution from Kranzco in an amount equal to
                                                            the fair market value of the NAI Shares received
                                                            by such shareholder.  Depending on a Kranzco
                                                            shareholder's adjusted tax basis in his or her
                                                            Kranzco Common Shares or Kranzco Common
                                                            Share Equivalents and the amount of Kranzco's
                                                            current and accumulated earnings and profits, the
                                                            Distribution will result in ordinary income,  return
                                                            of capital, capital gain or a combination thereof.
                                                            Management projects that for a typical Kranzco
                                                            common shareholder, the Distribution likely will
                                                            result in an increase in the shareholder's return of
                                                            capital and capital gain, but this result cannot be
                                                            assured.  See "Certain United States Federal Tax
                                                            Considerations--Federal Income Taxation of the
                                                            Distribution."

                              The Rights Offering

Rights...................................................   Simultaneously with the Distribution, NAI will
                                                            distribute to holders of NAI Shares, including the
                                                            Kranzco shareholders who receive NAI Shares in
                                                            the Distribution, Rights to purchase an aggregate
                                                            of 17,101,403 NAI Shares, on the basis of one
                                                            Right for each NAI Share held by NAI
                                                            Stockholders.  The exercise of Rights is
                                                            irrevocable once made, and no Underlying Shares
                                                            will be issued until the closing of the Rights
                                                            Offering. The Finns have advised NAI that they
                                                            intend to exercise Rights to purchase an aggregate
                                                            of 500,000 NAI Shares and Kranzco has advised
                                                            NAI that it intends to exercise such number of
                                                            Rights to purchase NAI Shares that would result in
                                                            Kranzco owning approximately 9.8% of the issued


                                                            and outstanding NAI Shares, before the issuance of
                                                            any Additional Shares.

Rights Record Date.......................................   ______________, 1998, the "Rights Record Date"
                                                            is the same date as the Distribution Effective Date.
                                                            The Rights will also be distributed on the Rights
                                                            Record Date.

Basic Subscription Privilege.............................   Holders are entitled to purchase at the Subscription
                                                            Price one NAI Share for each Right held.  See
                                                            "The Rights Offering--The Rights" and
                                                            "--Subscription Privileges--Basic Subscription
                                                            Privilege."

Oversubscription Privilege...............................   Each Holder who elects to exercise his or her
                                                            Basic Subscription Privilege may also subscribe at
                                                            the Subscription Price for Underlying Shares, if
                                                            any, remaining unissued after satisfaction of all
                                                            subscriptions pursuant to the Basic Subscription
                                                            Privilege.  If an insufficient number of Underlying
                                                            Shares is available to satisfy fully all elections to
                                                            exercise the Oversubscription Privilege, the
                                                            available Underlying Shares will be allocated on a
                                                            pro rata basis among Holders who exercise their
                                                            Oversubscription Privilege based on the respective
                                                            numbers of Underlying Shares subscribed for by
                                                            such Holders pursuant to the Basic Subscription
                                                            Privilege.  See "The Rights Offering--Subscription
                                                            Privileges" and "Plan of Distribution."

Subscription Price.......................................   $2.00 in cash per NAI Share.

Transferability of Rights................................   The Rights are transferable.  The Basic
                                                            Subscription Privilege and the Oversubscription
                                                            Privilege are only transferable together, and any
                                                            transfer of a Right will be deemed a transfer of
                                                            both the Basic Subscription Privilege and the
                                                            Oversubscription Privilege.  See "The Rights
                                                            Offering-- Method of Transferring Rights."
                                                            Although the Rights are transferable, NAI does not
                                                            intend to list the Rights on any national securities
                                                            exchange or automated quotation system.
                                                            Accordingly, a market for the Rights may not
                                                            develop and the Rights may be a highly illiquid
                                                            security.  Although the Rights and NAI Shares will
                                                            be eligible for quotation and trading on the OTC
                                                            Bulletin Board after the Distribution, the NAI
                                                            Shares are not currently quoted on the OTC


                                                            Bulletin Board or listed on any national securities
                                                            exchange or approved for quotation on any quotation system, and there can be no assurance that a public market
                                                            for the NAI Shares will develop or provide liquidity.
                                                            See "Risk Factors--Arbitrary Determination of Offering
                                                            Price; Absence of Prior Market; Trading Prices."

Expiration Date..........................................   _______, 1998, unless extended by NAI from time
                                                            to time, provided that the Expiration Date shall not
                                                            be later than ________, 1998, unless the Board of
                                                            Directors of NAI (the "Board") determines that a
                                                            material event has occurred which necessitates one
                                                            or more further extensions of the Rights in order to
                                                            permit adequate disclosure of information
                                                            concerning such event to Holders.  See "The
                                                            Rights Offering-- Expiration Date."  If NAI elects
                                                            to extend the term of the Rights, it will issue a
                                                            press release to such effect not later than the first
                                                            Business Day following the most recently
                                                            announced Expiration Date.  If NAI elects to
                                                            extend the term of the Rights Offering by more
                                                            than 14 calendar days, it will, in addition, cause
                                                            written notice of such extension to be promptly
                                                            sent to all Holders of record on the Rights Record
                                                            Date.  After the Expiration Date, the Rights will
                                                            become void and have no value.

Subscription Agent.......................................   First Union National Bank

Federal Income Tax Consequences
of the Rights Offering...................................   Holders of NAI Shares (including Kranzco
                                                            shareholders who receive NAI Shares in the
                                                            Distribution) will not recognize taxable income for
                                                            Federal income tax purposes in connection with the
                                                            receipt of the Rights.  See "Certain United States
                                                            Federal Tax Considerations - Federal Income
                                                            Taxation of the Rights Offering."

                            The Concurrent Offering

Executive Group Subscription
Privilege................................................   Concurrently with the Rights Offering, NAI is
                                                            offering to officers, directors and trustees of NAI
                                                            and Kranzco (the "Executive Group") the right to
                                                            purchase any remaining Excess Shares, at the
                                                            Subscription Price, after the Basic Subscription
                                                            Privileges and Oversubscription Privileges have

                                                            been fulfilled.  If the number of Excess Shares is
                                                            not sufficient to satisfy all subscriptions pursuant to
                                                            the Executive Group Subscription Privilege, such
                                                            Excess Shares will be allocated pro rata (subject to
                                                            the elimination of fractional shares) among those
                                                            exercising the Executive Group Subscription
                                                            Privilege, in proportion to the number of NAI
                                                            Shares requested pursuant to the Executive Group
                                                            Subscription Privilege. See "The Concurrent
                                                            Offering--Subscription Privileges" and "Plan of
                                                            Distribution."

Broker Member
Subscription Privilege...................................   Also concurrently with the Rights Offering, NAI is
                                                            offering to certain of the principals, shareholders,
                                                            partners, officers, managers and licensed real
                                                            estate agents of NAI's Broker Members in the
                                                            United States (the "Broker Member Group") the
                                                            right to purchase any remaining Excess Shares, at
                                                            the Subscription Price, after the Basic Subscription
                                                            Privileges, Oversubscription Privileges and
                                                            Executive Group Subscription Privileges have been
                                                            fulfilled. NAI has authorized 2,000,000 Additional
                                                            Shares for issuance to the Broker Member Group
                                                            in order to ensure that the Broker Member Group
                                                            will in the aggregate have the right to purchase a
                                                            minimum of 2,000,000 NAI Shares, to the extent
                                                            that the number of Excess Shares is not sufficient
                                                            to satisfy the Broker Member Group Subscription
                                                            Privilege.  If, after fulfillment of the Executive
                                                            Group Subscription Privilege, the number of
                                                            Excess Shares and Additional Shares is not
                                                            sufficient to satisfy all subscriptions pursuant to the
                                                            Broker Member Group Subscription Privilege,
                                                            such Excess Shares and Additional Shares will be
                                                            allocated pro rata (subject to the elimination of
                                                            fractional shares) among those exercising the
                                                            Broker Member Group Subscription Privilege, in
                                                            proportion to the number of NAI Shares requested
                                                            pursuant to the Broker Member Group
                                                            Subscription Privilege.  See "The Concurrent
                                                            Offering--Subscription Privileges" and "Plan of
                                                            Distribution."


Guaranteed Additional Shares
for Broker Members.......................................   NAI has authorized 2,000,000 Additional Shares
                                                            for issuance to the Broker Member Group in order
                                                            to ensure that the Broker Member Group will in
                                                            the aggregate have the right to purchase a
                                                            minimum of 2,000,000 NAI Shares.

Subscription Price.......................................   $2.00 in cash per NAI Share.

Non-transferability of Executive Group
and Broker Member Group
Subscription Privileges..................................   The right to purchase Excess Shares pursuant to
                                                            the Executive Group Subscription Privilege and the
                                                            right to purchase Excess Shares or Additional
                                                            Shares pursuant to the Broker Member Group
                                                            Subscription Privilege is not transferable.

Expiration Date..........................................   The Executive Group Subscription Privilege and
                                                            the Broker Member Group Subscription Privilege
                                                            shall expire on the Expiration Date of the Rights.
                                                            See "The Rights Offering-- Expiration Date."  If
                                                            NAI extends the term of the Executive Group
                                                            Subscription Privilege and the Broker Member
                                                            Group Subscription Privilege due to an extension
                                                            of the Rights Offering, it will issue a press release
                                                            to such effect not later than the first Business Day
                                                            following the most recently announced Expiration
                                                            Date.  After the Expiration Date, the Executive
                                                            Group Subscription Privilege and the Broker
                                                            Member Group Subscription Privilege will become
                                                            void.

Subscription Agent.......................................   First Union National Bank

Federal Income Tax Consequences
of the Rights Offering...................................   To the extent Underlying Shares are not purchased
                                                            by NAI Stockholders in the Rights Offering, the
                                                            remaining Excess Shares, will be subject to
                                                            purchase first, pursuant to the Management
                                                            Subscription Privilege and second, pursuant to the
                                                            Broker Member Group Subscription Privilege.
                                                            Although not entirely clear, the right to purchase
                                                            Excess Shares, as well as Additional Shares,
                                                            pursuant to the Concurrent Privileges will be
                                                            treated for Federal income tax purpose as non-
                                                            qualified stock options.  As such, there are no
                                                            Federal income tax consequences at the time the
                                                            Excess Shares or Additional Shares are offered

                                                            pursuant to the Concurrent Privileges. Upon
                                                            exercise of a Right, the holder must report as
                                                            ordinary income an amount equal to the excess, if
                                                            any, of the fair market value of the NAI Shares on
                                                            the date of exercise over the exercise price
                                                            paid to acquire such shares. NAI will be allowed a
                                                            tax deduction in like amount. The tax basis of NAI
                                                            Shares acquired through exercise of the Concurrent
                                                            Privileges will equal the price paid therefor and
                                                            the holding period of such NAI Shares will begin on the
                                                            date of exercise. Gain or loss on the sale of such
                                                            NAI Shares will be classified as capital gain or
                                                            loss taxable in the manner discussed in "Certain United
                                                            States Federal Tax Considerations--Federal Income
                                                            Taxation of the Rights Offering--Sale of the Rights."

                                    General

NAI Shares Outstanding after the Rights
Offering and the Concurrent Offering.....................   36,202,806 NAI Shares will be outstanding after the
                                                            Rights Offering and the Concurrent Offering based
                                                            on 17,101,403 NAI Shares outstanding on
                                                            the Distribution Effective Date, assuming all of
                                                            the Rights are exercised and all Additional
                                                            Shares are purchased.

Closing of Rights Offer and Concurrent
Offering and Issuance of Shares..........................   The closing will occur and certificates representing
                                                            Underlying Shares , Excess Shares and Additional
                                                            Shares will be delivered to subscribers as soon as
                                                            practicable after the closing date and after all
                                                            prorations have been effected.  See "The Rights
                                                            Offering-- Subscription Privileges" and "The
                                                            Concurrent Offering--Concurrent Privileges." No
                                                            Underlying Shares, Excess Shares or Additional
                                                            Shares will be issued until the closing.  Funds
                                                            delivered to the Subscription Agent for the exercise
                                                            of Subscription Privileges and the Concurrent
                                                            Privileges will be held in escrow by the
                                                            Subscription Agent until the closing.  No interest
                                                            will be paid on funds held by the Subscription
                                                            Agent in respect of the Subscription Privileges and
                                                            the Concurrent Privileges.  Any excess funds
                                                            submitted in connection with the Oversubscription
                                                            Privilege or the Concurrent Privileges, will be
                                                            returned as soon as practicable following the

                                                            closing of the Rights Offering and the Concurrent
                                                            Offering.

Trading Market...........................................   There is currently no public market for the NAI
                                                            Shares or Rights. The NAI Shares and Rights will
                                                            be eligible for quotation and trading on the OTC
                                                            Bulletin Board after the Distribution and Rights
                                                            Offering.  There can be no assurance that a public
                                                            market for the NAI Shares or Rights will develop
                                                            or provide liquidity.  See "Risk Factors--Arbitrary
                                                            Determination of Offering Price; Absence of Prior
                                                            Market; Trading Prices."  There will be no trading
                                                            market for the Concurrent Privileges.

Use of Proceeds..........................................   NAI will not receive any proceeds from the
                                                            Distribution.  The net proceeds to be received by
                                                            NAI from the Rights Offering and the Concurrent
                                                            Offering depends on the number of Rights
                                                            exercised and the number of Underlying Shares or
                                                            Additional Shares purchased in the Concurrent
                                                            Offering, as the case may be.  If all Rights are
                                                            exercised and all of the Additional Shares are
                                                            purchased, NAI expects the net proceeds available
                                                            to it from the Rights Offering and the Concurrent
                                                            Offering to be approximately $38,000,000.  After
                                                            paying the expenses of the Rights Offering, the
                                                            Concurrent Offering and the Related Transactions,
                                                            the proceeds from the Rights Offering and the
                                                            Concurrent Offering will be used to (i) repay
                                                            $202,000 principal amount of indebtedness
                                                            incurred in connection with the repurchase of
                                                            101,000 shares of Series A Preferred Stock of NAI
                                                            for an aggregate repurchase price of $202,000, (ii)
                                                            repay approximately $715,000 of indebtedness
                                                            (which includes approximately $72,000 of accrued
                                                            interest), (iii) grow NAI's Corporate Services
                                                            Department and Investment Sales Department, and
                                                            (iv) strategically acquire and develop Real Estate-
                                                            Related Services.  The balance of any proceeds
                                                            will be invested in short-term commercial paper at
                                                            a rate of approximately 5.5% per annum until used
                                                            for general corporate and working capital purposes
                                                            and to opportunistically acquire real estate.

                                                            Although the Finns have advised NAI that they intend
                                                            to exercise Rights to purchase an aggregate of
                                                            500,000 NAI Shares and Kranzco has advised NAI that
                                                            it intends to exercise such number of

                                                            Rights to purchase NAI Shares that would result in
                                                            Kranzco owning approximately 9.8% of the issued and
                                                            outstanding NAI Shares (before the issuance of any
                                                            Additional Shares), NAI does not have a written
                                                            commitment from any other person to purchase any of
                                                            the Underlying Shares or Additional Shares pursuant
                                                            to the Rights Offering or the Concurrent Offering, as the
                                                            case may be. In addition, no minimum amount of
                                                            proceeds is required for NAI to consummate the
                                                            Rights Offering or the Concurrent Offering.
                                                            Accordingly, no assurances can be given as to the
                                                            amount of gross proceeds that NAI will realize from
                                                            the Rights Offering and the Concurrent Offering. See
                                                            "Risk Factors--No Commitments to Purchase and No
                                                            Minimum Size of Rights Offering or Concurrent
                                                            Offering" and "Use of Proceeds."

Dividend Policy.........................................    NAI has not paid any dividends on the outstanding
                                                            NAI Shares to date.  The payment of dividends, if
                                                            any, in the future is with the discretion of the
                                                            Board and will depend on NAI's earnings, its
                                                            capital requirements and financial condition.  It is
                                                            the present intention of the Board to retain all
                                                            earnings, if any, for use in NAI's business
                                                            operation and, accordingly, the Board does not
                                                            expect to declare or pay any cash dividends in the
                                                            foreseeable future, except as may be required by
                                                            any outstanding shares of preferred stock of NAI.

Risk Factors............................................    Prospective investors should consider the material
                                                            risks discussed under "Risk Factors," including
                                                            risks which may arise out of general economic
                                                            conditions; interest rate levels; financial market
                                                            performance; the transactional nature of NAI's
                                                            business; the consolidation of the commercial real
                                                            estate brokerage industry and the resulting
                                                            increased competition for Broker Members and
                                                            Clients; the potential impact of government
                                                            regulations on sharing brokerage commissions,
                                                            franchises, and environmental issues; potential
                                                            conflicts of interest between NAI and Kranzco; no
                                                            experience or limited experience in certain areas in
                                                            which NAI intends to expand its business; the
                                                            absence of a public market for the NAI Shares;
                                                            NAI's limited financial resources and lack of future
                                                            funding commitments; dependence on key
                                                            employees; risk of limited growth; risks related to

                                                            the intercompany agreement; potential conflicts of
                                                            interest; historic lack of dividends; potential
                                                            dilution; the institution of anti-takeover
                                                            measures; anti-takeover effect of certain
                                                            provisions of Maryland law and of NAI's charter
                                                            and bylaws; no commitments to purchase
                                                            Underlying Shares, Excess Shares or Additional Shares;
                                                            no minimum amount of proceeds required to
                                                            consummate the Rights Offering or Concurrent
                                                            Offering; and the possible extension of the expiration
                                                            date of the Rights Offering and the Concurrent Offering.

                        Summary Financial and Operating
        Data (In thousands, except ratio, property and per share data )


              The following sets forth summary financial, operating and other data on a historical basis for NAI. Also set forth below are summary pro forma financial, operating and other data for NAI at and for the nine months ended March 31, 1998 and the year ended June 30, 1997. The pro forma balance sheet data as of March 31, 1998 has been prepared as if the Exchange Offer and the Distribution had occurred on March 31, 1998. The pro forma operating and other data for the nine months ended March 31, 1998 have been prepared as if the consummation of the Exchange Offer and the Distribution had occurred on July 1, 1996. The pro forma operating and other data for the year ended June 30, 1997 have been prepared as if the foregoing transactions had occurred on July 1, 1996. The pro forma financial and operating data do not give effect to the Rights Offering and the Concurrent Offering, and are not necessarily indicative of what the actual financial position or results of operations of NAI would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. This data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                Nine Months Ended March 31,               Year Ended June 30,
                                             ------------------------------------ --------------------------------------
                                             Pro Forma           Historical       Pro Forma           Historical
                                             ---------     ---------------------- ---------    -------------------------
                                                 1998        1998         1997       1997      1997      1996       1995
                                                 ----        ----         ----       ----      ----      ----       ----
OPERATING DATA:                               (unaudited) (unaudited)  (unaudited)(unaudited)
Revenue:
  Commissions..............................    $ 2,836     $ 2,836     $ 2,910    $  4,001   $ 4,001   $  4,124    $ 4,371
  License fees.............................      1,128       1,128         923       1,282     1,282      1,373      1,158
  Other....................................        474         474         563         618       618        523        470
  Interest.................................          0           0           0           0         0          0          0
                                               -------     -------     -------    --------   -------   --------    -------
  Total revenue............................      4,438       4,438       4,396       5,901     5,901      6,020      5,999
                                               -------     -------     -------    --------   -------   --------    -------

Costs and expenses:
  Commission expense.......................        602         602         788       1,143     1,143      1,782      1,485
  Sales and marketing......................        277         277         194         321       321        285        324
  Compensation and benefits................      1,832       1,832       1,911       2,528     2,528      2,438      1,981
  Operating expense........................      1,953       1,578       1,187       2,144     1,644      1,475      1,336
  Depreciation and amortization............         40          40          37          52        52         56         45
  Interest, net............................         47          47          47          60        60         48         46
                                               -------     -------     -------    --------   -------   --------    -------
  Total costs and expenses.................      4,751       4,376       4,164       6,248     5,748      6,084      5,217
                                               -------     -------     -------    --------   -------   --------    -------
  Income (loss) from operations............       (313)         62         232        (347)      153        (64)       782
                                                  ----     -------      ------    --------   -------   --------    -------

Other expenses:
  Equity in loss of affiliate..............         12          12          15          25        25          5          0
  Loss on sale of real estate..............          0           0           0           0         0          0         65
                                               -------     -------      ------    --------   -------   --------    -------
  Total other expenses.....................         12          12          15          25        25          5         65
                                               -------     -------      ------    --------   -------   --------    -------
  Income (loss) from continuing operations
  before income taxes......................       (325)         50         217        (372)      128        (69)       717
                                                  ----                                ----
  Income taxes.............................          5           5           0           0         0          0         35
                                               -------     -------      ------    --------   -------   --------    -------
  Income (loss) from continuing operations.       (330)         45         217        (372)      128        (69)       682
                                                  ----                                ----
  Loss from discontinued operations........          0           0         162           0       223        128        392
                                               -------     -------      ------    --------   -------   --------    -------
  Net income (loss)........................       (330)         45          55        (372)      (95)      (197)       290
                                                  ----                                ----
  Preferred share distributions............          0           7           8           0        11         13        15
                                               -------     -------      ------    --------   -------   --------    ------
  Net income (loss) available to common
    shareholders...........................    $  (330)    $    38     $    47    $   (372)  $  (106)   $  (210)   $   275
                                               =======     =======     =======    ========   =======   ========    =======
  Net income (loss) per share..............    $ (0.02)    $  0.00     $  0.00    $  (0.02)  $ (0.01)   $ (0.02)   $  0.02
                                               =======     =======     =======    ========   =======   ========    =======
Other data (unaudited):
Cash flows provided by (used in)
Operating..................................         (1)        189         313          (1)      233        158        593
Investing..................................         (1)        (41)       (196)         (1)     (260)      (277)      (260)
Financing..................................         (1)         11         (8)          (1)       13         (7)      (156)
Common shares outstanding..................     17,101      12,974      12,888      16,965    12,871     12,863     12,782
Weighted average shares outstanding........     17,075      12,954      12,888      16,981    12,883     12,860     12,648
Ratio of EBITDA to fixed charges(2)........      (2.74)       1.46        3.27       (2.32)     1.95       0.30       7.62
EBITDA(2)..................................    $  (238)    $   137     $   301    $   (260)  $   240   $     35    $   808

Balance sheet data (1995 unaudited):
Total assets...............................    $ 1,829     $ 1,829     $ 1,807               $ 1,689   $  1,732    $ 1,649
Total debt.................................    $   643     $   643     $   550               $   575   $    496    $   441
Shareholders deficit.......................    $(1,026)    $(1,026)    $  (983)              $(1,090)  $ (1,008)   $  (837)

(1) Pro forma information relating to cash flows from operating, investing and financing activities has not been included because management believes that the information would not be meaningful due to the number of assumptions required in order to calculate this information.


(2) For purposes of these computations, EBITDA consists of income before interest expense, taxes, depreciation and amortization. Fixed charges include interest expense, depreciation and amortization, and preferred share distributions. Management believes that EBITDA provides additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative either to net income as an indicator of NAI's performance or to cash flows as a measure of its liquidity. EBITDA as disclosed by other Companies may not be comparable to the Company's calculation of EBITDA.

                                 RISK FACTORS


         This Prospectus includes certain statements that may be deemed to be "forward-looking statements." All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that NAI expects, believes or anticipates will or may occur in the future, including such matters as future capital expenditures, the acquisition or development of real estate or Real Estate- Related Services (including the amount and nature thereof), the consolidation and expansion trends of the commercial real estate brokerage industry, business strategies, expansion and growth of NAI's operations and other such matters are forward-looking statements. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to: general economic conditions; interest rate levels; financial market performance; the transactional nature of NAI's business; the consolidation of the commercial real estate brokerage industry and the resulting increased competition for Broker Members and Clients; the potential impact of government regulations on sharing brokerage commissions, franchises, and environmental issues; potential conflicts of interest between NAI and Kranzco; no experience or limited experience in certain areas in which NAI intends to expand its business; the absence of a public market for the NAI Shares; NAI's limited financial resources and lack of future funding commitments; dependence on key employees; risk of limited growth; risks related to the intercompany agreement; potential conflicts of interest; historic lack of dividends; potential dilution; the institution of anti-takeover measures; anti-takeover effect of certain provisions of Maryland law and of NAI's charter and bylaws; no commitments to purchase Underlying Shares, Excess Shares or Additional Shares; and no minimum amount of proceeds required to consummate the Rights Offering or the Concurrent Offering; and the possible extension of the expiration date of the Rights Offering and the Concurrent Offering.

         An investment in the NAI Shares involves various risks. Before purchasing NAI Shares offered hereby, prospective investors should give special consideration to the information set forth below, in addition to the information set forth elsewhere in this Prospectus.

History of Losses and Limited Profits; Substantial Accumulated Earnings Deficit


         NAI has reported net losses in the fiscal years ended June 30, 1997 and 1996 of $105,445 and $209,580, respectively. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" for a discussion of such losses. NAI has a substantial accumulated earnings deficit which was $3,479,000 as of March 31, 1998.


Dilution


         Purchasers of Underlying Shares, Excess Shares and Additional Shares in the Rights Offering and the Concurrent Offering will suffer immediate and substantial dilution of (i) $2.01 or 100% assuming that an aggregate of 930,378 Underlying Shares, Excess Shares and Additional Shares are purchased in the Rights Offering and the Concurrent Offering (the "Minimum NAI Shares"),
(ii) $1.34 or 67% assuming that an aggregate of 10,000,000 Underlying Shares, Excess Shares and Additional Shares are purchased in the Rights Offering and the Concurrent Offering (the "Moderate NAI Shares"), and (iii) $1.00 or 50% assuming that an aggregate of 19,101,403 Underlying Shares and Additional Shares are purchased in the Rights Offering and the Concurrent Offering (the "Maximum NAI Shares"). See "Dilution."

         NAI Stockholders who do not exercise their Basic Subscription Privilege in full will realize a dilution in their percentage voting interest and ownership interest in future net earnings, if any, of NAI to the extent that rights are exercised by other Holders. In addition, even NAI Stockholders who exercise their Basic Subscription Privilege in full will realize a dilution in their percentage voting interest and ownership interest in future net earnings, if any, of NAI if any Additional Shares are issued pursuant to the Broker Member Group Subscription Privilege.

No Commitments to Purchase and No Minimum Size of Rights Offering or Concurrent Offering

         NAI does not have a written commitment from any person to purchase any of the Underlying Shares pursuant to the Rights Offering or to purchase any Excess Shares or Additional Shares pursuant to the Concurrent Offering. The Finns have advised NAI that they intend to exercise Rights to purchase an aggregate of 500,000 NAI Shares and Kranzco has advised NAI that it intends to exercise such number of Rights to purchase NAI Shares that would result in Kranzco owning approximately 9.8% of the issued and outstanding NAI Shares, before the issuance of any Additional Shares. In addition, no minimum amount of proceeds is required for NAI to consummate the Rights Offering or the Concurrent Offering. Accordingly, no assurances can be given as to the amount of gross proceeds that NAI will realize from the Rights Offering or the Concurrent Offering. NAI may not be able to achieve all the benefits it would otherwise anticipate from the strategic relationship with Kranzco and the Related Transactions if less than all of the Underlying Shares and Additional Shares are sold. See "The Rights Offering," "The Concurrent Offering," and "Plan of Distribution."


Certain Proceeds to Affiliates; Benefits to Insiders


         Approximately $441,235 of the proceeds of the Rights Offering and the Concurrent Offering will be used to repay principal indebtedness owed by NAI and its subsidiaries to Gerald C. Finn, a director and officer of NAI, and Norma J. Finn, an officer of NAI, which bears interest at rates ranging from 10% to 12%. See "Use of Proceeds" for a description of such indebtedness.


         In connection with the Related Transactions, NAI has entered into employment agreements with each of Gerald C. Finn and Jeffrey M. Finn. See "Management--Employment Agreements." In addition, in connection with the Related Transactions, certain officers and directors of NAI will receive options to purchase NAI Shares under the NAI 1998 Stock Option Plan, and will be eligible to participate in the NAI 1998 Bonus Compensation Plan and the NAI 1998 Incentive Plan. See "Management--1998 Incentive Plan" and "--1998 Stock Option Plan."

Limited Financial Resources; No Future Funding Commitments

         NAI initially will rely primarily on its revenues and the proceeds of the Rights Offering and the Concurrent Offering in order to finance its future growth. NAI has not received any commitment with respect to any additional funding from any third party (including Kranzco). Kranzco is not obligated to provide any funds to NAI in the future or to assist NAI in obtaining additional financing. If NAI is unable to obtain funding in the future, it may not be able to pursue its growth strategy based on acquisitions and development, which may have an adverse impact on the business, condition and prospects of NAI.

Competition; Ability to Retain Broker Members and Attract Additional Broker Members

         NAI primarily seeks business from corporations, individual owner/investors and national and international organizations with real estate requirements in multiple market areas. NAI faces competition for clients from
(i) local and regional Commercial Real Estate Brokers, (ii) national broker-owned companies with global alliances, and (iii) national/global networks. Some of NAI's competitors include

CB Commercial Real Estate Services Group, Inc.; Colliers International Property Consultants; Cushman & Wakefield, Inc.; Grubb & Ellis Company; Insignia Financial Group, Inc.; Trammell Crow Company. Certain of NAI's competitors are better known and are larger, more established companies with substantial capabilities. Consequently, NAI may be at a disadvantage in competing with these companies in a number of markets.

         NAI's ability to earn revenues is directly related to its ability to attract and retain successful, independently owned, commercial and industrial, licensed real estate brokers ("Commercial Real Estate Brokers") in a substantial number of market areas as Broker Members. The number of Broker Members in different market areas, and their strength and reputation in their own local markets, may directly affect the anticipated volume of commissions generated by the Network, as well as NAI's ability to obtain exclusive assignments from a national client base. NAI is presently competing for Broker Members with cooperative commercial broker networks, as well as large national and regional commercial real estate brokerage firms. There has been a consolidation of Commercial Real Estate Brokers, which are better known and have greater resources than NAI, that are actively seeking to acquire other real estate brokerage and service companies. Certain of NAI's competitors, such as CB Commercial and Grubb & Ellis are attempting to grow their businesses through acquisitions and through entering into affiliation agreements with independent Commercial Real Estate Brokers. To the extent these companies are successful in acquiring or entering into affiliation agreements with independent Commercial Real Estate Brokers, there may be a negative impact on NAI's ability to attract and retain qualified Commercial Real Estate Brokers to join the Network as Broker Members.

         In addition, approximately 60% of NAI's Broker Members are party to a Membership Agreement which permits Broker Members to terminate the Membership Agreement upon 45 days prior notice. Accordingly, there can be no assurance that in light of the increased competition to retain or acquire Commercial Real Estate Brokers, that Broker Members will not terminate, or renew their Membership Agreements.

Collection of Fees from Broker Members

         Under its standard agreement with Broker Members, NAI is entitled to receive a predetermined percentage of any brokerage commission earned from the acquisition, disposition or leasing of real estate covered by such agreement. Although NAI believes that it has established sufficient controls to monitor transactions among Broker Members and the failure of a Broker Member to pay any such commission will cause a termination of such Broker Member's membership in the Network, no assurance can be given that NAI will be able to collect all commissions due it by Broker Members. Substantially all of the revenues earned by NAI, other than the payment of the Membership Fees, are earned by sharing in commissions with Broker Members in 47 states. Most states permit licensed real estate brokers to enter into commission sharing agreements with licensed real estate brokers from other jurisdictions, however, some states impose certain requirements with respect to entering into such agreements. While NAI believes it is in compliance with substantially all of such requirements, to the extent NAI has violated any such state law requirements it may not be able to enforce its Membership Agreement and may be subject to civil liability and criminal penalties. See "Business--Membership Agreements and Fees" and "Business--Government Regulation--State Laws Governing Real Estate Brokers."

Effect of Increase in Membership Fees

         While NAI believes that its current schedule of Membership Fees will not have a substantial effect on the number of new Broker Members or membership renewals by existing Broker Members, no assurance can be given that increases in the Membership Fees for new Broker Members, as well as increases in Membership Fees for renewals by existing Broker Members, will not have an adverse effect on the number of new Broker Members or membership renewals. See "Business--Broker Members--Membership Agreements and Fees" and "Risk Factors--Competition; Ability to Retain Broker Members and Attract Additional Broker Members."

Dependence on Key Employees

         NAI is dependent upon the experience and abilities of its founder and Chief Executive Officer, Mr. Gerald C. Finn, and its current President and Chief Operating Officer, Mr. Jeffrey Finn, both of whom are subject to three-year employment agreements. However, although the employment agreements contain certain non-competition provisions in the case that either Mr. G. Finn and/or Mr. J. Finn leaves his employment with NAI, there is no assurance that either Mr. G. Finn or Mr. J. Finn will continue as executives of NAI, or that if they leave such employment with NAI, that the non-competition provisions of the employment agreements will be enforceable. Messrs. G. Finn and J. Finn are both directors and large stockholders and are involved in all aspects of NAI's business. The loss of either Mr. G. Finn's or Mr. J. Finn's services would be detrimental to the continued development of NAI and would adversely affect the conduct of NAI's business. NAI does not maintain key-man life insurance on the lives of Mr. G. Finn or Mr. J. Finn. See "Business" and "Management," "Principal Stockholders" and "Use of Proceeds."

Adverse Changes in Economic Conditions

         Substantially all of the revenues earned by NAI, other than the payment of annual membership fees ("Membership Fees") by Broker Members and Alliance Members, are earned by sharing in commissions generated by the Network. The commissions generated by the Network are based upon the number and value of transactions in which NAI and its Broker Members participate. The real estate market is subject to volatility and is effected by general economic conditions. Periods of economic slowdown or recession, rising interest rates or declining demand for real estate may adversely affect NAI's business. Such economic conditions could result in a general decline in rents and property prices, which in turn would adversely affect revenues from brokerage commissions derived from property sales and leases. Accordingly, the amount of revenues received by NAI may be subject to substantial variation from year to year and prior revenues may bear no relationship to future revenues. See "Business--Broker Members" and "--Competition; Ability to Retain Broker Members and Attract Additional Broker Members."

Board Discretion in Use of Proceeds


         NAI may change the specific use or allocation of the net proceeds from the Rights Offering and Concurrent Offering, except that in all events NAI will repay $202,000 principal amount of indebtedness incurred in connection with the repurchase of 101,000 shares of Series A Preferred Stock of NAI for an aggregate repurchase price of $202,000, and will repay approximately $643,000 aggregate principal amount of indebtedness of NAI described above. See "Use of Proceeds." Management of NAI will have broad discretion to change the allocation of the net proceeds among expanding NAI's Corporate Services Department and Investment Sales Department, strategically acquiring and developing Real Estate-Related Services and the opportunistic acquisition of real estate; any change in the allocation of the net proceeds will depend on, among other things, the opportunities which are available to NAI. See "-- Risks of Limited Growth; Acquisition Risks."


Risk of Limited Growth; Acquisition Risks

         NAI's growth strategy is to increase profitability by continuing to enlarge the Network by attracting and retaining Broker Members or by investing in or acquiring affiliated brokerage firms and by continuing to expand into Real Estate-Related Services by the acquisition of Real Estate-Related Service companies and the development of Real Estate-Related Services. Accordingly, a significant component of the growth of NAI may be through the acquisition of Commercial Real Estate Brokers or companies which perform Real Estate-Related Services. There can be no assurance that suitable acquisition opportunities will be available to NAI or its affiliates or that NAI or its affiliates will not overpay for acquisitions or that such acquisitions will be efficiently and adequately integrated. There may be significant competition for targeted acquisitions. Some of the companies in which NAI or its affiliates acquire an interest may have little or no operating histories, may have historical operating losses, and have competitors that are larger and more well capitalized. Certain of the acquisitions of NAI or its affiliates may be involved in sectors that are subject to increasing competition. As a result, the costs incurred to acquire or reposition companies may be significant and may not be recovered. Furthermore, there can be no assurance that acquisitions will not be dilutive to NAI's earnings.

Limited Experience in Certain Areas

         NAI anticipates expanding the scope of its business beyond its current focus on real estate brokerage transactions to the broader delivery of its Real Estate-Related Services. NAI is not currently engaged in any negotiations to provide for the acquisition or development of such Real Estate-Related Services, and there is no assurance that NAI will be able to acquire, develop or provide additional Real Estate-Related Services in the future.

Potential Impact of Franchise Laws

         The offer and sale of franchises is subject to a trade regulation rule promulgated by the Federal Trade Commission ("FTC") entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" (the "Franchise Rule") that requires a franchisor to provide pre-sale disclosure to a prospective franchisee prior to the sale of a franchise subject to the Franchise Rule. NAI believes that by offering and selling memberships to its Broker Members it may have been offering a "franchise," as defined by the Franchise Rule, but that the sale of such memberships is a "fractional franchise" exempt from compliance with the requirements of the Franchise Rule. See the section entitled "Business--Government Regulation--Laws Relating to Franchising," below, as to the conditions for meeting the "fractional franchise" exemption and the basis for NAI's belief that it meets such conditions.


         The offer and sale of franchises is also subject to certain state franchise sales laws and state business opportunity laws (collectively, "State Laws"). In addition, many states have laws that regulate certain substantive aspects of the franchisor-franchisee relationship, including termination or non-renewal of franchise agreements. NAI believes that by offering and selling memberships to its Broker Members it may have been offering a "franchise," as defined by the State Laws.

         While NAI believes that it is exempt from the requirements of many of the State Laws in states in which it has entered into Member Agreements, NAI believes that there are approximately six (6) states with a State Law in which NAI has entered into Membership Agreements for which NAI may not be exempt, may have failed to comply with the filing or registration and disclosure provisions of such State Law, and for which it may be subject to certain sanctions or potential liability. Additionally, there is no assurance that the exemptions from compliance with the Federal Rule and the State Laws in states which NAI believes there are exemptions on which NAI is relying, have been, or will continue to be, available. Any sanctions or potential liability would include that NAI may be subject to civil penalties imposed by state regulatory agencies, and legal actions by existing Members for rescission of existing Membership Agreements, restitution, and damages as a result of any violation of such law. NAI believes that, if any state regulatory agencies, or any of the Members, in such states sought such remedies and any such action were successful, its potential liability could be to refund certain fees. While NAI believes that it has strong defenses to any alleged violation of any State Law, there can be no assurance that a court would not take the position that NAI should have complied with such laws in connection with those transactions.

         NAI has also recently entered into several Membership Agreements with Members in foreign countries. NAI believes that it either is not subject to, or would be exempt from, such laws. If NAI were subject to, or were not exempt from, such laws, it could be subject to actions by regulatory agencies and legal actions by existing Members, and subject to fines, penalties, and damages.

Real Estate Investment Risks

         To the extent funds are available, NAI intends to strategically acquire real property. Investments in real estate are subject to the risks incident to the ownership and operation of real estate generally. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. A commercial property's revenues and value may be adversely affected by a number of factors, including the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect on a timely basis all rent from tenants; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. If a property is mortgaged to secure the payment of indebtedness and if the owner is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing. Also, the rentable square feet of commercial property available for lease is often affected by market conditions and may therefore fluctuate over time. Furthermore, equity real estate investments are relatively illiquid.

Real Estate Development Risks

         NAI may engage in the selective development and construction of real estate properties. Risks associated with development and construction activities include the risks that development opportunities may be abandoned after expending resources to determine feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. In addition, new development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention.

Environmental Concerns

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in such property. Such laws often impose such liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances, and the liability under certain such laws may be strict and joint and several unless the harm is divisible and there is a reasonable basis for allocating responsibility. The costs of any required remediation or removal of such substances may be substantial and the owner's or operator's liability therefor as to any property is generally not limited under such laws, ordinances and regulations and could exceed the value of the property and/or the aggregate assets of the owner or operator. The presence of hazardous or toxic substances, or the failure to properly remediate property affected by such substances, may adversely affect the market value of the affected property, as well as the owner's ability to sell or lease such property or to obtain financing using such property as collateral.

Risks of Intercompany Agreement; Restrictions on NAI's Opportunities

         NAI and Kranzco have entered into an Intercompany Agreement to provide both Kranzco and NAI with first opportunity rights or notification rights with respect to certain business opportunities. See "Related Transactions--Intercompany Agreement." While the Intercompany Agreement grants NAI certain notification rights with respect to providing certain brokerage and Real Estate-Related Services to Kranzco, Kranzco is not required to enter into an agreement to purchase such services from NAI. Accordingly, there is no assurance that the Intercompany Agreement will result in any revenues to NAI, or that the benefits anticipated therefrom will be realized. The Intercompany Agreement also provides Kranzco with certain first opportunity/notification rights with respect to retail properties for sale which NAI is aware of through the Network or otherwise; however, there is no assurance that Kranzco will purchase such properties. Accordingly, the benefit to NAI of increased revenue from transactions with Kranzco may not be realized.

         The Intercompany Agreement restricts NAI's opportunities in certain instances. Although NAI does not currently invest in real estate, it may determine to acquire properties in the future. Under the Intercompany Agreement, NAI has agreed not to acquire or make investments in retail properties unless it has notified Kranzco of the acquisition or investment opportunity, and Kranzco has determined not to pursue such acquisition or investment. In addition, the Intercompany Agreement provides that NAI may not enter into any type of strategic relationship with any other REIT or real estate investment or operating type entity without the prior written consent of Kranzco. NAI, however, is permitted under the Intercompany Agreement to solicit assignments from other REITs or real estate investment or operating type entities with respect to the purchase, sale or lease of real estate, or the provision of Real Estate- Related Services, subject to Kranzco's first opportunity rights. See "Related Transactions--Intercompany Agreement." The restrictions imposed by the Intercompany Agreement may prohibit NAI from pursuing business opportunities which it believes may be beneficial.

Potential Conflicts of Interest

         Kranzco and NAI have several common members on its Board of Trustees and Board of Directors, as the case may be, and have certain common executive officers. Kranzco and NAI intend to operate in a relationship governed by the Intercompany Agreement. In their relationship with Kranzco as a Client of NAI, Kranzco and NAI may have conflicting views on the manner in which services and opportunities are provided to Kranzco by NAI, or the manner in which opportunities are provided to NAI by Kranzco, pursuant to the Intercompany Agreement, and in the enforcement of the Intercompany Agreement. As a result, the trustees and executives of Kranzco (who serve in similar capacities at NAI) may well be presented with several decisions which provide them the opportunity to benefit Kranzco to the detriment of NAI or benefit NAI to the detriment of Kranzco. Such potential conflicts of interest will be present in all of the numerous transactions between Kranzco and NAI. There is a risk that the common management and members of the Boards of NAI and Kranzco will lead to conflicts of interest in connection with transactions between the two companies and opportunities presented to each of the companies. Although, the Intercompany Agreement attempts to minimize the conflicts which may arise due to the common management and Board membership, there is no assurance that it will successfully cover all conflicts, or that such conflicts may not negatively affect one or both companies. See "Related Transactions--The Intercompany Agreement" for a description of the relationship between Kranzco and NAI and the Intercompany Agreement.

                   It is intended that each of Gerald C. Finn, Co-Chairman and Chief Executive Officer of NAI, and Jeffrey M. Finn, President and Chief Operating Officer of NAI, will be required to spend all of his respective business time working for NAI. However, Mr. Finn is a nominee to the Board of Trustees of Kranzco, and will also owe a duty to the shareholders of Kranzco. In addition, pursuant to the Intercompany Agreement, Norman M. Kranzdorf serves as the Co-Chairman of NAI, Robert H. Dennis will serve as the Chief Financial Officer of NAI, and Michael Kranzdorf serves as the Chief Information Officer of NAI, in each case for a period of three years. Each of Messrs. N. Kranzdorf, Dennis and M. Kranzdorf are also officers of Kranzco, and will devote a majority of their time to Kranzco. Although each of Messrs.
N. Kranzdorf, Dennis, and M. Kranzdorf is committed to the success of NAI they are also committed to the success of Kranzco, and none of Messrs. N. Kranzdorf, Dennis, and M. Kranzdorf is committed to spending a particular amount of time on NAI's or Kranzco's affairs, nor will any of them devote his full time to NAI or Kranzco.


Arbitrary Determination of Offering Price


         The Subscription Price of the NAI Shares issuable upon exercise of the Rights and the Concurrent Privileges was determined by NAI and Kranzco based on various factors, but does not necessarily bear any direct relationship to established value criteria such as assets, earnings or book value. In determining the offering price, NAI and Kranzco considered such factors as NAI's limited financial resources, NAI's development since its organization, the nature and risks of the real estate brokerage industry, the amount of dilution to investors in NAI, the pricing and comparison of similar types of companies, the prospects for the real estate brokerage industry, and the general condition of the securities markets and the potential opportunities available to NAI if the Rights Offering and the Concurrent Offering are fully subscribed.


Absence of Prior Market; Trading Prices


         There is currently no public market for NAI Shares or the Rights. The NAI Shares and the Rights will be eligible for quotation and trading on the OTC Bulletin Board after the Distribution, however, there can be no assurance that a public market for the NAI Shares will develop or provide liquidity. If a trading market develops, there can be no assurance as to the prices at which trading in the NAI Shares will occur.


         The prices at which NAI Shares and the Rights trade will be determined by the marketplace and may be influenced by many factors, including, among others, the performance and prospects of NAI and its affiliates, the depth and liquidity of the market for NAI Shares, investor perception of NAI and its affiliates, the sectors in which they operate, economic conditions in general, NAI's dividend policy, and general financial and other market conditions. In addition, financial markets have experienced extreme price and volume fluctuations that have affected the market price of many stocks and that, at times, could be viewed as unrelated or disproportionate to the operating performance of such companies. Such fluctuations have also affected the share prices of many newly public issuers. Such volatility and other factors may materially adversely affect the market price of NAI Shares and the Rights.

         While the Rights are transferable, NAI does not intend to list the Rights on any national securities exchange or automated quotation system. Accordingly, the Rights may be highly illiquid securities and it is unlikely that a trading market will develop for the Rights. The Concurrent Privileges are not transferable.

Risk of Low Priced Securities


         The Commission has adopted rules which generally define a "penny stock" as equity securities priced at under $5.00 per share which are not listed for trading on the Nasdaq Stock Market or a national securities exchange (unless the issuer has a net worth of $2 million and has been in business for more than three years). The NAI Shares may not be considered a "penny stock" if the proceeds of the Rights Offering and the Concurrent Offering exceed approximately $3,026,000. In the event that the NAI Shares are characterized in the future as penny stock, broker-dealers dealing in the NAI Shares will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer, among other things, to (i) determine the suitability of purchasers of the NAI Shares, and obtain the written consent of purchasers to purchase such NAI Shares prior to the transaction, (ii) provide customers with required risk disclosure documents, disclose quotation and compensation information and provide monthly price information and other required information, and (iii) disclose the best (inside) bid and offer prices for such NAI Shares and the price at which the broker-dealer last purchased or sold the NAI Shares. The additional burdens imposed upon broker-dealers may discourage them from effecting transactions in penny stocks, which usually reduces the liquidity of such securities.

No Dividends

         NAI has not paid any dividends on the outstanding NAI Shares to date. The payment of dividends, if any, in the future is with the discretion of the Board and will depend on NAI's earnings, its capital requirements and financial condition. It is the present intention of the Board to retain all earnings, if any, for use in NAI's business operation and, accordingly, the Board does not expect to declare or pay any cash dividends in the foreseeable future, except as may be required by any outstanding shares of preferred stock of NAI.

Institution of Anti-takeover Measures; Anti-takeover Effect of Certain Provisions of Maryland Law and of NAI's Charter and Bylaws

         Certain provisions of NAI Maryland's charter (the "Charter") and bylaws (the "Bylaws") could have the effect of discouraging a third party from pursuing a non-negotiated takeover of NAI or could delay, defer or prevent a transaction or a change in control of NAI that might involve a premium price for the NAI Shares or otherwise be in the best interests of NAI Stockholders.

                   Staggered Board. NAI's Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Beginning in 1999, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of NAI even though a tender offer or change in control might be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of NAI's Charter and Bylaws -- Classification of the Board of Directors."

                   Blank Check Stock. The Charter authorizes the Board of Directors to cause NAI to issue additional authorized but unissued shares of NAI common stock and to classify or reclassify any unissued shares of stock of NAI in one or more classes or series of stock and to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Securities -- Common Stock" and "-- Preferred Stock" and "-- Power to Issue Additional Shares of Common Stock and Preferred Stock." Although the Board of Directors has no such intention at the present time, it could establish a series of NAI Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of NAI that might involve a premium price for the NAI Shares or otherwise be in the best interest of the stockholders.

                   Maryland Business Combination Law. Under the Maryland General Corporation Law, as amended (the "MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its common shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The business combination provisions of the MGCL may have the effect of delaying, deferring or preventing a transaction or a change in control of NAI that might involve a premium price for the NAI Shares or otherwise be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of NAI's Charter and Bylaws - Business Combinations."


                   Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation.


                   The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.


                   The Bylaws of NAI contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of NAI's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. If such provision is amended or eliminated, the control share acquisition provisions of the MGCL could have the effect of delaying, deferring or preventing a transaction or a change in control of NAI that might involve a premium price for the NAI Shares or otherwise be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of NAI's Charter and Bylaws - Control Share Acquisitions."


                   Other Provisions. The Charter and Bylaws of NAI also contain other provisions that may delay, defer or prevent a transaction or a change in control of NAI that might involve a premium price for the NAI Shares or otherwise be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of NAI's Charter and Bylaws -- Removal of Directors" and "-- Advance Notice of Director Nominations and New Business."

Possible Extension of Expiration Date

         NAI has reserved the right to extend the Expiration Date for the Rights Offering and the Concurrent Offering to as late as __________ __, 1998. Funds deposited in payment of the Subscription Price for Underlying Shares, Excess Shares or Additional Shares may not be withdrawn and no interest will be paid thereon. See "The Rights Offering--Expiration Date" and "The Concurrent Offering--Expiration Date."

                                USE OF PROCEEDS


         The net proceeds to be received from the Rights Offering and the Concurrent Offering depend on the number of Rights exercised and the number of Excess Shares and Additional Shares purchased. If all Rights are exercised and all Additional Shares are purchased, NAI expects the net proceeds available to it from the Rights Offering and the Concurrent Offering to be approximately $38,000,000. After paying the expenses of the Rights Offering, the Concurrent Offering and the Related Transactions, the proceeds from the Rights Offering and the Concurrent Offering, will in the following order of priority, be used to (i) repay $202,000 principal amount of indebtedness incurred in connection with the repurchase of 101,000 shares of Series A Preferred Stock of NAI for an aggregate repurchase price of $202,000, (ii) repay approximately $715,000 of indebtedness (which includes approximately $72,000 of accrued interest) described below, (iii) expand NAI's Corporate Services Department and Investment Sales Department, and (iv) strategically acquire and develop Real Estate-Related Services. The balance of any proceeds will be invested in short-term commercial paper at a rate of approximately 5.5% per annum until used for general corporate and working capital purposes and to opportunistically acquire real estate.


         A portion of the proceeds of the Rights Offering and the Concurrent Offering will be used to repay (i) a 12% demand note, dated April 21, 1988, with an outstanding principal balance of $110,500, issued by NAI to The Building Center, Inc., an entity owned by Gerald and Norma Finn, (ii) two 10% demand notes, dated August 12, 1994 and May 16, 1997, respectively, issued by NAI to Gerald and Norma Finn, with outstanding principal balances of $35,000 and $50,000, respectively, (iii) a 12% demand note, dated April 24, 1988, issued by NAI to Gerald and Norma Finn, with an outstanding principal balance of $145,000, (iv) three 10% demand notes, dated August 6, 1993, September 14, 1993, and November 9, 1993, respectively, issued by REALQuest, Inc., a wholly-owned subsidiary of NAI, to Gerald and Norma Finn, with outstanding principal balances of $10,000, $20,000 and $10,000, respectively, (v) a 12% demand note, dated April 24, 1991, issued by NAI to Gerald and Norma Finn, with an outstanding principal balance of $58,235, (vi) a loan by Gerald Finn and Norma Finn dated December 8, 1993, in the principal amount of $2,500,
(vii) $6,666.74 aggregate principal amount outstanding under a demand Promissory Note, dated April 29, 1996, issued by NAI to First Washington State Bank ("FWSB"), which bears interest at a variable rate equaling FWSB's prime rate plus one percent (8.5% as of June 30, 1998), (viii) $100,000 aggregate principal amount outstanding under a Promissory Note, dated October 2, 1997, issued by NAI to FWSB pursuant to a Line of Credit (the "Line of Credit"), due October 2, 1998, which bears interest at a variable rate equaling FWSB's prime rate plus one percent (8.5% as of June 30, 1998), and (ix) $95,000 aggregate principal amount outstanding pursuant to a Promissory Note dated December 2, 1997, issued by NAI to FWSB pursuant to a term loan due November 2002, which bears interest at a variable rate equaling FWSB's prime rate plus one percent (8.5% as of June 30, 1998). The proceeds from the Term Loan and the Line of Credit were used for general corporate and working capital purposes.


         In the event that all of the Underlying Shares, Excess Shares and Additional Shares are not purchased, NAI has assumed a minimum number of Underlying Shares, Excess Shares and Additional Shares being purchased (an aggregate of 930,378 NAI Shares) ("Minimum NAI Shares") and a moderate number of Underlying Shares, Excess Shares and Additional Shares being purchased (an aggregate of 10,000,000 NAI Shares) ("Moderate NAI Shares"). The Minimum NAI Shares were estimated by NAI to be the minimum amount of Underlying Shares to be purchased primarily by NAI, Kranzco and the officers and directors of both Kranzco and NAI. The Moderate NAI Shares were estimated by NAI to approximate the mid-point between the Minimum NAI Shares and the Maximum NAI Shares being purchased. The sale of the Minimum NAI Shares will result in gross proceeds to NAI of $1,860,756 and 18,031,781 NAI Shares being outstanding. The sale of the Moderate NAI Shares will result in gross proceeds to NAI of $20,000,000 and 27,101,403 NAI Shares being outstanding.

         The below table sets forth the use of the proceeds of the Rights Offering and the Concurrent Offering, assuming the Minimum NAI Shares, Moderate NAI Shares and Maximum NAI Shares are sold:


---------------------------------------------------------------------------------------------------------------------
                                                                Use of Proceeds Assuming
--------------------------------------------------------------------------------------------------------------------
                                Minimum Number of             Moderate Number of         Maximum Number
                                NAI Shares                    NAI Shares                 NAI Shares
                                (930,378 Shares)              (10,000,000 Shares)        (19,101,403 Shares)
--------------------------------------------------------------------------------------------------------------------
Repayment of                    $     202,000         23%     $202,000            1%      $     202,000         .5%
Indebtedness related to
the Repurchase of
Series
A Preferred Stock
--------------------------------------------------------------------------------------------------------------------
Repayment of                    $     658,756(1)      77%     $715,000            4%      $     715,000          2%
Indebtedness (including
accrued interest of
approximately $72,000)
--------------------------------------------------------------------------------------------------------------------
Expansion of NAI's              $             0        0%     $2,000,000       10.5%      $   2,000,000        5.4%
Corporate Services
Department and
Investment Sales
Department
--------------------------------------------------------------------------------------------------------------------
Acquisition and                 $             0        0%     $13,305,000        70%      $  27,446,860         74%
Development of Real
Estate-Related Services
--------------------------------------------------------------------------------------------------------------------
Opportunistic                   $             0        0%     $0                  0%      $   1,910,140          5%
Acquisition of Real
Estate
--------------------------------------------------------------------------------------------------------------------
General corporate and           $             0        0%     $2,778,000       14.5%      $   4,928,806       13.1%
working capital
purposes
--------------------------------------------------------------------------------------------------------------------
Total Net Proceeds:             $       860,756      100%     $19,000,000       100%      $  37,202,806        100%
--------------------------------------------------------------------------------------------------------------------


(1)  $56,244 of the remaining indebtedness will be paid from NAI's cash on hand.


         NAI does not have a written commitment from any person to purchase any of the Underlying Shares pursuant to the Rights Offering or Excess Shares or Additional Shares in the Concurrent Offering. The Finns have advised NAI that they intend to exercise Rights to purchase an aggregate of 500,000 NAI Shares and Kranzco has advised NAI that it intends to exercise such number of Rights to purchase NAI Shares that would result in Kranzco owning approximately 9.8% of the issued and outstanding NAI Shares, before the issuance of any Additional Shares. Accordingly, no assurances can be given as to the amount of gross proceeds that NAI will realize from the Rights Offering and the

Concurrent Offering. No minimum amount of proceeds is required for NAI to consummate the Rights Offering or the Concurrent Offering. See "Risk Factors--No Commitments to Purchase and No Minimum Size of Rights Offering or Concurrent Offering."

         NAI may change the specific use or allocation of the net proceeds from the Rights Offering and Concurrent Offering, except that in all events NAI will use at least $202,000 to repurchase 101,000 shares of Series A Preferred Stock of NAI for an aggregate repurchase price of $202,000, and will repay approximately $715,000 of indebtedness (which includes $72,000 of accrued interest) of NAI described above. Management of NAI will have broad discretion to change the allocation of the net proceeds among expanding NAI's Corporate Services Department and Investment Sales Department, strategically acquiring and developing Real Estate-Related Services and the opportunistic acquisition of real estate; any change in the allocation of the net proceeds will depend upon, among other things, the opportunities which are available to NAI.

         Pending such uses, the net proceeds may be invested in short-term income-producing investments such as investment grade commercial paper, government and government agency securities, money market funds that invest in government securities, certificates of deposit and interest-bearing bank accounts.

         NAI will not receive any proceeds from the Distribution.

                                DIVIDEND POLICY

         NAI has not paid any dividends on the outstanding NAI Shares to date. The payment of dividends, if any, in the future is with the discretion of the Board and will depend on NAI's earnings, its capital requirements and financial condition. It is the present intention of the Board to retain all earnings, if any, for use in NAI's business operation and, accordingly, the Board does not expect to declare or pay any cash dividends in the foreseeable future, except as may be required by any outstanding shares of preferred stock of NAI.

                                   DILUTION

         At March 31, 1998, NAI had a net tangible book value of $(1,026,123), or $(0.08) per outstanding common share. Without taking into account any other change in such net tangible book value after March 31, 1998, other than to give effect to the recapitalization of NAI (through the Reincorporation Merger) at a conversion rate of 1.318087 per common share outstanding, the Rights Offering, the Concurrent Offering and the net proceeds therefrom, the net tangible book value of NAI at March 31, 1998 would have been as follows given the range of the number of Underlying Shares, Excess Shares and Additional Shares purchased:


                                                    Net Tangible
                                                     Book Value       Per Share
                                                     ----------       ---------

Minimum number of Underlying Shares,
Excess Shares and Additional Shares
purchased (930,378 NAI Shares)                      $ (166,123)        $(.01)

Moderate number of Underlying Shares,
Excess Shares and Additional Shares
purchased (10,000,000 NAI Shares)                   $17,973,877         $.66

Maximum number of Underlying Shares,
Excess Shares and Additional Shares
purchased (19,101,403 NAI Shares)                   $36,176,690        $1.00

This amount represents an immediate increase in net tangible book value per NAI Share and an immediate dilution in net tangible book value per NAI Share to new investors as illustrated in the following table:

                                                           Minimum            Moderate                 Maximum
                                                           -------            --------                 -------

Subscription price per NAI Share in the
Rights Offering and the Concurrent
Offering                                                    $2.00                $2.00                  $2.00

Net tangible book value per NAI Share
before the Rights Offering and the
Concurrent Offering(1)                                      $(.08)               $(.08)                 $(.08)

Increase in net tangible book value per NAI
Share attributable to the Rights Offering
and the Concurrent Offering(2)
                                                             $.07                 $.74                  $1.08
                                                             ----                 ----                  -----
Net tangible book value per NAI Share
after the Rights Offering and the
Concurrent Offering(2)                                      $(.01)                $.66                  $1.00
                                                            ------                ----                  -----

Dilution in net tangible book value per NAI
Share to new investors(3)                                   $2.01                $1.34                  $1.00
                                                            =====                =====                  =====

(1) Net tangible book value per NAI share before the Rights Offering and the Concurrent Offering is determined by dividing the net tangible book value of NAI (total assets of $1,828,817 less total liabilities and redeemable convertible preferred shares of $2,854,940) by the number of outstanding NAI
Shares.

(2) Based on a subscription price of $2.00 per NAI Share and estimated transaction costs of $1,000,000.

(3) Dilution is determined by subtracting net tangible book value per NAI
Share after the Rights Offering and the Concurrent Offering from the subscription price of $2.00 per NAI Share.

                                     -32-


                                CAPITALIZATION


         The following table sets forth the capitalization of NAI (i) as of March 31, 1998 and (ii) as adjusted to give effect to the consummation of the Exchange Offer, the subsequent Distribution, the Rights Offering and the Concurrent Offering and assuming all of the Underlying Shares and Additional
Shares are purchased. See "Use of Proceeds."





                                                                            As of March 31, 1998
                                                                            --------------------
                                                                              (In thousands)
                                                                          Actual       As adjusted(1)
                                                                          ------       --------------

Debt:
Stockholders loans.....................................................   $   441          $     0
Long-term debt.........................................................        75                0
                                                                          -------          -------
                  Total debt...........................................       516                0
                                                                          -------          -------

Convertible Preferred Stock; $0.01 par value per share;
101,000 shares issued and outstanding; (0 as adjusted)                        202                0
                                                                          -------          -------

Stockholders' equity (deficit):
Common stock, $.01 par value; 200,000,000 authorized,
12,974,414 shares issued and outstanding; (36,202,812
as adjusted)      .....................................................       134(2)           362

Capital in excess of par value.........................................     2,553(2)        39,245(3)(4)

Retained earnings (deficit)............................................    (3,479)          (3,479)
                                                                          -------          -------
                                                                             (792)          36,128
Treasury stock, at cost(2).............................................      (234)               0(3)
                                                                          -------          -------
                  Total stockholders' equity (deficit).................    (1,026)          36,128
                                                                          -------          -------
                  Total capitalization.................................   $  (308)         $36,128
                                                                          ========         =======

(1) The following table presents the capitalization of NAI, as adjusted to give effect to the consummation of the Exchange Offer, the subsequent Distribution, the Rights Offering and the Concurrent Offering and assuming the purchase of (a) a minimum number of Underlying Shares, Excess Shares and Additional Shares (an aggregate of 930,000 NAI Shares) and (b) a moderate number of Underlying Shares, Excess Shares and Additional Shares (an aggregate of 10,000,000 NAI Shares):

                                                                                     As Adjusted
                                                                          ----------------------------------
                                                                                   (In thousands)
                                                                             (a)                       (b)
                Total debt............................................    $        0              $       0
                Convertible preferred stock...........................    $        0              $       0
                Common stock..........................................    $      180              $     271
                Capital in excess of par value........................    $    3,133(3)(4)        $  21,182(3)(4)
                Retained earnings (deficit)...........................    $   (3,479)             $  (3,479)
                Treasury stock........................................    $        0(3)           $       0(3)
                     Total capitalization.............................    $     (166)             $  17,974
                NAI Shares outstanding................................        18,032                 27,101


(2) Includes 434,675 NAI Shares issued and held in treasury stock as of March 31, 1998.

(3) Represents the retirement of 434,675 NAI Shares of treasury stock valued at $233,868 as adjusted.

(4) Includes approximately $1,000,000 of transaction costs reflected as a reduction of equity.

                     SELECTED FINANCIAL AND OPERATING DATA
        (In thousands, except ratio, property data and per share data)


         The following sets forth selected financial, operating and other data on an historical basis for NAI. Also set forth below are selected pro forma financial, operating and other data for NAI at and for the nine months ended March 31, 1998 and the year ended June 30, 1997. The pro forma balance sheet data as of March 31, 1998 has been prepared as if the Exchange Offer and the Distribution had occurred on March 31, 1998. The pro forma operating and other data for the nine months ended March 31, 1998 have been prepared as if the consummation of the Exchange Offer and the Distribution had occurred on July 1, 1997. The pro forma operating and other data for the year ended June 30, 1997 have been prepared as if the foregoing transactions had occurred on July 1, 1996. The pro forma financial and operating data do not give effect to the Rights Offering and the Concurrent Offering, and are not necessarily indicative of what the actual financial position or results of operations of NAI would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. This data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                 Nine Months Ended March 31,                      Year Ended June 30,
                              --------------------------------  -----------------------------------------------------------
                               Pro Forma       Historical         Pro Forma                  Historical
                              -----------  ---------------      ------------ ----------------------------------------------
                                 1998      1998       1997         1997      1997    1996      1995     1994    1993
                                 ----      ----       ----         ----      ----    ----      ----     ----    ----
OPERATING DATA:                  (un-      (un-       (un-        (un-                                (un-       (un-
                               audited)  audited)   audited)   audited                               audited)  audited)
Revenue:
  Commissions................. $ 2,836   $  2,836   $  2,910   $ 4,001    $ 4,001   $ 4,124  $ 4,371 $ 2,312   $ 2,563
  License fees................   1,128      1,128        923     1,282      1,282     1,373    1,158   1,081     1,007
  Other.......................     474        474        563       618        618       523      470     427       384
  Interest....................       0          0          0         0          0         0        0       0         0
                                 -----      -----      -----     -----      -----     -----    -----   -----     -----
  Total revenue...............   4,438      4,438      4,396     5,901      5,901     6,020    5,999   3,820     3,954
                                 -----      -----      -----     -----      -----     -----    -----   -----     -----

Costs and expenses:
  Commission expense..........     602        602        788     1,143      1,143     1,782    1,485     839       790
  Sales and marketing.........     277        277        194       321        321       285      324     274       283
  Compensation and benefits...   1,832      1,832      1,911     2,528      2,528     2,438    1,981   1,895     1,648
  Operating expense...........   1,953      1,578      1,187     2,144      1,644     1,475    1,336   1,161     1,018
  Depreciation and
    amortization..............      40         40         37        52         52        56       45      53       152
  Interest, net...............      47         47         47        60         60        48       46      37        43
                               -------      -----      -----     -----      -----    ------    -----   -----     -----
  Total costs and expenses....   4,751      4,376      4,164     6,248      5,748     6,084    5,217   4,259     3,934
                                 -----      -----      -----     -----      -----     -----    -----   -----     -----
  Income (loss)from operations    (313)        62        232      (347)       153       (64)     782    (439)       20
                                  -----        --        ---      -----       ---       ---      ---   -----     -----

Other expenses:
  Equity in loss of affiliate.      12         12         15        25         25         5        0       0         0
  Loss on sale of real estate.       0          0          0         0          0         0       65       0         0
                                     -          -          -         -          -         -       --       -         -
  Total other expenses........      12         12         15        25         25         5       65       0         0
                                    --         --         --        --         --         -       --       -         -
  Income (loss)from continuing
    operations before income
    taxes.....................    (325)        50        217      (372)       128       (69)     717    (439)       20
  Income taxes................       5          5          0         0          0         0       35       0         0
                                     -          -          -         -          -         -       --       -         -
  Income (loss)from
    continuing operations.....    (330)        45        217      (372)       128       (69)     682    (439)       20
  Loss from discontinued
    operations................       7          0        162         0        223       128      392       0         0
                                     -          -        ---         -        ---       ---      ---       -         -
  Net income (loss)...........    (330)        45         55      (372)       (95)     (197)     290    (439)       20
  Preferred share
    distributions.............       0          7          8         0         11        13       15       0         0
                                     -          -          -         -         --        --       --       -         -
  Net income (loss) available
    to common shareholders.... $  (330)  $     38   $     47   $  (372)    $ (106)   $ (210)  $  275  $ (439)    $  20
                               =======   ========   ========   =======     ======    ======   ======  ======     =====
  Net income (loss) per share. $ (0.02)  $   0.00   $   0.00   $ (0.02)    $(0.01)   $(0.02)  $ 0.02  $(0.03)    $0.00
                               =======   ========   ========   =======     ======    ======   ======  ======     =====


Other data (unaudited):
Cash flows provided by (used in)
Operating.....................      (1)       189        313        (1)        233      158      593      10       141
Investing.....................      (1)       (41)      (196)       (1)      (260)     (277)    (260)   (113)     (241)
Financing.....................      (1)        11         (8)       (1)        13        (7)    (156)     48       (73)

Common shares outstanding.....  17,101     12,974     12,888    16,965     12,871    12,863   12,782  12,523    12,655
Weighted average shares
outstanding...................  17,075     12,954     12,888    16,981     12,883    12,860   12,648  12,589    12,652
Ratio of EBITDA to fixed
charges.......................   (2.74)      1.46       3.27     (2.32)      1.95      0.30     7.62   (3.88)     1.10
EBITDA........................ $  (238)      $137       $301    $ (260)      $240       $35     $808   $(349)    $ 215


Balance sheet data (1995 unaudited):

Total assets.................. $ 1,829   $  1,829   $  1,807              $ 1,689   $ 1,732   $1,649 $ 1,177  $1,447
Total debt.................... $   643   $    643   $    550              $   575   $   496   $  441 $   482  $  358
Shareholders' deficit......... $(1,026)  $ (1,026)  $   (983)             $(1,090)  $(1,008)  $ (837)$(1,176) $  (44)


-----------------------------------

(1) Pro forma information relating to cash flows from operating, investing and financing activities has not been included because management believes that the information would not be meaningful due to the number of assumptions required in order to calculate this information.


(2) For purposes of these computations, EBITDA consists of income before interest expense, taxes, depreciation and amortization. Fixed charges include interest expense, depreciation and amortization, and preferred share distributions. Management believes that EBITDA provides additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative either to net income as an indicator of NAI's performance or to cash flows as a measure of its liquidity. EBITDA as disclosed by other Companies may not be comparable to the Company's calculation of EBITDA.

                      NEW AMERICA NETWORK, INC PRO FORMA
                        CONDENSED FINANCIAL INFORMATION


          The accompanying financial statements present the unaudited pro forma condensed Balance Sheet of NAI as of March 31, 1998, the unaudited pro forma condensed Statements of Operations of NAI for the nine months ended March 31, 1998 and for the year ended June 30, 1997, in each case after giving effect to the Exchange Offer and the subsequent Distribution (the "Transactions").


         The unaudited pro forma combined condensed Balance Sheet as of March 31, 1998 is presented as if the Transactions had occurred on March 31, 1998. The unaudited pro forma condensed Statements of Operations for the nine months ended March 31, 1998 and for the year ended June 30, 1997 are presented as if the Transactions had occurred on July 1, 1996. However, the unaudited pro forma combined condensed Balance Sheet as of March 31, 1998 and the unaudited pro forma condensed Statements of Operations for the nine months ended March 31, 1998 and for the year ended June 30, 1997 do not reflect the impact of the Rights Offering or the Concurrent Offering.


         Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of NAI. The assumptions give effect to the Transactions in accordance with generally accepted accounting principles. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of NAI included in this Prospectus.

                  NEW AMERICA NETWORK, INC. AND SUBSIDIARIES
                            PRO FORMA BALANCE SHEET

                             As of March 31, 1998
                                  (Unaudited)

                                                                                                          Pro Forma
                                                                                                          March 31,
                                                             Historical     Reincorporation Merger(A)        1998
                                                             ----------     -------------------------        ----

Assets:
     Current assets:
     Cash..............................................     $       220            $        0            $   220
     Accounts receivable...............................             787                     0                787
     Commissions receivable............................             637                     0                637
     Notes and other receivables.......................               6                     0                  6
     Other current assets..............................              20                     0                 20
                                                            -----------            ----------            -------
     Total current assets..............................           1,670                     0              1,670
                                                            -----------            ----------            -------

Property and equipment (net)...........................             156                     0                156

Other assets...........................................               3                     0                  3
                                                            -----------            ----------            -------
     Total assets......................................     $     1,829            $        0            $ 1,829
                                                            ===========            ==========            =======

Liabilities and stockholders' equity:
     Current liabilities:
     Accounts payable and accrued expenses.............     $     1,016            $        0            $ 1,016
     Accrued interest..................................              72                     0                 72
     Current portion of long-term debt.................             127                     0                127
     Stockholder loans.................................             441                     0                441
     Deferred revenue..................................             922                     0                922
                                                            -----------            ----------            -------

     Total current liabilities.........................           2,578                     0              2,578
                                                            -----------            ----------            -------

Long-term debt.........................................              75                     0                 75
                                                                     --            ----------            -------

     Total liabilities.................................           2,653                     0              2,653
                                                            -----------            ----------            -------

Redeemable convertible preferred stock.................             202                     0                202
                                                            -----------            ----------            -------
Stockholders' equity:
     Preferred stock...................................               0                     0                  0
     Common stock......................................             134                     0                134
     Additional paid-in capital........................           2,553                  (234)(E)          2,319
     Accumulated deficit...............................          (3,479)                    0             (3,479)
     Treasury stock, at cost...........................            (234)                  234(E)               0
                                                            -----------            ----------            --------
     Total stockholders' equity........................          (1,026)                    0             (1,026)
                                                            -----------            ----------            --------

Total liabilities, redeemable convertible preferred
stock and stockholders' equity                              $     1,829            $        0            $ 1,829
                                                            ===========            ==========            =======


         The accompanying notes and management's assumption are an integral part of this statement.

      NOTES AND MANAGEMENT'S ASSUMPTIONS TO NAI'S PRO FORMA BALANCE SHEET
                             as of March 31, 1998

A) The pro forma balance sheet does not reflect the receipt of proceeds of the Rights Offering and Concurrent Offering; because there is no standing underwriters the proceeds of such offerings cannot be determined at that time. The following supplemental adjusted pro forma information reflects the impact of proceeds of the Rights Offering and Concurrent Offering based on three different scenarios relating to the number of Underlying Shares, Excess Shares and Additional Shares issued, as described in (B), (C), (D) and (E) below.


Adjusted Pro Forma Condensed Consolidating Balance Sheet



                                                       Historical            Adjusted Pro Forma March 31, 1998
                                                                       ---------------------------------------
                                                                       (Maximum)        (Moderate)         (Minimum)
Total assets (B), (D)                                 $   1,829     $   38,113          $ 19,912           $   1,772
                                                      ---------     ----------          --------           ---------
Total liabilities (C)                                     2,653          1,938             1,938               1,938

Redeemable convertible preferred stock (D)                  202              -                 -                   -

Stockholders' equity (E)                                (1,026)         36,175            17,974               (166)
                                                      --------      ----------          --------           --------

Total liabilities, redeemable convertible
preferred stock and stockholders' equity              $   1,829     $   38,113          $ 19,912           $   1,772
                                                      =========     ==========          ========           =========



B) To reflect the recapitalization of NAI
shares (through the Reincorporation Merger)
and reflect the Rights Offering and the
Concurrent Offering, net of costs, at
maximum, moderate and minimum levels.                               Maximum             Moderate            Minimum
                                                                    -------             --------            -------
                                                                      12,974              12,974              12,974
Recapitalization factor                                             1.318087            1.318087            1.318087
NAI Shares outstanding after recapitalization                         17,101              17,101              17,101


To reflect the Rights Offering and the
Concurrent Offering, net of costs:
Underlying Shares and Additional Shares issued                        19,101              10,000                 930
Subscription price per NAI Share                                    $   2.00            $   2.00           $    2.00
                                                                    --------            --------           ---------

Gross proceeds from the Rights Offering
and the Concurrent Offering                                         $ 38,202            $ 20,000           $   1,860

Less: Offering costs                                                $  1,000            $  1,000           $   1,000
                                                                    --------            --------           ---------

Net proceeds from the Rights Offering
and the Concurrent Offering                                         $ 37,202            $ 19,000           $     860

C) To reflect use of proceeds to pay down outstanding notes, loans payable and accrued interest.

     Accrued Interest                                               $     72            $     72           $      72
     Current Portion of Long-Term Debt                                   127                 127                 127
     Stockholder Loans                                                   441                 441                 441
     Long-term Debt                                                       75                  75                  75
                                                                    --------            --------           ---------

     Total debt repaid                                              $    715            $    715           $     715
                                                                    ========            ========           =========

D)  To reflect the settlement of the liabilities
associated with the redemption of the redeemable
convertible preferred shares.                                       $    202            $    202           $     202

E) To reflect the retirement of the Treasury Stock.

                  NEW AMERICA NETWORK, INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   for the Nine Months Ended March 31, 1998
                                  (Unaudited)


                                                                                                          Pro Forma
                                                                                                          March 31,
                                                             Historical       Reincorporation Merger(A)     1998
                                                             ----------       -------------------------   ---------

Revenue:
     Commissions.......................................     $     2,836            $        0            $     2,836
     License fees......................................           1,128                     0                  1,128
     Other.............................................             474                     0                    474
     Interest income...................................               0                     0                      0
                                                                      -                     -                      -

     Total revenue.....................................           4,438                     0                  4,438
                                                            -----------            ----------            -----------

Costs and expenses:
     Commission expense................................             602                     0                    602
     Sales and marketing...............................             277                     0                    277
     Compensation and benefits.........................           1,832                     0                  1,832
     Operating expense.................................           1,578                   375  (B)             1,953
     Depreciation and amortization.....................              40                     0                     40
     Interest, net.....................................              47                     0                     47
                                                            -----------            ----------            -----------

     Total costs and expenses..........................           4,376                   375                  4,751
                                                            -----------            ----------            -----------

Income (loss) from operations..........................              62                 (375)                  (313)

Other expenses:

Loss in investment in NAIS.............................              12                     0                     12
                                                            -----------            ----------            -----------

     Total other expense...............................              12                     0                     12
                                                            -----------            ----------            -----------

Income taxes...........................................               5                     0                      5
                                                            -----------            ----------            -----------

Net income (loss)......................................              45                 (375)                  (330)

Preferred share distributions..........................               7                   (7)  (E)                 0
                                                            -----------            ----------            -----------

Net income (loss) available to common shareholders.....     $        38            $    (368)            $     (330)
                                                            ===========            =========             ==========

Basic and diluted earnings per common share............     $      0.00                                  $    (0.02)
                                                            ===========                                  ==========

Basic and diluted earnings per recapitalized common share   $      0.00                                  $    (0.02)
                                                            ===========                                  ==========

Weighted average number of
  common shares outstanding............................          12,954

Weighted average number of common
  shares and equivalents outstanding...................          13,080

After recapitalization
Weighted average number of
  common shares outstanding............................          17,075                                       17,075

Weighted average number of common shares and
  equivalents outstanding..............................          17,201                                       17,201

                  NEW AMERICA NETWORK, INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                       for the Year Ending June 30, 1997
                                  (Unaudited)


                                                                                                           Pro Forma
                                                                                                             June,
                                                             Historical      Reincorporation Merger(A)     30 1997
                                                             ----------      -------------------------     ---------
Revenue:
     Commissions.......................................     $     4,001            $        0            $     4,001
     License fees......................................           1,282                     0                  1,282
     Other.............................................             618                     0                    618
     Interest income...................................               0                     0                      0
                                                            -----------            ----------            -----------

     Total revenue.....................................           5,901                     0                  5,901
                                                            -----------            ----------            -----------

Costs and expenses:
     Commission expense................................           1,143                     0                  1,143
     Sales and marketing...............................             321                     0                    321
     Compensation and benefits.........................           2,528                     0                  2,528
     Operating expenses................................           1,644                   500  (B)             2,144
     Depreciation and amortization.....................              52                     0                     52
     Interest, net.....................................              60                     0                     60
                                                            -----------            ----------            -----------

     Total costs and expenses..........................           5,748                   500                  6,248
                                                            -----------            ----------            -----------

Income from operations.................................             153                 (500)                  (347)

Other expenses:

Loss in investment in NAIS.............................              25                     0                     25
                                                            -----------            ----------            -----------

     Total other expenses..............................              25                     0                     25
                                                            -----------            ----------            -----------

Income taxes...........................................               0                     0                      0
                                                            -----------            ----------            -----------

Net income (loss)......................................             128                 (500)                  (372)

Distributions on preferred shares......................              11                  (11)  (E)                 0
                                                            -----------            ----------            -----------

Net income (loss) available to common shareholders.....     $       117            $    (489)            $     (372)
                                                            ===========            =========             ===========

Basic and diluted earnings per common share............     $      0.01                                  $    (0.02)
                                                            ===========                                  ==========

Basic and diluted earnings per recapitalized common share   $      0.01                                  $    (0.02)
                                                            ===========                                  ===========

Weighted average number of
  common shares outstanding............................          12,883

Weighted average number of common
   shares and equivalents outstanding..................          13,035

After recapitalization
----------------------
Weighted average number of
  common shares outstanding............................          16,981                                      16,981

Weighted average number of common shares and
  equivalents outstanding..............................          17,133                                      17,133

         The accompanying notes and management's assumptions are an integral part of this statement.

Footnotes to NAI's Pro Forma Consolidated Statements of Operations for the year ended June 30, 1997 and the Nine Months ended March 31, 1998.

The Loss from Discontinued Operations is eliminated for purposes of the Pro Forma Consolidated Statements of Operations for the year ended June 30, 1997.

A) The pro forma balance sheet does not reflect the receipt of proceeds of the Rights Offering and Concurrent Offering; because there is no standby underwriter the proceeds of such offerings cannot be determined at that time. The following supplemental adjusted pro forma information reflects the impact of proceeds of the Rights Offering and Concurrent Offering based on three different scenarios relating to the number of Underlying Shares, Excess Shares and Additional Shares issued, as described in (B), (C), (D) and (E) below.


Pro Forma Statement of Operations for the nine months ended March 31, 1998


                                                      Historical                 Pro Forma March 31, 1998
                                                      ----------    ------------------------------------------------
                                                                    (Maximum)           (Moderate)         (Minimum)
Total revenue (C)                                     $   4,438     $    5,676          $  5,057           $   4,438

Total costs and expenses (B), (D)                         4,376          4,704             4,704               4,704
                                                      ---------     ----------          --------           ---------

Income (loss) from operations                                62            972               353               (266)

Total other expense                                          12             12                12                  12

Income taxes                                                  5              5                 5                   5
                                                      ---------     ----------          --------           ---------

Net income (loss)                                            45            955               336               (283)

Preferred share distributions (E)                             7              -                 -                   -
                                                      ---------     ----------          --------           ---------

Net income (loss) available for common shareholders   $      38     $      955          $    336           $   (283)
                                                      ---------     ----------          --------           --------

Basic and diluted earnings per common share                0.00

Basic and diluted earnings per recapitalized
  common share                                             0.00           0.03              0.01              (0.02)


Pro Forma Statement of Operations for the year ended June 30, 1997

                                                       Historical                   Pro Forma June 30, 1998
                                                     ------------- ------------------------------------------------
                                                                       (Maximum)        (Moderate)         (Minimum)

Total revenue (C)                                     $   5,901     $    7,551          $  6,726           $   5,901

Total costs and expenses (B), (D)                         5,748          6,188             6,188               6,188
                                                      ---------     ----------          --------           ---------

Income (loss) from operations                               153          1,363               538               (287)

Total other expense                                          25             25                25                  25

Income taxes                                                  -              -                 -
                                                      ---------     ----------          --------           ---------

Net income (loss)                                           128          1,338               513               (312)

Preferred share distributions (E)                            11              -                 -                   -
                                                      ---------     ----------          --------           ---------

Net income (loss) available for common shareholders   $     117     $    1,338          $    513           $   (312)
                                                      ---------     ----------          --------           --------

Basic and diluted earnings per common share                0.00

Basic and diluted earnings per
  recapitalized common share                               0.00           0.04              0.02              (0.02)

Footnotes to NAI's Pro Forma Consolidated Statements of Operations for the year ended June 30, 1997 and the Nine Months ended
March 31, 1998.  (Continued)


                                                                                   March 31, 1998        June 30, 1997
                                                                                   --------------        -------------

B)   To reflect fees and costs payable under the Intercompany Agreement.              $    375             $   500

C) To reflect the interest earned on an investment contract for the net proceeds:


                                Invested
                                  Cash                 Rate                                 Interest Earned

     Maximum proceeds         $  30,000                5.50%                          $1,238                 $1,650
     Moderate proceeds           15,000                5.50%                          $  619                 $  825
     Minimum proceeds                 0                5.50%                               0                      0


D) To reflect the reduction of interest on the pay down of outstanding notes and loans payable.

                                                    Debt Repaid                             Interest Saved

                                                    $    643                          $   47                 $   60

E) To reflect the elimination of preferred share distributions in connection
with the redemption of the redeemable convertible preferred shares.                   $    7                 $   11

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         New America Network, Inc., which conducts business as New America International, operates a network of independently owned, licensed real estate brokers throughout the United States and abroad. NAI, directly and through its Broker Members, provides commercial real estate brokerage and other real estate- related services to local, regional, national and international businesses. Unlike other real estate broker networks, in addition to managing real estate transactions generated by its brokers, NAI generates its own source of real estate transactions for its brokers and actively manages and tracks those transactions on behalf of its Clients. In order to increase the portfolio of services marketed to Clients and Broker Members, NAI has entered into several alliance agreements with entities which provide real estate-related services which complement NAI's brokerage capabilities, including sealed-bid sales, real estate auctions, real estate financing and appraisals.


         NAI earns revenue primarily from the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition, disposition or leasing of real property assigned to them by NAI. Revenue from brokerage commissions is largely transactional in nature and subject to economic cycles. However, NAI's geographic coverage, number of transactions and continuing client base tend to minimize the impact of economic cycles on annual revenue. NAI also earns revenue from (i) the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition and/or disposition or leasing of real estate referred to them by other Broker Members, (ii) the sharing of fees received from Alliance Members in sealed-bid sales, auction transactions and other Real Estate-Related Services and (iii) the collection of annual membership fees paid by Broker Members and Alliance Members ("License fees"). Other revenues of NAI include primarily (i) marketing fees for Broker Members, which is generally calculated as a percentage of the Broker Members' License fees, and (ii) convention and meeting revenue. A major expense to NAI is the commission expense which is a direct function of gross commission revenue levels. In numerous instances, NAI collects a gross commission and must subsequently pay the Broker Member their respective portion of the gross commission. Other operating expenses of NAI includes professional fees, advertising and promotion expenses, rental expenses and various other general and administrative costs incurred by NAI in their day to day operations.

Liquidity and Capital Resources

         At March 31, 1998  NAI had approximately $220,000 of cash on hand.

         NAI had loans outstanding of $643,000 at March 31, 1998. Of this amount, $441,000 was due to related parties with interest rates ranging from 10% to 12%. These loans are due on demand. In addition, NAI had a bank loan outstanding of $6,666 which requires monthly payments of principal of $3,333 with interest at the bank's prime rate (8.5% at March 31, 1998) plus 1%. NAI also had a bank loan outstanding of $95,000 which requires monthly payments of principal and interest of $1,667 with interest at the bank's prime rate (8.5% at March 31, 1998) plus 1%. This loan matures in November 2002. NAI also has a $100,000 line of credit with First Washington State Bank which expires October 2, 1998. Interest on any outstanding borrowings is at the bank's prime rate (8.5% at March 31, 1998) plus 1%. This line was fully utilized at March 31, 1998.


         Assuming all of the Underlying Shares and Additional Shares are purchased in the Rights Offering and in the Concurrent Offering, NAI expects to receive proceeds of approximately $38,000,000. Management will use such proceeds in the following order of priority: (i) pay the expenses of the Rights Offering, the Concurrent Offering and the Related Transactions, (ii) repay $202,000 principal amount of indebtedness incurred in connection with the repurchase of shares of Series A Preferred Stock of NAI for an aggregate repurchase price of $202,000 indebtedness, (iii) repay outstanding indebtedness, (iv) expand NAI's Corporate Services Department and Investment Sales Department, and (v) acquire and develop Real Estate-Related Services. See "Use of Proceeds." The balance of any proceeds will be invested in short-term commercial paper at a rate of approximately 5.5% per annum until used for general corporate and working capital purposes and to opportunistically acquire real estate. In the event that the full proceeds of $38,000,000 is not received, management will use any proceeds received in the above order.


         Management believes it has adequate access to capital to continue to meet its short-term requirements and objectives, including its needs over the next 12 months. NAI's short-term needs will be met from the proceeds of the Rights Offering and the Concurrent Offering and cash flow from operations.

         NAI has established a Year 2000 compliance review process to assess the impact of the Year 2000 on the company's business, operations and financial condition. The process encompasses internal information technology systems, office mechanical operation systems and the potential impact from Broker Members and vendors. Management believes that NAI has no material exposure to the Year 2000 issues at this time.

Commitments


         In connection with a lease on NAI's corporate headquarters, NAI pays an annual rent of $102,000, plus the payment of maintenance expenses. In addition, pursuant to the Intercompany Agreement, NAI will be obligated to pay an annual consulting services fee of $500,000, payable in equal monthly installments of $41,666.

Results of Operations

         Nine months ended March 31, 1998 versus the nine months ended March
         -------------------------------------------------------------------
31, 1997
--------

             Net income for common shareholders decreased $9,000, or 19%, from $47,000 for the nine months ended March 31, 1997 to $38,000 for the same period in 1998. This decrease is due to a combination of factors as described below.

         Revenue from commissions decreased $74,000, or 3%, from $2,910,000 for the nine months ended March 31, 1997 to $2,836,000 for the same period in 1998. This decrease is due to a decrease in broker to broker commissions which is primarily the result of a lower dollar value of transactions in the broker to broker area.

         License fees increased $205,000, or 22%, from $923,000 for the nine months ended March 31, 1997 to $1,128,000 for the same period in 1998. The increase was due to an increase in the number of international broker members (which resulted in approximately $125,000 of additional fees) and increased revenue from existing membership renewals (which increased approximately 5% per annum over prior year's fees).


         Other revenue decreased $89,000, or 16%, from $563,000 for the nine months ended March 31, 1997 to $474,000 for the nine months ended March 31, 1998. The decrease was due to a one time change in NAI's meeting and events calendar in 1998 in which NAI did not hold one of its major meetings, the National Council Symposium.


         Commission expense decreased $186,000, or 24%, from $788,000 for the nine months ended March 31, 1997 to $602,000 for the nine months ended March 31, 1998. NAI's commission expense is proportionately less on a Network to Broker transaction than on a Broker to Broker transaction. Because a greater percentage of NAI's 1998 revenue was generated from its Network to Broker business than in 1997, the total commission expense decreased.


         Sales and marketing expenses increased $83,000, or 43%, from $194,000 for the nine months ended March 31, 1997 to $277,000 for the nine months ended March 31, 1998. This increase was due primarily to increased costs of NAI's annual convention and meetings, which was offset by a decrease in costs as a result of NAI not holding its National Council Symposium in 1998.

         Compensation and benefits decreased $79,000, or 4%, from $1,911,000 for the nine months ended March 31, 1997 to $1,832,000 for the nine months ended March 31, 1998. This decrease was due primarily to the streamlining and consolidation of staffing.

         Other operating expenses increased $391,000, or 33%, from $1,187,000 for the nine months ended March 31, 1997 to $1,578,000 for the nine months ended March 31, 1998. This increase was due to an increase in public relations and advertising relating to the change in the corporate trade name from New America Network, Inc. to New America International, Inc.

         NAI had a loss from operations of discontinued businesses of $162,000 for the nine months ending March 31, 1997. NAI discontinued its New America Financial Services ("NAFS") division which provided a wide array of financial services. These services are currently provided by Alliance members. NAI had no such loss for the same period in 1998.

         Year ended June 30, 1997 versus the year ended June 30, 1996
         ------------------------------------------------------------

         Net income (loss) for common shareholders increased $104,000, or 50%, from a loss of ($210,000) in 1996 to a loss of ($106,000) in 1997. This increase is due to a combination of factors as described below.

         Revenue from commissions decreased $123,000, or 3%, from $4,124,000 for the year ended June 30, 1996 to $4,001,000 for the year ended June 30, 1997. The decrease was primarily due to a decrease in broker to broker transactions.

         License fees decreased $91,000, or 7%, from $1,373,000 for the year ended June 30, 1996 to $1,282,000 for the year ended June 30, 1997. The decrease was due to the discontinuance of the property management services in early fiscal 1997. Fees were recognized for the property management services for the entire fiscal 1996 year.

         Other revenue increased $95,000, or 18%, from $523,000 for the year ended June 30, 1996 to $618,000 for the year ended June 30, 1997. The increase was primarily due to a new contract in 1997 in which NAI was paid $42,000 for the use of their Real Estate Planning Guide on the internet. The residual increase was due to a general increase in marketing assessments.

         Commission expense decreased $639,000, or 36%, from $1,782,000 for the year ended June 30, 1996 to $1,143,000 for the year ended June 30, 1997. The decrease was primarily due to a decrease in sealed bid transactions.

         Sales and marketing expenses increased $36,000, or 13%, from $285,000 for the year ended June 30, 1996 to $321,000 for the year ended June 30, 1997. This increase was due to increased costs of conventions and meetings.

         Compensation and benefits increased $90,000, or 4%, from $2,438,000 for the year ended June 30, 1996 to $2,528,000 for the year ended June 30, 1997. This increase was due to the addition of personnel in the Corporate Services and Brokerage Services areas.

         Other operating expenses increased $169,000, or 11%, from $1,475,000 for the year ended June 30, 1996 to $1,644,000 for the year ended June 30, 1997. This increase was due to an increase in public relations and advertising relating to changing the corporate trade name from New America Network, Inc. to New America International, Inc.

         The loss from operations of discontinued businesses increased $95,000, or 74%, from $128,000 for the year ended June 30, 1996 to $223,000 for the year ended June 30, 1997. This loss represents the effect of the discontinuance of NAFS in each respective year.

         Preferred share distributions decreased $2,000, or 15%, from $13,000 for the year ended June 30, 1996 to $11,000 for the year ended June 30, 1997. This decrease was due to a redemption of 25,000 shares of NAI's preferred stock for $50,000.

         Year ended June 30, 1996 versus the year ended June 30, 1995
         ------------------------------------------------------------

         Net income (loss) for common shareholders decreased $485,000 from income of $275,000 in 1995 to a loss of ($210,000) in 1996. This decrease is due to a combination of factors as described below.

         Revenue from commissions decreased $247,000, or 6%, from $4,371,000 for the year ended June 30, 1995 to $4,124,000 for the year ended June 30, 1996. The decrease was primarily due to a decrease in the Network to Broker commissions. In 1995, there were two major Network to Broker deals which totaled approximately $439,000. While these fees were not similarly earned in 1996, the decrease was partially offset by an increase in sealed bids and broker to broker commissions.

         License fees increased $215,000, or 19%, from $1,158,000 for the year ended June 30, 1995 to $1,373,000 for the year ended June 30, 1996. The increase was primarily due to the fees earned by the property management services ($166,000) which was a new service provided in 1996.

         Other revenue increased $53,000, or 11%, from $470,000 for the year ended June 30, 1995 to $523,000 for the year ended June 30, 1996. The increase was primarily due to marketing assessment fees which were initiated in mid-year in 1995 with a full year of revenues recognized in 1996.

         Commission expense increased $297,000, or 20%, from $1,485,000 for the year ended June 30, 1995 to $1,782,000 for the year ended June 30, 1996. The increase was primarily due to an increase in sealed bid sales in fiscal year 1996.

         Sales and marketing expenses decreased $39,000, or 12%, from $324,000 for the year ended June 30, 1995 to $285,000 for the year ended June 30, 1996. This decrease was due to NAI eliminating its regional meetings in 1996 and thereby incurring no costs with respect to these meetings.

         Compensation and benefits increased $457,000, or 23%, from $1,981,000 for the year ended June 30, 1995 to $2,438,000 for the year ended June 30, 1996. This increase was due to an increase in personnel in the Northeast and Southeast brokerage services regions, Corporate Services, Property Management and Headquarters staff.

         Other operating expenses increased $139,000, or 10%, from $1,336,000 for the year ended June 30, 1995 to $1,475,000 for the year ended June 30, 1996. This increase was primarily due to an increase in travel expenses for newly hired regional staff as well as an increase in advertising and promotional expenses.

         The loss from operations of discontinued businesses decreased $264,000, or 67%, from $392,000 for the year ended June 30, 1995 to $128,000 for the year ended June 30, 1996. This decrease was due to NAI recording a loss of approximately $245,000 in 1995 related to the discontinuance of RealQuest, Inc., a wholly-owned subsidiary of NAI. NAI recorded a loss of approximately $147,000 and $128,000 for the discontinuance of NAFS for the years ended June 30, 1995 and 1996, respectively.

         Preferred share distributions decreased $2,000, or 16%, from $15,000 for the year ended June 30, 1995 to $13,000 for the year ended June 30, 1996. This decrease was due to a redemption of 25,000 shares of NAI's preferred stock for $50,000.

Inflation

Most of NAI's revenue is derived from commissions on the sale or lease of commercial property and therefore is protected from inflation since an increase in the sales prices or lease rates would generate additional revenue. The majority of the license agreements signed by the Broker Members have fee increases built in for the term of the agreements which are based on fixed increases or increases over the Consumer Price Index. These two factors help decrease NAI's exposure to inflation.

                                   BUSINESS

General Description

         NAI operates a Network of independently owned, licensed real estate Broker Members throughout the United States and, more recently, abroad. NAI, directly and through its Broker Members, provides commercial real estate brokerage services to local, regional, national and international Clients. NAI has approximately 130 affiliated Broker Members, which employ approximately 2,600 agents, operating in approximately 300 markets, including North, Central and South America and Western Europe. NAI believes it is represented in more North American market areas than any national commercial real estate brokerage company. Unlike other real estate broker networks, in addition to managing real estate transactions generated by its Broker Members, NAI generates its own source of real estate transactions for its Broker Members and actively manages and tracks those transactions on behalf of Clients. In order to increase the portfolio of services marketed to Clients and Broker Members, NAI has entered into several alliance agreements with Alliance Members which provide real estate related services which complement NAI's brokerage capabilities, including sealed-bid sales, real estate auctions, real estate financing and appraisal services. As of June 30, 1998, the Network had an inventory of approximately 1,683 assignments to buy, sell or lease real property (approximately 77% of which are exclusive to NAI), with a transaction value of approximately $927 million, and which would generate fees to NAI of approximately $6.8 million, if consummated. There is no assurance that such inventory will result in any revenues to NAI.

         NAI earns revenues primarily from the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition, disposition or leasing of real property assigned to them by NAI (approximately $2,686,000 or 46% of NAI's net revenues for fiscal year 1997). NAI also earns revenues from (i) the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition and/or disposition or leasing of real estate referred to them by other Broker Members (approximately $1,063,000 or 18% of NAI's net revenues for fiscal year 1997), (ii) the sharing of fees received from Alliance Members in sealed-bid sales, auction transactions and other Real Estate-Related Services (approximately $170,000 or 3% of NAI's net revenues for fiscal year 1997), and (iii) the collection of annual membership fees paid by Broker Members and Alliance Members (approximately $1,282,000 or 22% of NAI's net revenues for fiscal year 1997).

         NAI began forming the Network in 1978 in order to meet the growing real estate needs of large national and international corporations in multiple markets. NAI meets the multiple market needs of its Clients and its Broker Members by combining local representation with the management and control capabilities of its centralized Corporate Services Department. NAI's Corporate Services Department is responsible for establishing and developing relationships with Clients in order to generate assignments for the Network and its Broker Members. Currently, NAI has 13 staff members in its Corporate Services Department serving over 100 Clients. These Clients include retail chains (such as Woolworth Corp.), international companies (such as International Paper Company), service businesses (such as Roadway Services, Inc.), and other larger owners of real estate (such as the United States Postal Service, a new Client of NAI). NAI's Clients are often involved in real estate transactions in multiple markets. In addition, NAI has an Investment Sales Department which specializes in the acquisition and disposition of real estate for Clients who are seeking to acquire, or currently own, real estate for investment purposes. See "--Corporate Services Department" and "--Investment Sales."

         NAI maintains a proprietary information sharing and research intranet, in order to efficiently and effectively coordinate with its Broker Members to meet its Clients' needs. NAI's information systems consist of a transaction management system and a central database information system. NAI's computerized transaction management system allows Broker Members, the Corporate Services Department and Clients to manage and track the progress of transactions assigned to Broker Members, including those generated by its Broker Members. NAI's databases include, among other things, real estate market data, demographic information, Broker Member profiles, Broker Member listings, transaction histories, Client relationship information and Client profiles. See "--NAI Technology and Information Services."

         NAI's objective is to increase profitability by continuing to grow its brokerage business, increase its international coverage, expand its Corporate Services and Investment Sales Departments and to further develop its non-brokerage Real Estate-Related Services, including sealed-bid sales and real estate auctions, and to acquire or develop additional Real Estate-Related Services. To the extent funds are available from the proceeds of the Rights Offering and the Concurrent Offering referred to below, NAI's strategy will be to (i) expand NAI's Corporate Services Department and Investment Sales Department to generate business from additional Clients and in new markets,
(ii) invest in or acquire brokerage firms (including certain of those owned by Broker Members) and firms which provide Real Estate-Related Services, (iii) train and support Broker Members to generate additional business for the Network; (iv) continue to expand the Network into international markets, (v) generate additional revenue by providing brokerage and Real Estate-Related Services to Kranzco, (vi) expand and enhance NAI's real estate technology and information services, (vii) opportunistically acquire and develop real estate for its own account and (viii) utilize Real Estate-Related Services to create and develop relationships with Clients.

The Network

         NAI began forming the Network in 1978 on the premise that local commercial real estate brokers could not efficiently service the needs of national and international businesses due to the extremely local nature of the commercial real estate market. Previously, local commercial brokers could only assist a business with respect to its needs in a limited market area; however, large national and international corporations need real estate services in multiple market areas. NAI's affiliated Network of Broker Members throughout the United States enables NAI to simultaneously provide real estate services to businesses with multiple requirements in a number of market areas. NAI, with approximately 130 Broker Members in 46 states and 10 countries, provides real estate services to its Clients throughout the United States and, more recently, abroad. See "--Competition" and "Risk Factor--Competition; Ability to Retain Broker Members and Attract Additional Broker Members."

         By agreeing to dispose of or acquire its real estate through the Network, a Client can utilize one large brokerage network to simultaneously execute numerous real estate transactions in different markets. Clients avoid the time-consuming tasks of interviewing, establishing relationships with, and negotiating with, different commercial real estate brokers, and minimize time spent managing the status and progress of each transaction in multiple market areas.

         Through the use of the Network's facilities and the individual marketing know-how of the Broker Members, a seller or lessor can quickly establish whether there is a strong demand for its property, while a purchaser or lessee can immediately determine which properties being offered across the country meet its requirements. To facilitate this process, NAI maintains computerized information on potential lessors and lessees, types of properties sought or available for sale in numerous markets, preferred locations, rental rates, price and mortgage financing requirements and other relevant information.

Broker Members

         NAI established the Network as a nationally recognized marketer of real estate services, by obtaining quality Broker Members in major metropolitan areas and smaller cities throughout the United States, as well as more recently in foreign countries. NAI selects its Broker Members based upon a number of factors including (a) the Broker Member's reputation in the industry, (b) the sales volume of the Broker Member in its local market, (c) the Broker Member's ability and desire to work with NAI and NAI's stated method of operations, (d) the professionalism of the sales associates as evidenced by industry designations and memberships and (e) the Broker Member's performance in interviews performed by NAI. As of June 30, 1998, NAI had approximately 130 Broker Members in 46 states and 10 foreign countries. Approximately 80 of the Network's Broker Members have been with NAI for 5 years or longer.

         In order to ensure that the Network's standards for Broker Members are consistently maintained, NAI has established a Broker Services Department. The Broker Services Department, which consists of 11 members, focuses on training Brokers to (i) develop and fulfill business on behalf of NAI, (ii) adhere to NAI systems and processes, (iii) use the Network and its computer tracking systems in order to manage real estate transactions assigned to them through the Network and for their own internal use, (iv) effectively utilize NAI's national and international identity, and (v) meet the needs of NAI's Clients. After a Broker Member becomes a member of the Network, NAI performs periodic reviews to determine whether such Broker Member is maintaining the standards set forth in its Membership Agreement. In the past, NAI has replaced certain Broker Members who have not met their obligations under the Membership Agreements. NAI intends to continue this practice so that the Network can continue to provide high quality service to its Clients.

Membership Agreements and Fees

         Each Broker Member executes an agreement ("Membership Agreement") which defines the legal relationship between NAI and the Broker Member, including the Broker Member's obligations, the services to be provided by the Network and the compensation to be paid for such services by the Broker Member (including an annual membership fee and co-brokerage commission arrangements). Under the terms of the Membership Agreement, the majority of Broker Members, in most instances, obtain an exclusive territory and a license to use NAI's service marks including "New America," "New America International," "NAI" and the "NAI Globe" logo. Territories in the United States range in size from single cities to several counties (sometimes in more than one state), or statewide depending on the demographics of the area. International territories range in size from single cities to, under certain circumstances, an entire country.

         In certain market areas, NAI has selected more than one Broker Member. All such Broker Members are designated as "Specialty Members" as each specializes in one or more types of real estate (i.e., Retail, Industrial or Office). This practice was instituted to address situations in which no individual commercial broker could be identified in a particular market area meeting NAI's qualifications as a full service broker. It also reflects NAI's recognition that in certain market areas the Network and its Clients could best be served by Specialty Members.

         Over the past 18 months NAI has been transitioning Broker Members to a new form of Membership Agreement. The old form, which typically provided for a three year term, permitted members to terminate the Membership Agreement at any time upon 45 days notice. The new form of Membership Agreement, which includes stronger identity and performance standards as well as increased licensing fees, does not allow early termination of the Membership Agreement except for cause. NAI may terminate such agreements for specified causes upon forty-five (45) days written notice to a Broker Member. Approximately 60% of the Broker Members have executed the new form of Membership Agreement.

         Each Broker Member pays NAI an annual membership fee ("Membership Fee"), which varies depending upon the population level of a Broker Member's exclusive territory. Each Broker Member is also required to pay an annual marketing assessment equal to 15% of its Membership Fee. NAI has agreed to spend a minimum of 3.5% of the total annual Membership Fees it receives on marketing activities annually. NAI earns most of its revenue from the co-brokerage provisions contained in the Membership Agreement. NAI's share of any brokerage commission earned from such services ranges from 10% to 50% depending on NAI's involvement in the transaction. Of NAI's net revenues for fiscal year 1997, approximately $2,686,000 or 46% were earned through the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition, disposition or leasing of real property assigned to them by NAI, approximately $1,063,000 or 18% of NAI's net revenues were earned through the sharing of brokerage commissions with Broker Members who earn commissions from the acquisition and/or disposition or leasing of real estate referred to them by other Broker Members, and approximately $1,282,000 or 22% of NAI's net revenues were earned through the collection of annual membership fees paid by Broker Members and Alliance Members.

         NAI's percentage of the Broker Member compensation may be decreased in instances where the Network Client was introduced to the Network by a Broker Member or where an assignment was originally identified by a Broker Member. In those instances, the Broker Member who made the introduction or identified the listing may be entitled to a portion of the commission.

Broker Services Group

         NAI believes that in addition to obtaining assignments and Clients for Broker Members, the Network creates a framework within which Broker Members can assist each other in their own businesses. In order to strengthen the relationship among Broker Members, NAI conducts annual international conventions and regional meetings on various aspects of utilizing the Network and structuring transactions for all Broker Members. Also, the Network maintains a Broker Member Advisory Council consisting of 24 Broker Members, which offers advice to NAI regarding ways in which to improve the Network and the services offered by it.

         Additional publications, advertising, promotional materials and public relations enhance NAI's image and reputation. NAI membership and participation is maintained in industry trade associations including the International Council of Shopping Centers ("ICSC"), International Association of Corporate Real Estate Executives ("NACORE"), Industrial Development Research Council ("IDRC") and other similar groups.

         To further increase the Network's capabilities to service Clients, NAI has established five Specialty Councils addressing various issues peculiar to industrial, office, retail, land and investment properties. Each Specialty Council is made up of Broker Members and/or sales persons associated with such Broker Members who specialize in those areas. Through the personal relationships which are established, NAI believes that council members gain a greater recognition of each other's capabilities, local market knowledge and general expertise.

Corporate Services Department

         NAI's Corporate Services Department is responsible for establishing and developing relationships with existing and potential Clients in order to generate assignments for the Network and its Broker Members. NAI employs persons with backgrounds in business and finance ("Corporate Service Executives") to solicit and secure from existing and potential Clients, exclusive assignments to acquire, dispose of or lease commercial real estate. The current trend of downsizing corporate real estate departments has increased the need for Corporate Services Executives, who can assist corporate real estate departments with multiple transactions. The Corporate Services Department assists Clients in managing multiple transactions through NAI's technology and information systems, which facilitate up-to-date electronic and/or written reports which are regularly sent to Clients and Broker Members. See "--NAI Technology and Information Systems."

         NAI's Corporate Services Department has ongoing relationships with more than 100 Clients, including the Hertz Corporation, Pepsi-Cola, Airborne Express, and the International Paper Company. Substantially all NAI- generated assignments from its Clients are exclusive to NAI and many assignments referred from one Broker Member to another Broker Member are also exclusive to the initiating Broker Member. These assignments include acquisitions, dispositions, buy-outs, sales, leases and auctions of office, industrial and retail properties. Assignments are obtained in NAI's name and then directed to the Broker Members for execution. In certain circumstances the assignment, although secured by NAI, is placed directly with the Broker Member. Resulting commissions are shared with NAI as prescribed in the Broker Members Membership Agreement. See "Business--Membership Agreements and Fees". In some instances, NAI will structure a partner relationship with a Broker Member pursuant to which the Broker Member will act as a Corporate Service Executive with respect to a Network Client. This typically occurs when a Broker Member has a significant relationship with a Client with national and international real estate needs. As of June 30, 1998, NAI employed 13 staff members for its Corporate Services Department. Currently, the majority of the Clients of the Corporate Service Department are located in the eastern and north central United States; however, upon consummation of the Exchange Offer, the Distribution, the Rights Offering and the Concurrent Offering, NAI intends to retain additional Corporate Service Executives to solicit Clients from throughout the United States and abroad.

Investment Sales

         In order to increase transactions generated for the Network, NAI has established an Investment Sales Department, consisting of two real estate professionals, which specializes in the acquisition and disposition of real estate for Clients who are seeking to acquire, or who currently own, real estate for investment purposes, rather than for the investor's business use. A specific target of the Investment Sales Department is the identification and sale of properties to REITs, as well as insurance companies or pension funds which may be interested in the acquisition of real estate investments for their portfolios.

         The Investment Sales Department works with Broker Members to assist them in pursuing investment opportunities which the Department has identified. The Investment Sales Department also works closely with the members of NAI's Specialty Council for Investment Sales to stimulate Broker-to-Broker investment referrals and to obtain sources of financing for investment transactions.

         The Investment Sales Department has previously assisted Kranzco in pursuing Kranzco's strategy of acquiring shopping centers. In December 1997, Kranzco acquired five shopping centers, aggregating approximately 650,000 square feet of GLA, for approximately $44 million. NAI's Investment Sales Department initiated this opportunity, and assisted Kranzco in acquiring the properties. Kranzco's acquisition of such properties generated $100,000 in fee income to NAI.

         During the calendar year ended December 31, 1997, the Network consummated 20 investment real estate transactions with a transaction value of approximately $100,000,000, which resulted in approximately $400,000 of revenues to NAI (which for financial purposes are reported as commissions).

Real Estate-Related Services

         NAI is in the process of widening its focus from a transactional core to include more Real Estate-Related Services. These services include real estate auctions and sealed-bid sales, real estate tax, valuation and appraisal services, real estate information services (providing sales and marketing data and demographic information), lease audits (review of leases for tenants in order to ensure no overpayments were made), loan sales (purchases of defaulted mortgages), and senior citizen housing (an investment specialty focusing on facilities for the growing population of senior citizens). In order to expand into Real Estate-Related Services, NAI has entered into several agreements with Alliance Members pursuant to which certain Real Estate-Related Services are provided by Alliance Members to Broker Members and Clients. To date, the only Real Estate-Related Services which have generated significant revenues, in addition to the membership fees paid by Alliance Members, for NAI have related to national auctions and international sealed-bid sales. See "Business -- Accelerated Marketing Programs" below.

         Each Alliance Member pays NAI an annual membership fee (an "Alliance Membership Fee"), which varies depending upon the market opportunity and the NAI Services to be provided. Of NAI's net revenues for calendar year 1997, approximately $475,000 of NAI's net revenues were earned through the sharing of fees received from Alliance Members in the sealed-bid sales and auction transactions (which for financial purposes are reported as commissions) and approximately $25,000 of NAI's net revenues were earned through the collection of annual membership fees paid by Alliance Members (which for financial purposes are reported as license fees). Other Real Estate-Related Services which have not as yet provided significant revenues to NAI have been strategically implemented in order to provide a full range of services which may fulfill the real estate related needs of Clients. These services include lease auditing, appraisal services; and real estate information services.

Accelerated Marketing Program

         Through its Accelerated Marketing Program, NAI markets commercial real estate properties for disposition through alternative vehicles for real estate sales, such as sealed-bid sales and auctions. In 1994, NAI entered into agreements with Terra Marketing and Terra Marketing, East (collectively, "Terra"), an Alliance Member and specialist in international sealed-bid sales. In the sealed-bid process, Terra puts together a portfolio of commercial and industrial properties for sale. NAI and its Broker Members may assist Terra in creating the portfolio of properties. The properties may be in varied locations and have different owners. Terra then markets these properties to possible purchasers through a brochure. Purchasers interested in any property may request additional due diligence materials for a small fee. NAI Broker Members provide sales support by providing site tours and providing useful local information for those purchasers interested in visiting the site. The winning bids are selected by the seller of the property and Terra, together. For the calendar year ended December 31, 1997, NAI and Terra produced sealed-bid sales resulted in the sale of approximately 19 properties with approximately $421,000 of revenues to NAI (which for financial purposes are reported as commissions) and an additional $2,500,000 of revenues to Terra, participating Broker Members and other brokers. Fees earned in sealed-bid sales are paid by Terra to NAI and its Broker Members.

         In 1989, NAI entered into an alliance agreement with Michael Fox International, Inc., a specialist in national auction services ("Fox"). NAI and local Broker Members work with Fox to provide and assist in auction sales. NAI and Fox worked together on 15 auctions in the calendar year ended December 31, 1997. In the calendar year ended December 31, 1997, auction sales resulted in approximately $50,000 of revenues to NAI and an additional $500,000 of revenues to Fox, participating Broker Members and other brokers. Fees earned in auction sales are paid by Fox to NAI and its Broker Members.

NAI Technology and Information Services

         NAI has invested substantially in technology to create advanced systems to deliver services to its Clients and Broker Members, as well as to efficiently manage its operations. NAI believes that technology is important to the continued growth of NAI's business and the real estate brokerage industry generally. NAI continually refines its proprietary intranet in order to efficiently manage and track assignments, and communicate with Broker Members and Clients.

         NAI's central information sharing and research intranet consists of two proprietary software programs. REALTrac(TM), a transaction management system, allows Broker Members, the Corporate Services Department and the Investment Sales Department, to efficiently and effectively manage and track the progress of transactions assigned to Broker Members. REALTrac(TM) allows NAI staff to easily track multiple Client assignments, and produce portfolio activity reports. REALNet(TM), NAI's central database information system, includes, among other things, Broker Member profiles, Broker Member listings, transaction histories, Client relationship information and Client profiles.

         NAI maintains both public-access and secure, limited-access web sites in order to provide computer access to NAI's Broker Members and Clients, as well as the general public. Broker Members access REALTrac(TM) and REALNet(TM) through www.members.naiweb.com, a secure, web-based system. www.members.naiweb.com also hosts discussion groups; a site to post property listings to NAI's internet site, www.naiweb.com; NAI's Marketing Resource Center where Broker Members can download marketing presentations; current press releases; and the "Market Maker" system which promotes Broker-to-Broker opportunities. www.clients.naiweb is a secure site which has been designed to allow Clients to log into NAI's information network and get immediate updates on the status of any assignments which such Client has placed with the Network. The information contained in this site is fed directly from the NAI REALTrac(TM) system. This site also allows Clients to contact NAI staff that is working on their assignments. NAI's website, www.naiweb.com, is a public site which conveys NAI's image in the marketplace, houses interactive versions of NAI's marketing materials, and NAI's annual Real Estate Planning Guide, a comprehensive, market-by-market commercial real estate analysis of over 140 real estate markets. Additionally, this site maintains a global property listings database with over 1,500 active commercial property listings which are posted by Broker Members.

         NAI provides Broker Members and Clients with key demographic, mapping and site modeling services through its New America Information Services division ("NAIS"), previously operated as a joint venture which has been terminated. NAIS annually licenses demographic databases from national information providers. The information contained in these databases is then used to produce custom demographic reports and sophisticated mapping services.

Competition

         NAI primarily seeks business from corporations, individual owner/investors and national and international organizations with real estate requirements in multiple market areas. NAI faces competition for clients on a local, regional and national basis from national broker-owned companies with global alliances, and national/global networks, as well as local and regional commercial brokerage firms. Some of NAI's largest competitors include CB Commercial Real Estate Services Group, Inc.; Cushman & Wakefield, Inc.; Grubb & Ellis Company; and Trammel Crow Company. However, NAI believes that it is in more North American market areas than any of these competitors. Real estate broker networks with which NAI competes include Colliers International; Oncor International; and The Commercial Network. NAI distinguishes itself from other real estate broker networks by generating its own source of real estate transactions for its Broker Members and actively managing those transactions, and does not simply facilitate an exchange of transactions generated solely by network members, as is the case in other broker networks.

         NAI's ability to earn revenues is directly related to its ability to attract and retain successful, independently owned, commercial and industrial, licensed real estate brokers ("Commercial Real Estate Brokers") in a substantial number of market areas as Broker Members. The number of brokers in different market areas and their strength and reputation in their own local markets may directly affect the anticipated volume of commissions generated through the Network, as well as NAI's ability to obtain exclusive assignments from a national client base. NAI is presently competing for Broker Members with cooperative commercial broker networks, as well as large national and regional commercial real estate brokerages. There has been a consolidation of real estate brokerage and service companies, which are better known and have greater resources than NAI that are actively seeking to acquire other real estate brokerage and service companies. Certain of NAI's competitors, such as CB Commercial and Grubb & Ellis, are attempting to grow their businesses through acquisitions, as well as by entering into affiliation agreements with independent Commercial Real Estate Brokers. To the extent these companies are successful in acquiring or entering into affiliation agreements with independent Commercial Real Estate Brokers, there may be a negative impact on NAI's ability to attract and retain qualified Commercial Real Estate Brokers as part of the Network as Broker Members. However, approximately 80 Broker Members have been members of the Network for 5 years or longer. See "Risk Factors - Competition; Ability to Retain Broker Members and Attract Additional Broker Members."


         In addition, approximately 40% of NAI's Broker Members are party to a Membership Agreement which permits Broker Members to terminate the Agreement upon 45 days prior notice. Certain Broker Members may not view the Related Transactions as favorable to them. Accordingly, there can be no assurance that in light of the increased competition to retain or acquire Commercial Real Estate Brokers, that Broker Members will not terminate, or renew, their Membership Agreements. See "Risk Factors - competition; ability to Retain Broker Members and Attract Additional Broker Members."

Government Regulation

State Laws Governing Real Estate Brokers

         Most states permit licensed real estate brokers to enter into commission sharing agreements with licensed real estate brokers from other jurisdictions. However, some states impose certain requirements with respect to entering into such agreements. For example some states allow only the local broker to conduct negotiations. Other states require a written commission sharing agreement to be filed with the state real estate commission. Still other states do not permit the out-of-state broker to conduct brokerage activities within the state. NAI presently has real estate brokerage licenses in New Jersey, Florida, New York, and Pennsylvania. See "Certain Transactions." NAI presently shares commissions with brokers in 48 jurisdictions, including states in which it has a license. NAI does not believe that it provides brokerage services or conducts negotiations in those states in which it shares commissions. In certain instances, NAI has not filed written fee sharing agreements with state real estate commissions. To the extent NAI has potentially violated any state law with respect to commission sharing, it may not be able to enforce its Membership Agreement and may be subject to civil liability or criminal penalties.

Laws Related to Franchising

         The offer and sale of franchises is subject to federal law and certain state laws. NAI believes that it is exempt from compliance with the Federal Trade Commission's ("FTC") trade regulation rule entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" (the "Franchise Rule"). The Franchise Rule requires a franchisor to provide pre-sale disclosure to a prospective franchisee prior to the sale of a franchise subject to the Franchise Rule. Many states have franchise sales laws that require a franchisor, prior to the offer or sale of a franchise in the state, to comply with registration or filing requirements, and, prior to the sale of a franchise, to provide a prospective franchisee with a current franchise offering circular. Certain other states have business opportunity laws that apply to some franchise agreements that also may require a seller to comply with applicable registration or filing requirements and to provide pre-sale disclosure. State franchise sales laws and business opportunity laws are described below as "State Laws." In addition, many states have laws that regulate certain substantive aspects of the franchisor-franchisee relationship, including termination or non-renewal of franchise agreements.

         NAI believes that by offering and selling memberships to its Broker Members it may have been offering a "franchise," as defined by the Franchise Rule, but that the offer and sale of such memberships are a "fractional franchise" and are exempt from compliance with the requirements of the Franchise Rule. As defined in the Franchise Rule, a "fractional franchise" is a commercial arrangement which meets the following two conditions: (a) the franchisee or any of its current directors or executive officers has more than 2 years of prior management experience at any time in the past in the business represented by the franchise and (b) the parties anticipated or should have anticipated, at the time they entered into their agreement, that the sales of the franchisee arising from the proposed relationship would represent no more than 20% of the total dollar volume of the franchisee's projected gross sales within at least one year after the franchisee commences selling the goods or services under the parties' agreement.


         NAI believes that it is exempt from compliance with the Franchise Rule, since (a) its Broker Members and their directors or executive officers typically had more than 2 years' experience as Commercial Real Estate Brokers at the time they entered into their agreements with NAI and (b) at the time a Broker Member entered into its Membership Agreement, neither NAI nor the Broker Member anticipated or should have anticipated that the sales proceeds of any Broker Member arising from membership in NAI would represent 20% or more of its sales.


         As of the date of the Prospectus, NAI has neither prepared nor distributed a franchise disclosure document ("Franchise Disclosure Document"). NAI believes that it is exempt from the requirements of many of the State Laws in states in which it has entered into Member Agreements, based on various exemptions, including, without limitation, applicable state "fractional franchise" exemptions (or the functional equivalent), exemptions in connection with the licensing of a registered trademark, or sophisticated purchaser exemptions. However, NAI appears to have been subject to certain requirements (e.g., registration or disclosure requirements) under State Laws in certain other states in which it has agreements with Broker Members. In some states, although no exemptions may have been available, past violations by NAI of claims under those State Laws would be time barred.


         NAI believes that there are approximately six (6) states with a State Law in which NAI has entered into Membership Agreements for which NAI may not be exempt, may have failed to comply with the filing or registration and disclosure provisions of such State Law, and for which it may be subject to certain sanctions or potential liability. Such sanctions or potential liability would include that NAI may be subject to civil penalties imposed by state regulatory agencies, and legal actions by existing Broker Members for rescission of existing Broker Membership Agreements, restitution, and damages as a result of any violation of such law. NAI believes that, if any state regulatory agencies or any of the Broker Members in such states sought such remedies and any such actions were successful, its potential liability could be to refund certain payments made to NAI. NAI believes that it has strong defenses to any alleged violation of any State Law. Notwithstanding, the applicability of such laws is uncertain as applied to NAI's Membership Agreements, and there can be no assurance that a court would not take the position that NAI should have complied with such laws in connection with those transactions. In the future NAI intends to comply with State Laws, where necessary, by preparation and delivery to prospective Members of a Franchise Disclosure Document, and registering or filing with necessary state authorities, and/or by complying with available exemptions.



         NAI has also recently entered into several Membership Agreements with Members in foreign countries. NAI believes that it either is not subject to, or would be exempt from, such laws. If NAI were subject to, or were not exempt from, such laws, it could be subject to actions by regulatory agencies and legal actions by existing Members, and subject to fines, penalties, and damages. NAI intends to comply with such laws in the future.

Trademarks

         NAI has a registered servicemark on the principal register with the United States Patent and Trademark Office for the logo design eagle and the initials "NAI" and the name "New America."

Legal Proceedings

         There is no material litigation pending, or to its knowledge, threatened against NAI or its properties.

Property

         NAI leases approximately 8,100 square feet of office space as its corporate headquarters located at Route 130 and Maple Stream Road, Hightstown, New Jersey. The landlord, The Building Center, Inc., is wholly owned by Gerald
C. Finn and his wife. See "Certain Transactions." The lease provides for an annual rental of $102,000 plus the payment of maintenance expenses. The initial lease, which expired on August 31, 1989, has been extended by an Extension of Lease Agreement, dated April 15, 1998, which provides for a one year term with automatic one year renewals, unless either party gives 90 days written notice.

                             RELATED TRANSACTIONS

The Exchange Agreement

         On _________, 1998, Kranzco, NAI and the Finns entered into the Exchange Agreement in connection with the Exchange Offer, which included certain representations, warranties and indemnities. In the Exchange Agreement the Finns agreed not to sell or transfer, directly or indirectly, any NAI Shares, Notes or any Kranzco Common Shares issuable upon conversion of the Notes held by the Finns for a period of three years from the closing of the Exchange Offer. The Finns also agreed, with certain exceptions, not to convert the Notes into Kranzco Common Shares until three years from the date of issuance. NAI also agreed that if the Related Transactions are consummated, all costs and expenses incurred by all parties in connection with the Related Transactions will be paid by NAI.


         In the Exchange Agreement NAI agreed to indemnify and hold harmless Kranzco and its affiliates (each an "indemnified person") from and against, any Losses (as defined in the Exchange Agreement) incurred by such indemnified person by reason of or arising out of or in connection with the failure of NAI to comply with (i) any Laws (as defined therein) relating to real estate brokers or (ii) any federal or state franchise Laws.

Intercompany Agreement

         Immediately following the Distribution, Kranzco and NAI will enter into an Intercompany Agreement which provides for the manner in which NAI and Kranzco expect to create opportunities for each other and for reducing potential conflicts of interest.

Kranzco Right of First Opportunity; Notification Right

         The Intercompany Agreement provides that, if any REIT Opportunity (as defined below) becomes available to NAI in which NAI is acting, intends to act or will act as principal or participate for its own account (a "Principal REIT Opportunity"), NAI will first offer such Principal REIT Opportunity to Kranzco. If Kranzco rejects a Principal REIT Opportunity, or accepts such Principal REIT Opportunity but thereafter provides, or is required by the provisions of the Intercompany Agreement to provide, written notice to NAI that it is no longer pursuing such Principal REIT Opportunity, NAI is, for a period of one year thereafter, entitled to consummate the Principal REIT Opportunity or provide any other person or entity the right to consummate such Principal REIT Opportunity at a price, and on terms and conditions, that are not more favorable to NAI in any material respect than the price and terms and conditions made available to Kranzco relating to such Principal REIT Opportunity. A Principal REIT Opportunity does not include the receipt of any commissions in cash or in kind (including an equity interest in a REIT Opportunity) in connection with NAI serving as a broker or intermediary in connection with the sale or lease of retail real estate. "REIT Opportunity" means any opportunity, principally within the United States, to (i) acquire, develop, lease, sell or make any investment in retail real estate, real estate mortgages, real estate derivatives, or entities that invest exclusively in or have a substantial portion of their assets in any of the foregoing, so long as such investment would be consistent with the requirements of the Code and regulations relating to Kranzco's status as a REIT; or (ii) make any REIT-Qualified Investment. "REIT-Qualified Investment" means an investment, at least 95% of the gross income from which would qualify under the 95% gross income test set forth in section 856(c)(2) of the Code (or could be structured so to qualify) and the ownership of which would not cause Kranzco to violate the asset limitations set forth in section 856(c)(4) of the Code (or could be structured not to cause Kranzco to violate the section 856(c)(4) limitations) and which otherwise meets the federal income tax requirements applicable to REITs, or (ii) any other investments which may be structured in a manner so as to be REIT-Qualified Investments, as determined by Kranzco. Kranzco may from time to time provide written notice to NAI specifying certain criteria, reasonably acceptable to NAI, for a REIT Opportunity in addition to the criteria specified above in this definition of REIT Opportunity. Any such written notice from Kranzco may be canceled by written notice given by Kranzco at any time or, with NAI's consent, which shall not be unreasonably withheld, modified by Kranzco by written notice at any time. The definition of REIT Opportunity will be modified as appropriate from time to time in accordance with any such written notices sent by Kranzco and reasonably acceptable to NAI. A Principal REIT Opportunity does not include the receipt of any commissions in cash or in kind (including an equity interest in a REIT Opportunity) in connection with NAI serving as a broker or intermediary in connection with the sale or lease of retail real estate.

         The Intercompany Agreement also provides that NAI will immediately notify Kranzco in writing of any REIT Opportunity that becomes available or known to NAI (through its Broker Members or otherwise) and which is not a Principal REIT Opportunity and which in the reasonable opinion of NAI meets the acquisition and investment criteria of Kranzco (which will be provided to NAI by Kranzco from time to time) (a "Non-Principal REIT Opportunity"). In the event Kranzco determines to pursue such Non-Principal REIT Opportunity, NAI shall use good faith efforts to cause its Broker Members to assist Kranzco in considering and consummating such Non- Principal REIT Opportunity. In the event Kranzco consummates a transaction that constitutes a Non-Principal REIT Opportunity, Kranzco will pay NAI a fee to be mutually agreed to by NAI and Kranzco.

         In addition, if NAI develops or becomes aware of any acquisition or investment opportunity with respect to real estate (other than a REIT Opportunity) in which NAI intends to or has the opportunity to act as principal or participate in for its own account, and NAI is not interested in pursuing such opportunity, or the opportunity is otherwise unavailable to NAI, NAI will immediately notify Kranzco in writing of such opportunity with such writing to contain a description of all material terms concerning such opportunity and be delivered to Kranzco with a copy of any written material or information in NAI's possession regarding such opportunity.

         NAI will also, without any additional consideration, (i) disseminate acquisition and investment criteria provided by Kranzco to its Broker Members,
(ii) disseminate information regarding space available for lease from Kranzco (including tenant criteria) to its Broker Members, (iii) provide Kranzco reasonable access to NAI personnel, NAI Broker Members and NAI's computer data bases (other than confidential client information), (iv) cooperate with Kranzco to develop new shopping centers or re-develop distressed shopping centers for sale to Kranzco in a mutually agreeable manner, (v) provide Kranzco access to local property managers within areas in which Kranzco owns retail properties and (vi) disseminate such other materials and information regarding Kranzco and its properties as Kranzco may reasonably request.

Limitation on Strategic Alliance

         NAI has agreed not to enter into, without the consent of Kranzco, any type of strategic relationship with any other REIT or real estate investment or operations type entity, including, without limitation, any equity investment by any other REIT or real estate investment or operations type entity in NAI (other than as a result of a purchase of NAI Shares in the public market), any equity investment by NAI in any other REIT or real estate investment or operations type entity, entering into any agreements which provide such entities with rights of first opportunity or contain cooperation provisions of the type or relating to the matters contained in the Intercompany Agreement (other than with respect to consulting arrangements). Notwithstanding the foregoing, NAI shall be permitted to solicit assignments from other REITs or real estate investment or operations type entities with respect to the purchase or sale of real estate or the provision of Real Estate Related Services, subject to Kranzco's rights of first opportunity and notification.

NAI Right of First Opportunity for Services Opportunity

         The Intercompany Agreement provides that if Kranzco requires Services (as defined below) (a "Services Opportunity"), Kranzco shall engage in discussions with NAI regarding such Services Opportunity prior to retaining another service provider to perform such Services unless, in the reasonable judgment of Kranzco, offering such Services Opportunity to NAI would be detrimental to Kranzco. Notwithstanding the foregoing, (i) Kranzco shall have no obligation to retain NAI to perform any Services for Kranzco and (ii) any Services provided by NAI to Kranzco shall (a) be at market rates and (b) on terms and conditions as attractive as the best available for comparable services offered by NAI or, to the extent within NAI's control, any broker member or affiliated member of NAI to third parties. "Services" means real estate brokerage services, local management and other maintenance services, and certain other Real Estate-Related Services then provided by NAI, including sealed-bid sales, due diligence and real estate auctions.

         The Intercompany Agreement also provides that in the event Kranzco desires to purchase any retail real estate based upon an opportunity provided to Kranzco by someone other than NAI (a "Purchase Opportunity"), Kranzco will notify NAI of such Purchase Opportunity and will use its good faith efforts to cause the broker for such Purchase Opportunity to share any brokerage commissions for such Purchase Opportunity with NAI in accordance with industry practice; provided, however, Kranzco is not required to comply with the foregoing if the Purchase Opportunity is based upon an exclusive brokerage arrangement or, if in the reasonable judgment of Kranzco, compliance with the foregoing would be detrimental to the relationship between Kranzco and such broker or would impede, inhibit or slow down the proposed transaction. In connection with a Purchase Opportunity in which NAI will be sharing in the brokerage commission, NAI agrees to perform, without any consideration, any due diligence services requested by Kranzco.

         In addition, in the event NAI desires to offer to Kranzco tenants any Services currently provided by NAI (a "Tenant Services Opportunity"), NAI shall notify Kranzco in writing of such Tenant Services Opportunity. Promptly following the receipt of such notice, Kranzco has agreed to provide NAI with a list of the mailing addresses of its tenants solely for purpose of NAI soliciting such tenant with respect to such Tenant Services Opportunity. If NAI notifies Kranzco of a Tenant Services Opportunity, Kranzco shall not for a period of six months after NAI notifies Kranzco of a Tenant Services Opportunity provide a list of the mailing addresses of its tenants to a competitor of NAI with respect to such Tenant Services Opportunity.

Certain Employee Matters

         NAI and Kranzco have agreed to make reasonable and ongoing efforts to ensure that members of management of each of NAI and Kranzco are given appropriate salary, bonus and options and other compensation as may be reasonably necessary to incentivize management to enhance value to shareholders of both NAI and Kranzco. The NAI Board and the Kranzco Board will direct each of their compensation committees to take into consideration the objective set forth in the previous sentence in establishing compensation levels and performance criteria for management of NAI and Kranzco. In order to further this objective, NAI will grant to selected directors, officers, employees and consultants of Kranzco and NAI five-year options to purchase an aggregate of 1,378,800 NAI Shares at a price of $2.00 per NAI Share.


         NAI and Kranzco also agreed to use their best efforts to cause, for a period of three years from the date of the Intercompany Agreement, (i) Norman Kranzdorf to serve as NAI's Co-Chairman, (ii) Robert Dennis to serve as NAI's Chief Financial Officer, and (iii) Michael Kranzdorf to serve as NAI'S Chief Information Officer. NAI acknowledged in the Intercompany Agreement that Norman Kranzdorf, Robert Dennis and Michael Kranzdorf, as officers of Kranzco, will have a primary responsibility to Kranzco and that none of such individuals are committed to devoting a specific amount of time to NAI's affairs.

Consulting Services

         Pursuant to the terms of the Intercompany Agreement, Kranzco has agreed to provide NAI with such consulting services relating to management administrative, corporate, accounting, financial, legal, equity offering, insurance, tax, data processing, human resources and operational matters as NAI shall from time to time reasonably request. In consideration for Kranzco entering into the Intercompany Agreement and providing such consulting and administrative services, NAI has agreed, during the term of the Intercompany Agreement or until such earlier date as the consulting arrangement is terminated in accordance with its terms, to pay Kranzco an annual fee of $500,000, payable in equal monthly installments on the first day of each month. NAI may terminate the consulting arrangement at any time after the fifth anniversary of the date of the Intercompany Agreement, by providing Kranzco 90 days prior written notice of its intention to terminate such consulting arrangement.

REIT Compliance

         Nothing in the Intercompany Agreement obligates any party to take any action that could cause Kranzco to lose its qualification as a REIT under the Code.

Cooperation in Equity Offerings

         The Intercompany Agreement also provides that, if either Kranzco or NAI desires to engage in a public or private offering of its debt or equity securities, the other party shall cooperate and provide such information and personnel as is reasonably required in connection with such offering.

Term

         The Intercompany Agreement has a term of ten years and may be terminated by a party only if the other party or any affiliate of such other party is in default of the Intercompany Agreement or any other agreement entered into by the parties thereto or any of their controlled affiliates, if such default is material and remains uncured for fifteen days after receipt of notice thereof.

                               THE DISTRIBUTION

Background and Reasons for the Distribution

         Kranzco is a self-administered and self-managed equity REIT engaged in the business of owning, managing, operating, leasing, acquiring and expanding neighborhood and community shopping centers and, to a lesser extent, free-standing retail properties. Kranzco is limited in its activities by the investment limitations imposed by Federal income tax laws applicable to REITs, which (i) limit the amount of income that a REIT can realize from certain services that are not customarily furnished or rendered in connection with the rental of real property in a particular geographic area, and (ii) limit Kranzco's ownership in corporations other than REITs and qualified REIT subsidiaries (a) to 10% of the outstanding voting securities of such corporation, and (b) in that the value of any one corporation's securities cannot exceed 5% of the value of Kranzco's total assets. Kranzco believes that significant opportunities are available to investors in entities which provide brokerage and Real Estate-Related Services, own properties other than neighborhood and community shopping centers, and which are not limited in their activities by the investment limitations imposed by Federal income tax laws applicable to REITs. Accordingly, in light of the limitations on investments imposed on REITs, Kranzco believes that effecting the Exchange Offer, the

Distribution, the Rights Offering and the Concurrent Offering, and establishing an intercompany relationship between Kranzco and NAI will yield significant benefits to Kranzco and its shareholders similar to those which may be obtained by investors who are not so limited, while preserving Kranzco's REIT status. For Kranzco, these benefits include:

         o increased opportunities to acquire retail properties which become available for sale through the Network, which might not otherwise be available to Kranzco;

         o greater access to a diverse range of tenants, in order to re-tenant vacant space owned by Kranzco, including access to non-retail tenants looking for space appropriate for office, warehouse or other non-retail uses;

         o the ability to enter into agreements with NAI to have NAI develop new shopping centers or redevelop distressed shopping centers for sale to Kranzco;

         o the ability to enter into new geographic areas with the assistance of NAI's real estate professionals;

         o NAI disseminating Kranzco's acquisition criteria to Broker Members through the Network, in order to create additional opportunities to purchase retail properties;

         o increased opportunities to purchase additional retail properties which are included in portfolios with non-retail properties, utilizing NAI to purchase the non-retail properties or find a purchaser for the non-retail properties;

         o access to NAI's sophisticated, real estate oriented computer network, which includes information on real estate transactions, market conditions and demographics;

         o the ability to purchase Real Estate-Related Services at competitive prices;

         o the ability to own an equity interest in a company which owns real estate and provides Real Estate- Related Services which Kranzco, as a REIT, could not directly own or provide; and

         o access to local property managers where Kranzco may own retail properties, and the opportunity for Kranzco to manage retail properties owned by NAI.

         NAI operates a network of independently owned, licensed real estate Broker Members throughout the United States and, more recently, abroad, to provide commercial real estate services to regional, national and international Clients. NAI believes that a strategic relationship between companies which provide real estate brokerage and services, such as NAI, and companies which own and operate real estate, such as Kranzco, would provide significant benefits and opportunities. For NAI, the benefits of entering into the strategic relationship and consummating the Related Transactions (and under certain circumstances, to the extent proceeds are available through the Rights Offering and the Concurrent Offering) include:

         o the opportunity as a public company, to raise additional capital through the Rights Offering and the Concurrent Offering and, to the extent possible, future equity and debt offerings;

         o the ability to expand its Corporate Services Department, Investment Sales Department and Broker Services Department;

         o the ability to invest in or acquire Broker Members or other real estate service firms in order to strengthen the Network;

         o access to new transactions by providing real estate brokerage services to Kranzco through NAI's Network;

         o the ability to accelerate the development of information services and technology infrastructure to more efficiently deliver services;

         o the opportunity to offer to Kranzco Real Estate-Related Services which NAI may develop;

         o
                  the opportunity to further develop existing Real Estate-Related Services and to acquire or develop businesses that provide Real Estate-Related Services;

         o the ability to accelerate Network growth in international markets;

         o providing Broker Members the opportunity to manage selected Kranzco shopping centers;

         o the opportunity to enter into agreements with Kranzco to have NAI develop new shopping centers or re-develop distressed shopping centers for sale to Kranzco; and

         o expansion of its business through access to the real estate expertise of Kranzco's management.

         In the past Kranzco and NAI have worked together in a mutually beneficial relationship. In December 1997, NAI's Investment Sales Department assisted Kranzco in arranging for the acquisition of five shopping centers, aggregating approximately 650,000 square feet of GLA, for approximately $44 million. NAI's Investment Sales Department initiated this opportunity, and assisted Kranzco in acquiring the properties. Kranzco's acquisition of such properties generated $100,000 in fee income to NAI. Kranzco and NAI expect that the Intercompany Agreement will set forth a framework for a mutually beneficial relationship in the future. See "Related Transactions--The Intercompany Agreement."

         A small number of REITs, operating under tax provisions that no longer are available, have shares that are "paired" or "stapled" with shares of a related operating company. The NAI Shares and Kranzco Common Shares are not, and will not be, paired or stapled in any manner and may be owned and transferred separately and independently of each other. However, shareholders who own NAI Shares and Kranzco Common Shares will in effect have the economic equivalent of a paired investment in NAI and Kranzco.

         The Kranzco Board recognized in its planning that the Distribution would result in a transaction taxable to Kranzco stockholders (based on Kranzco's current and accumulated earnings and profits) and possibly to Kranzco depending on the fair market value of the NAI Shares on the Distribution Effective Date. Upon review of this and other relevant factors, the Kranzco Board concluded that the benefits of the Distribution would more than offset any negative tax consequences of the Distribution. See "Certain United States Federal Tax Considerations--Material Federal Income Tax Consequences of the Distribution."

         Since the Distribution will be effected on the same day that Kranzco acquires the NAI Shares, Kranzco believes that no gain or loss will be recognized by it in connection with the Distribution because the fair market value of the NAI Shares should be equal to their tax basis.

Distribution Agent

         The Distribution Agent is First Union National Bank, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28262-1153, telephone: (800) 829-8432.

Manner of Effecting the Distribution

         Kranzco will effect the Distribution on the Distribution Effective Date by delivering 12,005,185 NAI Shares, which represents approximately 70.2% of the outstanding NAI Shares, to the Distribution Agent for distribution to the holders of the outstanding Kranzco Common Shares and Kranzco Common Share Equivalents as of the close of business on the Distribution Record Date. The Distribution will be made on the basis of one NAI Share for each Kranzco Common Share and one NAI Share for each Kranzco Common Share Equivalent held as of the close of business on the Distribution Record Date. The NAI Shares will be fully paid and nonassessable, and the holders thereof will not be entitled to preemptive rights. See "Description of Securities." It is expected that certificates representing NAI Shares will be mailed to holders of Kranzco Common Shares and Kranzco Series B Preferred Shares as soon as practicable after the Distribution Effective Date.

         HOLDERS OF KRANZCO COMMON SHARES SHOULD NOT SEND CERTIFICATES TO NAI, KRANZCO OR THE DISTRIBUTION AGENT. THE DISTRIBUTION AGENT WILL MAIL THE STOCK CERTIFICATES REPRESENTING NAI SHARES AS SOON AS PRACTICABLE AFTER THE DISTRIBUTION EFFECTIVE DATE. KRANZCO SHARE CERTIFICATES WILL CONTINUE TO REPRESENT KRANZCO COMMON SHARES AND SERIES B PREFERRED SHARES AFTER THE DISTRIBUTION IN THE SAME AMOUNT SHOWN ON THE CERTIFICATES.

         No holder of Kranzco Common Shares will be required to pay any cash or other consideration for the NAI Shares to be received in the Distribution or to surrender or exchange Kranzco Common Shares or to take any other action in order to receive NAI Shares pursuant to the Distribution.

Results of the Distribution

         Upon the consummation of the Distribution, NAI will be an independent public company which will continue to conduct its business of providing real estate brokerage and related services to Clients. Kranzco will own approximately 9.8% of the outstanding NAI Shares, Kranzco shareholders will own approximately 70.2% of the outstanding NAI Shares and the persons who owned NAI Shares prior to the Exchange Offer will own an aggregate of approximately 20% of the NAI Shares. Although the NAI Shares will be eligible for quotation and trading on the OTC Bulletin Board after the Distribution, the NAI Shares are not currently quoted on the OTC Bulletin Board or listed on any national securities exchange or approved for quotation on any quotation system, and there can be no assurance that a public market for the NAI Shares will develop or provide liquidity. See "Risk Factors--Arbitrary Determination of Offering Price" and "--Absence of Prior Market; Trading Prices."

                              THE RIGHTS OFFERING

The Rights

         NAI is distributing, to the record holders of outstanding NAI Shares as of __________ __, 1998 (the "Rights Record Date"), including holders of Kranzco Common Shares and Kranzco Common Share Equivalents who receive NAI Shares in the Distribution, at no cost to them, transferable Rights to purchase additional NAI Shares at a Subscription Price of $2.00 per NAI Share. NAI will distribute one Right for each NAI Share held on the Rights Record Date. Each Right will entitle its Holder to purchase one NAI Share. The Rights to purchase NAI Shares pursuant to the Basic Subscription Privilege and the Oversubscription Privilege will be evidenced by transferable subscription certificates (the "Subscription Certificates"). An aggregate of 17,101,403 Underlying Shares will be sold if all Rights are exercised. The Finns have advised NAI that they intend to exercise Rights to purchase an aggregate of 500,000 NAI Shares and Kranzco has advised NAI that it intends to exercise such number of Rights to purchase NAI Shares that would result in Kranzco owning approximately 9.8% of the issued and outstanding NAI Shares, before the issuance of any Additional Shares. To the extent Underlying Shares are not purchased in the Rights Offering such unsubscribed shares will be offered to the Executive Group and the Broker Member Group in the Concurrent Offering. In order to ensure that the Broker Member Group will have the right to purchase NAI Shares, NAI has authorized an additional 2,000,000 NAI Shares for issuance pursuant to the Broker Member Group Subscription Privilege. There is no minimum number of Underlying Shares required to be sold as a condition to the consummation of the Rights Offering or the Concurrent Offering.

Subscription Privileges

         Basic Subscription Privilege. Each Right will entitle the Holder thereof to receive, upon payment of the Subscription Price, one NAI Share. Certificates representing NAI Shares purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the closing date, irrespective of whether the Subscription Privilege is exercised immediately prior to the Expiration Date or earlier. Holders exercising their Subscription Privilege will not be stockholders of record with respect to the shares issuable pursuant to such Subscription Privilege until the closing of the Rights Offering, which is anticipated to occur five Business Days after the Expiration Date. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

         Oversubscription Privilege. Subject to the allocation described below, each Right also carries the right to subscribe at the Subscription Price for any Underlying Shares not subscribed for through the exercise of Basic

Subscription Privileges by other Holders. If the remaining Underlying Shares are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, such Underlying Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Holders exercising the Oversubscription Privilege, in proportion, not to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of shares each Holder exercising the Oversubscription Privilege subscribed for pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of Underlying Shares than such Holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such Holder will be allocated only such number of Underlying Shares as such Holder subscribed for and the remaining Underlying Shares will be allocated among all other Holders exercising the Oversubscription Privilege. Only beneficial holders who exercise the Basic Subscription privilege in full will be entitled to exercise the Oversubscription Privilege. Certificates representing the Underlying Shares purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the closing date and after all prorations have been effected.

         The Basic Subscription Privilege and the Oversubscription Privilege are referred to herein as the "Subscription Privileges."

Limitation on Exercise of Rights


         The Rights may not be exercised by residents of the state of North Dakota unless such residents are holders of NAI Shares. The Rights may not be exercised by residents of the state of California unless such residents are "qualified purchasers" under the laws of the state of California, and the resident makes a representation that such resident is purchasing the Underlying Shares for his or her own account (or trust account, if such resident is a trustee) for investment and not with a view to or for sale in connection with any distribution of the Underlying Shares (the "California Representation"). A "qualified purchaser", under California law, includes:


(i) any person who purchases $150,000 or more of the securities offered in the transaction, provided each such person meets either one of the following, or who the issuer reasonably believes comes within either of the following: (x) such person, or such person's professional advisor, has the capacity to protect such person's own interests in connection with the transaction, where by reason of their business or financial experience or the business or financial experience of their professional advisors who are unaffiliated with and who are not compensated by the issuer or any affiliate or selling agent of the issuer, directly or indirectly, could be reasonably assumed to have the capacity to protect their own interests in connection with the transaction; or
(y) the investment (including mandatory assessments) does not exceed 10% of such person's net worth or joint net worth with that person's spouse;


(ii) any person who comes within one of the categories of an "accredited investor" (as defined below) in Rule 501(a) of Regulation D promulgated under the Securities Act;


(iii) any entity in which all of the equity owners are persons representing any organization described in Section 501(c)(3) of the Internal Revenue Code, which has total assets (including endowment, annuity and life income funds) of not less than $5,000,000 according to its most recent audited financial statement;


(iv) any corporation which has a net worth on a consolidated basis according to its most recent audited financial statement of not less than $14,000,000, provided that, if the securities being acquired pursuant to an exemption under this subsection are common stock of a corporation or securities exchangeable for or convertible into common stock of a corporation, (x) the holders of less than 25% of the outstanding shares of such common stock have addresses in this state according to the records of the issuer of such common stock; or (y) such securities will not represent more than 5% of the total number of outstanding shares of common stock of the issuer assuming the exchange or conversion of all securities exchangeable for or convertible into common stock provided, however, that the foregoing limitations with respect to transactions in common shares or securities convertible into common shares shall not apply to a transaction in which such securities are offered pro rata to the holders of the outstanding common shares or which is approved by the holders of 75% or more of the outstanding common shares;


(v) a bank, savings and loan association, trust company, insurance company, investment company registered under the Investment Company Act of 1940, pension or profit-sharing trust or other institutional investor or governmental agency or instrumentality that the commissioner may designate by rule, whether the purchaser is acting for itself or as trustee;


(vi) to any corporation with outstanding shares registered under Section 12 of the Exchange Act or any wholly owned subsidiary of such a corporation that after the offer and sale will own directly or indirectly 100% of the outstanding capital stock of the issuer;


(vii) a self-employed individual retirement plan, or an individual retirement account if the investment decisions made on behalf of the trust, plan, or account are made solely by persons who are qualified purchasers;


(viii) an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, each with total assets in excess of five million dollars ($5,000,000) according to its most recent audited financial statements;


(ix) a natural person who, either individually or jointly with the person's spouse, (y) has a minimum net worth of two hundred fifty thousand dollars ($250,000) and had, during the immediately preceding tax year, gross income in excess of one hundred thousand dollars ($100,000) and reasonably expects gross income in excess of one hundred thousand dollars ($100,000) during the current tax year or (z) has a minimum net worth of five hundred thousand dollars ($500,000) ("net worth" shall be determined exclusive of home, home furnishings, and automobile; other assets included in the computation of net worth may be valued at fair market value); and (x) each natural person specified above, by reason of his or her business or financial experience, or the business or financial experience of his or her professional advisor, who is unaffiliated with and who is not compensated, directly or indirectly, by the issuer or any affiliate or selling agent of the issuer, can be reasonably assumed to have the capacity to protect his or her interests in connection with the transaction (the amount of the investment of each natural person shall not exceed 10% of the net worth, as determined above, of that natural person).


         A corporation, partnership, or other organization specifically formed for the purpose of acquiring the securities offered by the issuer in reliance upon this exemption may be a qualified purchaser if each of the equity owners of the corporation, partnership, or other organization is a qualified purchaser.


         An "Accredited Investor" includes, any bank as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of such Act; any Small Business Investment Company licenced by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or if a self-directed plan, with investment decisions made solely by persons that are accredited investors; any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of that issuer; any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000; any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; any trust with total assets in excess of $5,000,000, not formed for the specific purpose acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); and any entity in which all of the equity owners are accredited investors.

Expiration Date

         The Rights will expire at 5:00 p.m., New York time, on __________ __, 1998 unless extended by NAI from time to time. Notwithstanding the foregoing, the Expiration Date in no event shall be later than __________ __, 1998 [90 days after the launch of the Rights Offering]. After the Expiration Date, unexercised Rights will be null and void. NAI will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below.

Exercise of Rights

         Rights may be exercised by delivering to the Subscription Agent, on or prior to 5:00 p.m., New York time, on the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any required signatures guaranteed, together with payment in full of any Underlying Shares being subscribed for pursuant to the Subscription Privileges (except as permitted pursuant to clause (iii) of the next sentence). Such payment in full must be by: (i) check or bank draft drawn upon a U.S. bank or postal telegraphic or express money order payable to First Union National Bank, as Subscription Agent; or (ii) wire transfer of funds to the account maintained by the Subscription Agent for such purpose; or (iii) in such other manner as NAI may approve in writing in the case of persons acquiring Underlying Shares at an aggregate Subscription Price of $500,000 or more, provided in each case that the full amount of such Subscription Price is received by the Subscription Agent in currently available funds within five Business Days following the Expiration Date (the payment method under (iii) being an "Approved Payment Method"). Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or of any postal, telegraphic or express money order, (c) receipt of good funds in the Subscription Agent's account designated above, or (d) receipt of good funds by the Subscription Agent through an Approved Payment Method.

         If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

         The address to which the Subscription Certificates and payment of the Subscription Price should be delivered is:

---------------------------------------------------------- ------------------------------------------------------

By Regular Mail:                                                By Overnight Courier:
                   First Union National Bank                                       First Union National Bank
             1525 West W.T. Harris Boulevard, 3C3                            1525 West W.T. Harris Boulevard, 3C3
             Charlotte, North Carolina 28288-1153                               Charlotte, North Carolina 28262
                  Telephone:  (800) 829-8432                                      Telephone:  (800) 829-8432
---------------------------------------------------------- ------------------------------------------------------
New York Drop:                                                  Facsimile Transmission:
                   First Union National Bank                                            (704) 590-7628
            40 Broad Street - 5th Floor, Suite 550              Confirm by Telephone:
                   New York, New York 10004                                             (800) 829-8432
---------------------------------------------------------- ------------------------------------------------------

         Funds received in payment of the Subscription Price for the Underlying Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such Underlying Shares. If a Holder exercising an Oversubscription Privilege is allocated less than all of the Underlying Shares that such Holder wished to subscribe for, the excess funds paid by such Holder in respect of the Subscription Price for shares not issued shall be returned by mail without interest or deduction as soon as practicable after the closing date.

         A holder who holds NAI Shares for the account of others, such as a broker, a trustee or a depository for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owner's intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record Holder of such Rights should complete the Subscription Certificate and submit it to the Subscription Agent with the proper payment. In addition, the beneficial owner of NAI Shares or Rights held through such a holder of record should contact the Holder and request the Holder to effect transactions in accordance with the beneficial owner's instructions.

         Unless a Subscription Certificate (i) provides that the NAI Shares to be issued pursuant to the exercise of Right represented thereby are to be delivered to the Holder or (ii) is submitted for the account of an Eligible Guarantor Institution (as defined below), signatures on such Subscription Certificate must be guaranteed by an Eligible Guarantor Institution.

         If either the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege is not specified on the Subscription Certificate, or the amount delivered is not enough to pay the Subscription Price for all Underlying Shares stated to be subscribed for, the number of Underlying Shares subscribed for will be assumed to be the maximum amount that could be subscribed for upon payment of such amount. If the number of Underlying Shares being subscribed for is not specified, or payment of the Subscription Price for the indicated number of Rights that are being exercised exceeds the required Subscription Price, the payment will be applied, until depleted, to subscribe for Underlying Shares in the following order: (i) to subscribe for the number of Underlying Shares indicated, if any, pursuant to the Basic Subscription Privilege, (ii) to subscribe for Underlying Shares until the Basic Subscription Privilege has been fully exercised with respect to all of the Rights represented by the Subscription Certificate; and (iii) to subscribe for additional Underlying Shares pursuant to the Oversubscription Privilege (subject to any applicable proration).

         The Instructions included in the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO NAI.

         THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDER, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, THE RIGHTS HOLDER IS STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIERS CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

         The closing of the Rights Offering will occur promptly after the Expiration Date. If the closing of the Rights Offering does not occur promptly upon the Expiration Date, all amounts paid by holders of Rights as payment of the Subscription Price will be promptly refunded.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by NAI, whose determinations will be final and binding. NAI, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as NAI determines in its sole discretion.

         Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus or the Instructions or the Notice of Guaranteed Delivery should be directed to the Subscription Agent, telephone number (800) 829-8432.

Late Delivery of Subscription Certificates

         If a Holder wishes to exercise Rights, but time will not permit such Holder to cause the Subscription Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

                  (i) such Holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to Subscription Certificate to be delivered to the Subscription Agent on or prior to the Expiration Date;

                  (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guaranteed notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of New America International, Inc. Subscription Certificates (the "Instructions") distributed with the Subscription Certificates, from an "Eligible Guarantor Institution" (as defined in Rule 17Ad-15 under the Exchange Act), stating the name of the exercising Holder, the number of Rights represented by the Subscription Certificate(s) held by such exercising Holder, the number of Underlying Shares being subscribed for pursuant to the Subscription Privileges and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate(s) evidencing such Rights within three Business Days following the date of the Notice of Guaranteed Delivery; and

                  (iii) the properly completed Subscription Certificate(s), with any required signatures guaranteed, is received by the Subscription Agent within three Business Days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (telecopy number (704) 590-7598).

         Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription Agent, whose address and telephone number are set forth under "Subscription Agent" below.

No Revocation

         ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE SUCH EXERCISE MAY NOT BE REVOKED.

Method of Transferring Rights

         The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Holder or, if the Holder so instructs, to an additional transferee.

         Holders wishing to transfer all or a portion of their Rights should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instruction to be received and processed by the Subscription Agent,
(ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to the transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. If time does not permit a transferee of a Right who wishes to exercise its Right to deliver its Subscription Certificate to the Subscription Agent on or before the Expiration Date, such transferee should make use of the Guaranteed Delivery procedure described under "The Rights Offering -- Exercise of Rights." Neither NAI nor the Subscription Agent shall have any liability to a transferee or transferor or Rights if Subscription Certificates or new Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

         All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor or subscriber of the Rights, and none of such commissions, fees or expenses will be paid by NAI or the Subscription Agent.

Subscription Agent

         NAI has appointed First Union National Bank as Subscription Agent for the Rights Offering. Any questions or requests for additional copies of this Prospectus or the Notice of Guaranteed Delivery may be directed to the Subscription Agent at the telephone number and address below. The Subscription Agent's address, which is the address to which the Subscription Certificates and payment of the Subscription Price should be delivered, as well as the address to which Notice of Guaranteed Delivery must be delivered, and the Subscription Agent's telephone number and facsimile number, are:

-------------------------------------------------------- --------------------------------------------------------
By Regular Mail:                                                By Overnight Courier:
                   First Union National Bank                                       First Union National Bank
             1525 West W.T. Harris Boulevard, 3C3                            1525 West W.T. Harris Boulevard, 3C3
             Charlotte, North Carolina 28288-1153                               Charlotte, North Carolina 28262
                  Telephone:  (800) 829-8432                                      Telephone:  (800) 829-8432
-------------------------------------------------------- --------------------------------------------------------
New York Drop:                                                  Facsimile Transmission:
                   First Union National Bank                                            (704) 590-7628
            40 Broad Street - 5th Floor, Suite 550              Confirm by Telephone:
                   New York, New York 10004                                             (800) 829-8432
-------------------------------------------------------- --------------------------------------------------------

         NAI will pay the fees and expenses of the Subscription Agent, and will also agree to indemnify it from any liability which it may incur in connection with the Rights Offering.

                            THE CONCURRENT OFFERING

The Concurrent Privileges

         Executive Group Subscription Privilege. Simultaneously with the Rights Offering, NAI is offering to the Executive Group the right to purchase any Underlying Shares that are not otherwise subscribed for pursuant to the Rights Offering ("Excess Shares"), at the Subscription Price, after the Basic Subscription Privileges and Oversubscription Privileges have been fulfilled. If the number of Excess Shares is not sufficient to satisfy all subscriptions pursuant to the Executive Group Subscription Privilege, such Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those exercising the Executive Group Subscription Privilege, in proportion to the number of NAI Shares requested pursuant to the Executive Group Subscription Privilege. There is no assurance that any Excess Shares will be available for purchase by the Executive Group pursuant to the Executive Group Subscription Privilege.

         Broker Member Group Subscription Privilege. Simultaneously with the Rights Offering, NAI is offering to the Broker Member Group, the right to purchase any Excess Shares, at the Subscription Price, after the Executive Group Subscription Privileges have been fulfilled. NAI has authorized an additional 2,000,000 Additional Shares in order to ensure that the Broker Member Group will have the right to purchase an aggregate of 2,000,000 NAI Shares. If, after fulfillment of the Executive Group Subscription Privilege, the number of Excess Shares and Additional Shares is not sufficient to satisfy all subscriptions pursuant to the Broker Member Group Subscription Privilege, such Excess Shares and Additional Shares will be allocated pro rata (subject to the elimination of fractional shares) among those exercising the Broker Member Group Subscription Privilege, in proportion to the number of NAI Shares requested pursuant to the Broker Member Group Subscription Privilege. There is no assurance that any person subscribing pursuant to the Broker Member Group Subscription Privilege will receive all of the NAI Shares for which such person subscribes.

         The Executive Group Subscription Privilege will be evidenced by non-transferable subscription forms (the "Executive Group Subscription Form"). The Broker Member Group Subscription Privilege will be evidenced by non-transferable subscription forms (the "Broker Member Subscription Form," together with the Executive Group Subscription Form, a "Subscription Form"). The Executive Group Subscription Privilege and the Broker Member Group Subscription Privilege are collectively referred to herein as the "Concurrent Privileges." Certificates representing the Excess Shares or Additional Shares, as the case may be, purchased pursuant to the Executive Group Subscription Privilege or the Broker Member Group Subscription Privilege will be delivered to subscribers as soon as practicable after the closing date and after all prorations have been effected. See "Plan of Distribution."

Expiration Date

         The Concurrent Privileges will expire at 5:00 p.m., New York time, on the Expiration Date for the Rights, currently __________ __, 1998 unless extended by NAI from time to time. Notwithstanding the foregoing, the Expiration Date in no event shall be later than __________ __, 1998 [90 days after the launch of the Concurrent Offering]. After the Expiration Date, unexercised Concurrent Privileges will be null and void. NAI will not be obligated to honor any purported exercise of the Concurrent Privileges received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent.


Limitations on Subscriptions by Certain Broker Members


         NAI's Broker Members and the principals, shareholders, partners, officers, managers and licensed real estate agents of NAI's Broker Members in the states of California (other than "qualified purchasers" under the laws of the state of California who make the California Representation), Florida, Maryland, North Dakota, South Dakota and Texas are not eligible to participate in the Concurrent Offering. In addition, in connection with the securities laws of other states, NAI reserves the right to limit, in its sole discretion, the number of Shares offered or sold in any state; accordingly, members of the Broker Member Group in such other states may receive none, or a proportionally lower number of Shares than other Broker Members.

Exercise of Concurrent Privileges

         The Concurrent Privileges may be exercised by delivering to the Subscription Agent, on or prior to 5:00 p.m., New York time, on the Expiration Date, the properly completed and executed Subscription Form, evidencing such Concurrent Privilege, together with payment in full of any Excess Shares or Additional Shares, as the case may be, pursuant to the Concurrent Privileges (except as permitted pursuant to clause (iii) of the next sentence). Such payment in full must be by: (i) check or bank draft drawn upon a U.S. bank or postal telegraphic or express money order payable to First Union National Bank, as Subscription Agent; or (ii) wire transfer of funds to the account maintained by the Subscription Agent for such purpose; or (iii) any Approved Payment Method. Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or of any postal, telegraphic or express money order, (c) receipt of good funds in the Subscription Agent's account designated above, or (d) receipt of good funds by the Subscription Agent through an Approved Payment Method.

         If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, persons who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

         The address to which the Subscription Forms, and payment of the Subscription Price should be delivered is:

--------------------------------------------------------- -------------------------------------------------------
By Regular Mail:                                                By Overnight Courier:
                   First Union National Bank                                       First Union National Bank
             1525 West W.T. Harris Boulevard, 3C3                            1525 West W.T. Harris Boulevard, 3C3
             Charlotte, North Carolina 28288-1153                               Charlotte, North Carolina 28262
                  Telephone:  (800) 829-8432                                      Telephone:  (800) 829-8432
--------------------------------------------------------- -------------------------------------------------------

------------------------------------------------------------ ----------------------------------------------------
New York Drop:                                                  Facsimile Transmission:
                   First Union National Bank                                            (704) 590-7628
            40 Broad Street - 5th Floor, Suite 550              Confirm by Telephone:
                   New York, New York 10004                                             (800) 829-8432
------------------------------------------------------------ ----------------------------------------------------

         Funds received in payment of the Subscription Price for the Excess Shares and/or Additional Shares subscribed for pursuant to the Concurrent Privileges will be held in a segregated account pending issuance of such Excess Shares or Additional Shares, as the case may be. If a person exercising a Concurrent Privilege is allocated less than all of the Excess Shares or Additional Shares, as the case may be, that such Holder wished to subscribe for, the excess funds paid by such Holder in respect of the Subscription Price for shares not issued shall be returned by mail without interest or deduction as soon as practicable after the closing date.

         If either the number of Excess Shares being subscribed for pursuant to the Concurrent Privileges is not specified on the Subscription Form, or the amount delivered is not enough to pay the Subscription Price for all Excess Shares stated to be subscribed for, the number of Excess Shares subscribed for will be assumed to be the maximum amount that could be subscribed for upon payment of the amount delivered with the Subscription Form. If the number of Excess Shares or Additional Shares, as the case may be, being subscribed for is not specified, or payment of the Subscription Price for the indicated number of Excess Shares or Additional Shares exceeds the required Subscription Price, the payment will be applied, until depleted, to subscribe for Excess Shares or Additional Shares, as the case may be.

         The Instructions included in the Subscription Forms should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION FORMS TO NAI.

         THE METHOD OF DELIVERY OF SUBSCRIPTION FORMS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE HOLDER OF SUCH SUBSCRIPTION FORMS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, THE SUBSCRIBER IS STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIERS CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

         If the closing of the Rights Offering does not occur promptly after the Expiration Date, all amounts paid by members of the Broker Member Group and the Executive Group as payment of the Subscription Price will be promptly refunded.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of Concurrent Privileges will be determined by NAI, whose determinations will be final and binding. NAI, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Concurrent Privileges. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as NAI determines in its sole discretion.

         Any questions or requests for assistance concerning the method of exercising Concurrent Privileges or requests for additional copies of this Prospectus should be directed to the Subscription Agent, telephone number
(800) 829-8432.

No Revocation

         ONCE A MEMBER OF THE EXECUTIVE GROUP OR BROKER MEMBER GROUP HAS EXERCISED THE EXECUTIVE GROUP SUBSCRIPTION PRIVILEGE OR THE BROKER MEMBER GROUP SUBSCRIPTION PRIVILEGE, AS THE CASE MAY BE, SUCH EXERCISE MAY NOT BE REVOKED.

Non Transferability of Concurrent Privileges

         THE EXECUTIVE GROUP SUBSCRIPTION FORM AND THE BROKER MEMBER GROUP SUBSCRIPTION FORM ARE NOT TRANSFERABLE.

Subscription Agent

         NAI has appointed First Union National Bank as Subscription Agent for the Concurrent Offering. Any questions or requests for additional copies of this Prospectus may be directed to the Subscription Agent at the telephone number and address below. The Subscription Agent's address, which is the address to which the Subscription Forms and payment of the Subscription Price should be delivered, and the Subscription Agent's telephone number and facsimile number, are:

-------------------------------------------------------------  --------------------------------------------------
By Regular Mail:                                                By Overnight Courier:

                   First Union National Bank                                       First Union National Bank
             1525 West W.T. Harris Boulevard, 3C3                            1525 West W.T. Harris Boulevard, 3C3
             Charlotte, North Carolina 28288-1153                               Charlotte, North Carolina 28262
                  Telephone:  (800) 829-8432                                      Telephone:  (800) 829-8432
-------------------------------------------------------------  --------------------------------------------------
New York Drop:                                                  Facsimile Transmission:
                   First Union National Bank                                            (704) 590-7628
            40 Broad Street - 5th Floor, Suite 550              Confirm by Telephone:
                   New York, New York 10004                                             (800) 829-8432
-------------------------------------------------------------  --------------------------------------------------

         NAI will pay the fees and expenses of the Subscription Agent, and will also agree to indemnify it from any liability which it may incur in connection with the Concurrent Offering.

               MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

         The following general discussion summarizes certain of the material U.S. federal income tax aspects of the Rights Offering, the Concurrent Offering and the Distribution. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to an NAI stockholder or a Kranzco shareholder in light of such stockholder's or shareholder's personal circumstances.

         This discussion is limited to the U.S. federal income tax consequences relevant to (i) a NAI Stockholder receiving Rights, (ii) a Kranzco shareholder receiving NAI Shares in the Distribution or (iii) a member of the Executive Group or Broker Member Group acquiring Excess Shares or Additional Shares pursuant to the Concurrent Offering, and, in each case, who is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) treated as a domestic corporation or a domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code (a "U.S. Holder"). This discussion does not address the tax consequences to a holder that is not a U.S. Holder. This discussion is limited to (i) NAI Stockholders who hold NAI Shares, and will hold the Rights and any NAI Shares acquired upon the exercise of Rights as capital assets within the meaning of Section 1221 of the Code, and (ii) Kranzco shareholders who hold Kranzco Common Shares and Kranzco Common Share Equivalents as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the U.S. federal income tax consequences to NAI Stockholders or Kranzco shareholders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrift institutions, insurance companies or other financial institutions, persons that hold Kranzco Common Shares and Kranzco Common Share Equivalents or the Rights or NAI Shares acquired by exercising Rights as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

         This discussion is based on the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

         EACH NAI STOCKHOLDER, KRANZCO SHAREHOLDER, AND PARTICIPANT IN THE CONCURRENT OFFERING IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO ITS PARTICULAR SITUATIONS. THE CONTENTS OF THIS PROSPECTUS ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH NAI STOCKHOLDER, KRANZCO SHAREHOLDER, AND PARTICIPANT IN THE CONCURRENT OFFERING SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND/OR TAX ADVISOR AS TO LEGAL, BUSINESS OR TAX ADVICE.

Federal Income Taxation of the Rights Offering

         Distribution of the Rights

                  Holders of NAI Shares will not recognize taxable income for federal income tax purposes in connection with the receipt of the Rights.

         Stockholder Basis and Holding Period of the Rights

                  Except as provided in the following sentence, the basis of the Rights received by a NAI Stockholder as a distribution with respect to such stockholder's NAI Shares will be zero. If, however, either (i) the fair market value of the Rights on the date that the Rights are distributed is 15% or more of the fair market value of the NAI Shares with respect to which they are received, or (ii) the stockholder properly elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate basis, then part of his or her basis in NAI Shares will be allocated between the NAI Shares and the Rights in proportion to the fair market value of each on the date of the Rights Offering.

                  The holding period of a stockholder with respect to the Rights received as a distribution on such stockholder's NAI Shares will include the stockholder's holding period for the NAI Shares with respect to which the Rights were issued.

         Sale of the Rights

                  A NAI Stockholder who sells the Rights received in the Rights Offering prior to exercise will recognize gain or loss equal to the difference between the amount realized on the sale and such stockholder's adjusted basis (if any) in the Rights sold. Such gain or loss will be capital gain or loss if gain or loss from a sale of NAI Shares held by such stockholder would be characterized as capital gain or loss at the time of such sale.

                  Generally such capital gain or loss will be classified as short-term if the stockholder's holding period in the Rights is one year or less and long-term if the stockholder's holding period in the Rights is more than one year. In general, under current law, net long-term capital gains are subject to a maximum marginal tax rate of 28% for individuals, estates and trusts if the holding period is more than one year but not more than 18 months, and a maximum marginal tax rate of 20% if the holding period is more than 18 months. Net short term capital gains are taxed at the same rates as ordinary income. An individual may deduct only $3,000 of net capital losses (net of capital gains) each year.

         Lapse of the Rights

                  NAI Stockholders who allow the Rights received by them to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the NAI Shares, if any, owned by such stockholders.

         Exercise of the Rights, Basis and Holding Period of Shares

                  NAI Stockholders will not recognize any gain or loss upon the exercise of Rights. The basis of the NAI Shares acquired through exercise of the Rights will be equal to the sum of the price paid therefor and the stockholder's basis in such Rights (if any).

                  A NAI Stockholder's holding period for the NAI Shares acquired through exercise of the Rights will begin on the date the Rights are exercised.

         Sale of Shares

                  The sale of NAI Shares acquired through exercise of the Rights will result in the recognition of gain or loss to the NAI Stockholder in an amount equal to the difference between the amount realized on the sale and the stockholder's adjusted basis in the NAI Shares. Gain or loss on the sale of such NAI Shares will be classified capital gain or loss taxable in the manner discussed above in "Sale of the Rights."

         Backup Withholding

                  A U.S. Holder of Rights or NAI Shares may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including dividend payments and, under certain circumstances, proceeds from the disposition of Rights or NAI Shares. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide NAI with its correct TIN also may be subject to penalties. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's federal income tax liability, provided the required information is furnished to the Service. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

         NAI will report to the U.S. Holders of Rights or NAI Shares and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Federal Income Taxation of the Distribution

         Tax Consequences to Kranzco

                  To the extent the fair market value of the NAI Shares distributed in the Distribution to Kranzco Shareholders exceeds Kranzco's tax basis in such shares, gain will be recognized by Kranzco. Since the Distribution will be effected on the same day that Kranzco acquires the NAI Shares (in an arm's length transaction), Kranzco believes that no gain or loss will be recognized by it in connection with the Distribution because the fair market value of the NAI Shares should be equal to their tax basis. Assuming Kranzco qualifies as a REIT and has a dividends paid deduction for distributions to its shareholders at least equal to its REIT taxable income (as computed before taking into account the dividends paid deduction), no REIT level tax will be incurred on account of the Distribution. In the unlikely event Kranzco recognizes gain in connection with the Distribution, it is believed that any such gain will not cause Kranzco to fail to meet any of the income tests that a REIT must satisfy or to incur any significant tax liabilities.

         Tax Consequences to Kranzco Shareholders

                  The Kranzco Distribution. The distribution of NAI Shares will be taxable to Kranzco Shareholders to the same extent as any other distribution made by Kranzco to its shareholders. Thus, so long as Kranzco qualifies for taxation as a REIT, distributions with respect to its shares of beneficial interest (the "Kranzco Shares"), including the Distribution, made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by the shareholders as ordinary income for Federal income tax purposes. For this purpose, the current and accumulated earnings and profits of Kranzco will be allocated first to distributions with respect to Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and then to distributions with respect to Kranzco Common Shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Kranzco's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. For a U.S. shareholder who is an individual or an estate or trust, such capital gain dividends generally will be taxable at the 28% rate applicable to mid-term capital gain (i.e., gains from the sale of capital assets held for more than one year but not more than 18 months) except to the extent Kranzco designates the capital gain dividend as a 20% rate distribution or a 25% rate distribution, as the case may be, based on certain IRS guidelines. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         Effective for Kranzco's taxable years beginning on and after January 1, 1998, if Kranzco elects to retain and pay income tax on any net long term capital gain, domestic shareholders of Kranzco would include in their income as long term capital gain their proportionate share of such net long term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by Kranzco on such retained capital gains and an increase in its basis in the shares of Kranzco in an amount equal to the shareholder's includible capital gains less its share of the tax deemed paid.

         Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Kranzco Shares. Shareholders will be required to reduce the tax basis of their Kranzco Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a shareholder who holds his Kranzco Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Kranzco Shares. Any loss upon a sale or exchange of Kranzco Shares by a shareholder who held such Kranzco Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Kranzco Shares.

         Management projects that for a typical Kranzco common shareholder, the Distribution likely will result in an increase in the shareholder's return of capital and capital gain, but this result cannot be assured.

         Shareholders may not include in their individual Federal income tax returns any net operating losses or capital losses of Kranzco. In addition, any distribution declared by Kranzco in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Kranzco and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Kranzco no later than January 31 of the following year. Kranzco may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Kranzco.

                  Basis and Holding Period of NAI Shares. A Kranzco shareholder's basis in the NAI Shares received in the Distribution will equal the fair market value of such NAI Shares, at the time of the Distribution. A Kranzco shareholder's holding period for such NAI Shares will begin on the date of the Distribution.

                  Sale or Exchange of NAI Shares. Upon the sale or exchange of NAI Shares to or with a person other than NAI, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Any capital gain or loss recognized by an individual, estate or trust will generally be treated as mid-term capital gain or loss, taxable at a maximum rate of 28%, if the holder held such shares for more than one year but not more than 18 months, or as net adjusted capital gain or loss, taxable at a maximum rate of 20%, if the holder held such shares for more than 18 months.

         Backup Withholding

         A noncorporate U.S. Holder of Kranzco Shares who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to distributions paid on, or the proceeds of a sale, exchange or redemption of, the Kranzco Shares. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner requested, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder's federal income tax liability or as a refund, provided that the required information is furnished to the IRS. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

Federal Income Taxation of the Concurrent Offering

         To the extent Underlying Shares are not purchased by NAI Stockholders in the Rights Offering, the remaining Excess Shares, will be subject to purchase first, pursuant to the Executive Group Subscription Privilege and second, pursuant to the Broker Member Group Subscription Privilege. NAI believes that the Concurrent Privileges are being granted in connection with services rendered or to be rendered by the recipients and that the grant of the right to purchase Excess Shares, as well as Additional Shares, pursuant to the Concurrent Privileges will be treated for Federal income tax purpose as non-qualified stock options. As such, there are no Federal income tax consequences at the time the Excess Shares or Additional Shares are offered pursuant to the Concurrent Privileges. Upon exercise of the Concurrent Privileges, the holder would recognize as ordinary income an amount equal to the excess, if any, of the fair market value of the NAI Shares on the date of exercise over the exercise price paid to acquire such shares. Withholding taxes may be withheld by NAI in connection with the recognition of such ordinary income. NAI would be allowed a tax deduction in like amount. The tax basis of NAI Shares acquired through exercise of the Concurrent Privileges will equal the price paid therefor and the holding period of such NAI

Shares would begin on the date of exercise. Gain or loss on the sale of such NAI Shares would be classified as capital gain or loss taxable in the manner discussed in "--Federal Income Taxation of the Rights Offering--Sale of the Rights."


         To the extent that any Concurrent Privileges are determined to be not granted in connection with services rendered or be rendered to NAI, the tax consequences of the grant of the right to purchase Excess Shares and Additional Shares, as well as the exercise of the Concurrent Privileges are unclear and recipients could be taxed at the date of grant based on the fair market value of such Concurrent Privileges. Recipients of the Concurrent Privileges should consult with their own tax advisors concerning the tax treatment of the Concurrent Privileges.

                                  MANAGEMENT

Directors and Executive Officers

         NAI's Board of Directors consists of eight members who are divided into three classes as noted below. Class I consists of two directors whose terms will expire at the 1999 Annual Meetings of Shareholders. Classes II and III each consist of three directors whose terms will expire at the 2000 and the 2001 Annual Meetings of Shareholders, respectively. The names and ages of the directors and executive officers of NAI and the positions held by them are set forth in the following table:


             Name                       Age                               Position                    Term Expires
             ----                       ---                               --------                    ------------
Gerald C. Finn                          67         Co-Chairman of the Board, Chief Executive              2001
                                                   Officer and Director

Jeffrey M. Finn                         35         President, Chief Operating Officer and                 2000
                                                   Treasurer and Director

Norman M. Kranzdorf                     67         Co-Chairman and  Director                              2001

Robert H. Dennis                        51         Chief Financial Officer and Director                   1999

Michael Kranzdorf                       37         Chief Information Officer and Director                 2000

Joseph Grossman                         64         Director                                               1999

Peter O. Hanson                         64         Director                                               2001

Bernard J. Korman                       66         Director                                               2000

Norma J. Finn                           65         Secretary

         Gerald C. Finn, NAI's principal founder, has served as the Chief Executive Officer and a Director of NAI since 1974. He also served as NAI's President from 1974 until 1995. He was elected as Chairman of the Board in May 1990 and became Co-Chairman of the Board upon consummation of the Exchange Offer and the Reincorporation Merger. Prior to his association with NAI, Mr. Finn was an active real estate broker and developer for his own account and for the account of various entities in which he had an equity interest. He is a licensed real estate broker and a member of NACORE, ICSC and IDRC, and is a founding member of the Wharton School Real Estate Center.

         Jeffrey M. Finn, the son of Gerald C. Finn, has been employed full time by NAI since January, 1984, and has served as Chief Operating Officer and President since September 1995, as Treasurer of NAI since December 1987 and has served as an Executive Vice President of NAI from 1992 to 1995. He has worked in various capacities including brokerage and corporate services, as well as Investment Sales prior to becoming Vice President- Marketing in 1988. Mr. Finn is a graduate of Boston University's School of Management and is a licensed Real Estate Salesperson in the State of New Jersey. Mr. Finn is a member of the ICSC, IDRC, NACORE and the Wharton Real Estate Center Advisory Board.

         Norman M. Kranzdorf became the Co-Chairman of the Board of Directors of NAI upon consummation of the Reincorporation Merger. Mr. Kranzdorf, a co-founder of Kranzco, has been a trustee and the President and Chief Executive Officer of Kranzco since its organization in June 1992. Mr. Kranzdorf was the President of Kranzco Realty, Inc., a general commercial real estate management and brokerage company ("Kranzco Realty"), from 1979, when he founded Kranzco Realty, to 1992. He served as President of Amterre Development, Inc. ("Amterre") from 1972 to 1981. Amterre, the successor to Food Fair Properties, Inc., owned and operated over 50 shopping centers, as well as other single-tenant retail properties, on the Eastern seaboard. Mr. Kranzdorf was also an officer and director of Kranzco Management, Inc., a general commercial real estate manager and brokerage company and a wholly-owned subsidiary of Kranzco Realty, from 1980, when it was founded, to 1992. He is a member of the Board of Governors of NAREIT and a former trustee of the ICSC.

         Robert H. Dennis became the Chief Financial Officer of NAI and a member of the Board of Directors of NAI upon consummation of the Exchange Offer and the Reincorporation Merger. Mr. Dennis has been a trustee of Kranzco since June 1994 and the Chief Financial Officer and Treasurer of Kranzco since its organization in June 1992. Prior thereto he was the Chief Financial Officer and Assistant Secretary of Kranzco Realty from 1981 to 1992.

         Michael Kranzdorf became the Chief Information Officer of NAI and a member of the Board of Directors of NAI upon consummation of the Exchange Offer and the Reincorporation Merger. Mr. Kranzdorf was named Director of Information Systems at Kranzco Realty Trust in 1994 and was elected a Vice President of Kranzco in June 1996. He has been with Kranzco since 1987 as a programmer and designer. Mr. Kranzdorf received his B.S. from Tufts University and his M.S. from the University of Colorado, both in Electrical Engineering. Prior to joining Kranzco, he held positions at Texas Instruments, the University of Colorado and owned a consulting and publishing company in Boulder, Colorado. Mr. Kranzdorf is a member of the ICSC and serves on the Research Committee, and he has recently accepted the first Chairmanship of NAREIT's Technology Committee.

         Joseph Grossman has served as a Director of NAI since March 1983. Mr. Grossman has been an independent real estate developer since 1961 and has developed shopping centers and industrial, residential and recreational properties for his own account. Mr. Grossman is also one of the founding members of the Tinton Falls State Bank and is a member of its advisory board.

         Peter O. Hanson has been a member of the Board since June 1990. Mr Hanson is Chairman of James E. Hanson, Inc., a broker member of NAI. Mr. Hanson has been active in Commercial/Industrial Brokerage and Development since 1959. A very active member of The Society of Industrial and Office Realtors ("SIOR"), Mr. Hanson has served that organization as a leader at the state, regional and national level. He was SIOR's International President in 1985. In addition, Mr. Hanson has been an active member of NAI's Advisory Board and has served as Chairman of such Board. Mr. Hanson is a member of the Board of Trustees of Meridian Trust and Meridian Industrial Trust. Other civic and industry groups have benefitted from his participation and leadership. A 1955 graduate of Colgate University (B.A. - Sociology), Mr. Hanson also was a captain in the United States Air Force.

         Bernard J. Korman became a member of the Board of Directors of NAI upon consummation of the Exchange Offer and the Reincorporation Merger. Mr. Korman is Chairman of Graduate Health System, Inc., a non-profit organization, and NutraMax Products, Inc., a consumer healthcare products company. Mr. Korman served as President and Chief Executive Officer of MEDIQ Incorporated from 1981 to 1995 and as chairman of PCI

Services, Inc. from 1992 to 1996. Mr. Korman currently is a director of The Pep Boys, Inc., Today's Man, Inc., The New America High Income Fund, Inc., InnoServ Technologies, Inc., Omega Healthcare Investors, Inc., Omega Worldwide, Inc. and Kranzco.


         Norma J. Finn has served as the Secretary of NAI since NAI's inception in 1974. Ms. Finn attended the University of Delaware and has served as secretary and a board member of a number of real estate development corporations. She has been active in numerous charitable activities including being President of Contact of Mercer County N.J. and on the national board of Contact, and the board of the Delaware Valley United Fund.

         Officers of NAI are elected by the Board and hold office until their successors are chosen and qualified or until their death, resignation or removal.

Director Compensation

         It is NAI's policy to pay non-employee directors of NAI fees of $500 per meeting, as well as reimbursements for expenses incurred in attending meetings of the Board. However, in lieu of paying outstanding directors' fees, in January 1998, NAI issued 5,000 NAI Shares to each of Matthew Arnold, Joseph Grossman, Peter Hanson, Robert McMenamin and Marc Shegoski, the then non-employee directors of NAI. Such non-employee directors were owed accrued director fees as follows: Matthew Arnold, $5,500 for 11 meetings; Joseph Grossman, $5,000 for 10 meetings; Peter Hanson, $6,500 for 13 meetings; Robert McMenamin $2,000 for 4 meetings; and Marc Shegoski $4,000 for 8 meetings.


         In fiscal year 1997, there were two meetings of the Board of Directors of NAI; each director attended both of the meetings, other than Mr. Matthew Arnold, then a director of NAI Delaware, and Mr. Joseph Grossman, who each attended one meeting.

Executive Compensation

         The following table sets forth certain information with respect to the cash and other compensation paid or accrued by NAI for services rendered by Gerald Finn, NAI's Chief Executive Officer, and NAI's four other most highly compensated executive officers whose salary and bonus exceeded $100,000 (collectively, the "Named Executives"), during the fiscal year ended June 30, 1997.

                          Summary Compensation Table

                                                                                                Long-Term
                                                    Annual Compensation(1)                     Compensation
                                        ----------------------------------------              ---------------
Name & Principal Position               Year            Salary            Bonus                 Restricted
                                        ----------------------------------------               Stock Awards($)
                                                          ($)              ($)                 ---------------
Gerald C. Finn                          1997           $125,000             -                    $7,500(2)
Chairman and Chief
Executive Officer

Jeffrey M. Finn                         1997           $110,000          $20,000                 $2,250(2)
President, Chief
Operating Officer and
Treasurer

---------------------

(1) The total value of all perquisites and other personal benefits received by each individual was less than the lesser of $50,000 or ten percent of the total salary of and bonus paid or accrued by NAI for services rendered by each officer during the fiscal year.

(2) Reflects grant of 25,000 restricted NAI Shares and 7,500 restricted NAI Shares to Gerald C. Finn and Jeffrey M. Finn, respectively. Such NAI Shares were granted in NAI's fiscal year 1998 with respect to performance in fiscal year 1997, pursuant to a Restricted Stock Agreement. Such NAI Shares were valued at $.30 per NAI Share, the value of the NAI Shares as determined by the Board of Directors. See "Management--Restricted Stock Agreements."

Employment Agreements

         NAI has entered into employment agreements with Messrs. G. Finn and
J. Finn (the "Senior Executives"), pursuant to which Mr. G. Finn serves as the Co-Chairman of the Board of NAI and Mr. J. Finn serves as its President. Each of the employment agreements with the Senior Executives have a term of 3 years, which is automatically extended for successive one-year periods unless either the Senior Executive or NAI gives prior notice not to extend the employment agreement, as specified in the agreement. Each of the employment agreements provides for annual compensation of $175,000 to each of Messrs. G. Finn and J. Finn for the first year of the term. After the first year of each employment agreement, salary and bonus for the Senior Executives will be determined by the Compensation Committee. Pursuant to the employment agreements, each of the Senior Executives is also entitled to incentive compensation to be determined by the Compensation Committee.


         In the event that either of the Senior Executives is fired without "cause," such Senior Executive shall be entitled to the lesser of two times
(i) the individual's annual base compensation or (ii) the individual's annual base compensation remaining due under the terms of his employment agreement; provided, however, that the Senior Executive shall not be entitled to any such severance payment if he has received a payment upon a change in control as described below. The employment agreements also contain certain provisions relating to non-competition and confidentiality.

         Each employment agreement provides that upon a change in control and so long as such individual is an employee of NAI immediately prior to such a change in control, (a) the individual shall receive a lump sum severance payment equal to two times the individual's annual compensation during the calendar year preceding the calendar year during which the change in control has occurred, (b) restricted NAI Shares then owned by the individual shall immediately vest and no longer be subject to repurchase or other forfeiture restrictions, (c) NAI will continue to provide life, accident, medical and dental insurance to the individual for the period of 18 months after the change in control, and (d) in the event the individual holds any options to purchase NAI Shares on the date of the change in control, such individual shall be entitled to receive an amount equal to, generally, the number of options to purchase NAI Shares then owned by the individual multiplied by the amount, if any, that (i) the exercise price of the options or the closing price of the NAI Shares on the date of the change in control, whichever is less, exceeds (i) the average closing price of the NAI Shares during the sixth month prior to the date of the change in control. If the closing price of the NAI Shares as of the date of the change in control is greater than the exercise price of such option then the individual can retain the option or receive in exchange therefor cash equal to the number of shares underlying the options multiplied by the amount by which the closing share value exceeds the exercise price of the options. Each Employment Agreement provides that, to the extent that any of the foregoing benefits granted to such individual would cause him to be liable for excise tax liabilities, the benefits available to him shall be reduced to an amount which would not require the payment of any such excise tax, but only if doing so yields a greater after tax amount to such individual.

Restricted Stock Agreements

         In the past, NAI has granted restricted NAI Shares to certain persons providing services to NAI, including employees and Broker Members (each, a "grantee"). Each grantee of restricted NAI Shares executed a form of Restricted Stock Agreement, which contains certain representations and warranties made by NAI and the grantee, and sets forth the terms and conditions of the grant, including the limited conditions under which the grantee may transfer the restricted NAI Shares. The Restricted Stock Agreement also provides NAI with an option for a period of three years following the date of grant to repurchase the restricted NAI Shares if the grantee's services to NAI are terminated (a "Termination"). NAI may repurchase restricted NAI Shares, for a period of 90 days after the date of Termination, at the following prices: $.10 per NAI Share for a termination during the first year after the date of grant of the restricted NAI Shares; $.20 per NAI Share for a termination during the year after the second anniversary of the date of grant of the restricted NAI Shares; and $.30 per NAI Share for a termination during the year after the third anniversary of the date of grant of the restricted NAI Shares. In connection with the Exchange Offer, NAI agreed to eliminate the repurchase option with respect to all restricted NAI Shares owned by NAI Stockholders after the consummation of the Exchange Offer, if such NAI Stockholder tendered at least 80% of his or her restricted NAI Shares. The release of any or all of the preceding restrictions could cause the holders of restricted NAI Shares to immediately recognize ordinary income in an amount equal to the excess of the fair market value of such NAI Shares at the time the restrictions are released over any amounts paid to acquire such NAI Shares. In addition, withholding taxes will be payable to NAI (or withheld by NAI from amounts otherwise due such holders) in connection with any such recognition of income. Holders of restricted NAI Shares are urged to consult their tax advisors concerning the federal, state and local tax consequences of the release of any restrictions on their NAI Shares.

NAI 1998 Incentive Plan

         General. In connection with the Exchange Offer and the Reincorporation Merger, NAI adopted the NAI 1998 Incentive Plan (the "1998 Plan"). The purpose of the 1998 Plan is to align the interests of certain of NAI's directors, officers and other employees and consultants with those of the shareholders and to enable NAI to attract, compensate and retain selected individuals to serve as directors, officers and employees and consultants who will contribute to NAI's success and provide such individuals with appropriate incentives and rewards for their performance.

         Awards to directors, officers and other employees and consultants under the 1998 Plan may take the form of share options ("Options"), including corresponding share appreciation rights ("SARs") and reload options, restricted share awards, share purchase awards and performance based awards. The maximum number of NAI

Shares that may be the subject of awards under the 1998 Plan is 1,700,000 NAI Shares, or approximately 4.7% of the NAI Shares outstanding as of June 30, 1998, assuming the Related Transactions had occurred.

         NAI Share Authorization. NAI Shares covered by any unexercised portions of terminated Options, NAI Shares forfeited by participants and NAI Shares subject to any awards which are otherwise surrendered by a participant without receiving any payment or other benefit with respect thereto may again be subject to new awards under the 1998 Plan. In the event the purchase price of an Option is paid in whole or in part through the delivery of NAI Shares, the number of NAI Shares issuable in connection with the exercise of the Option shall not again be available for the grant of awards under the 1998 Plan. NAI Shares subject to Options, or portions thereof, which have been surrendered in connection with the exercise of SARs, are not again available for the grant of awards under the 1998 Plan. The NAI Shares to be issued or delivered under the 1998 Plan are authorized and unissued shares, or issued NAI Shares that have been reacquired by NAI.

         Incentive Plan Administration. The 1998 Plan will be administered by a committee of two or more non-employee directors (the "Committee"), which will initially consist of Messrs. Bernard J. Korman and Joseph Grossman. The Committee will determine the directors, officers, employees and consultants who will be eligible for and granted awards, determine the amount and type of awards, establish rules and guidelines relating to the 1998 Plan, establish, modify and terminate the terms and conditions of awards and take such other action as may be necessary for the proper administration of the 1998 Plan. All directors, employees and certain consultants are currently eligible to participate in the 1998 Plan. Eighty percent of the NAI Shares which may be the subject of awards under the 1998 Plan are reserved for employees of NAI who are not also employees of Kranzco, and 20% of the NAI Shares which may be the subject of awards under the 1998 Plan are reserved for employees and consultants of NAI who are also employees of Kranzco.

         Options. "Incentive Options" meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and "Nonqualified Options" that do not meet such requirements are both available for grant under the 1998 Plan. The term of each Option will be determined by the Committee, but no Option will be exercisable more than five years after the date of grant. Options may also be subject to restrictions on exercise, such as exercise in periodic installments, as determined by the Committee. The exercise price for both Incentive Options and Nonqualified Options must be at least equal to 100% of the fair market value of the NAI Shares on the date of grant. The exercise price can be paid in cash, or if approved by the Committee, by tendering (actually or constructively) NAI Shares owned by a participant.

         Incentive Options are not transferable except by will or the laws of descent and distribution and may be exercised only by the participant (or his guardian or legal representative) during his or her lifetime, except as provided below. With the Committee's consent, Nonqualified Options may be transferable to family members and entities for the benefit of the participant or his family members. If a participant's employment with NAI or service as a director terminates for any reason (other than death or disability), any unexercised or unexpired Options held by the participant (or its permitted transferee) will be deemed canceled and terminated on the date of such termination, unless the Committee decides to extend the term of such Options for a period not exceeding three months. If a participant dies while employed by NAI, including an employee who is also a director, any unexercised or unexpired Options will, to the extent exercisable on the date of death, be exercisable by the holder or by the participant's estate or by any person who acquired such Options by bequest or inheritance, at any time generally within one year after such death. If a participant becomes totally disabled and his employment terminates as a result of such disability, including an employee who is also a director, the holder or the participant (or his guardian or legal representative) will have the unqualified right to exercise any unexercised and unexpired Options held by the participant (or its permitted transferee) generally for one year after such termination.

         NAI Share Appreciation Rights. The 1998 Plan provides that SARs may be granted in conjunction with a grant of Options. Each SAR must be associated with a specific Option and must be granted at the time of grant of such Option. A SAR is exercisable only to the extent the related Option is exercisable. Upon the exercise of a SAR, the recipient is entitled to receive from NAI, without the payment of any cash (except for any applicable withholding taxes), up to, but no more than, an amount in cash or NAI Shares equal to the excess of (A) the fair market value of one NAI Share on the date of such exercise over (B) the exercise price of any related Option, times the number of NAI Shares in respect of which such SAR shall have been exercised. Upon the exercise of a SAR, the related share Option, or the portion thereof in respect of which such SAR is exercised, will terminate. Upon the exercise of an Option granted in tandem with a SAR, such tandem SAR will terminate.

         Reload Options. The Committee may grant, concurrently with the award of any Option (each an "Underlying Option") to such participants, one or more reload options (each a "Reload Option") to purchase for cash or, if permissible under the Underlying Option, NAI Shares, a number of NAI Shares equal to the number of NAI Shares delivered (or deemed delivered) by the participant to NAI to exercise the Underlying Option. Although an Underlying Option may be an Incentive Option, a Reload Option is not intended to qualify as an Incentive Option. A Reload Option may be granted in connection with the exercise of an Option that is itself a Reload Option. Each Reload Option will have the same expiration date as the Underlying Option and an exercise price equal to the fair market value of the NAI Shares on the date of grant of the Reload Option. A Reload Option is exercisable immediately.

         Reload Options permit a participant to retain, through the term of the original Option, his or her economic interest in the sum of the NAI Shares covered by such Options as well as the already-owned NAI Shares that could be used to exercise such Option, by granting options on the number of NAI Shares used to pay the exercise price of the original Option and subsequent Reload Options. In this way, Reload Options provide a participant with the opportunity to build up ownership of NAI Shares covered by an original Option earlier during the Option term rather than through a single exercise at or near the end of the Option term.

         Restricted NAI Shares. NAI may award restricted NAI Shares to a participant. Such a grant gives a participant the right to receive NAI Shares subject to a risk of forfeiture based upon certain conditions. The forfeiture restrictions on the NAI Shares may be based upon performance standards, length of service or other criteria as the Committee may determine. Until all restrictions are satisfied, lapsed or waived, NAI will maintain custody over the restricted NAI Shares but the participant will be able to vote the NAI Shares and will be entitled to an amount equal to all distributions, if any, paid with respect to the NAI Shares, as provided by the Committee. During such restrictive period, the restricted NAI Shares may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon termination of employment, the participant generally forfeits the right to the NAI Shares to the extent the applicable performance standards, length of service requirements, or other measurement criteria have not been met.

         NAI Share Purchase Awards. The 1998 Plan also permits the grant of share purchase awards to participants. Participants who are granted a share purchase award are provided with a share purchase loan to enable them to pay the purchase price for the NAI Shares acquired pursuant to the award. The terms of each share purchase loan will be determined by the Committee. The purchase price of NAI Shares acquired with a share purchase loan is the fair market value on the date of the award. The 1998 Plan provides that some or all of the share purchase loan can be forgiven under terms determined by the Committee. At the end of the loan term, the remainder of the share purchase loan will be due and payable. The interest rate, if any, on a share purchase loan will be determined by the Committee. NAI Share purchase loans may be recourse or nonrecourse under terms determined by the Committee.

         If a participant's employment with NAI is terminated for any reason, the balance of the purchase loans to such participant will be immediately due and payable; provided, however, if a participant's employment terminates by reason of death, disability, by NAI without "cause" or in the event of a charge in control, the balance of such participant's purchase loans may be forgiven in whole or in part as of the date of such occurrence at the discretion of the Committee.

         Performance-Based Awards. Certain Awards granted under the 1998 Incentive Plan may be granted in a manner such that the Awards qualify as "performance-based compensation"(as such term is used in Section 162(m) of the Code and the regulations thereunder) and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code ("Performance-Based Awards"). In general, to qualify as a Performance Based Award, among other things, the Committee must be comprised solely of two or more "outside directors." The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each participant. Such Performance-Based Awards may take the form of, without limitation, cash, Shares or any combination thereof. The Committee shall set performance goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of such Performance-Based Awards that will be paid out to the participants, and may attach to such Performance-Based Awards one or more restrictions. The maximum cash amount of Performance-Based Awards to be awarded to any employee during any fiscal year shall be $1,000,000.


         The Committee may use the following performance measures, among others, (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as Performance-Based Awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on stockholders' equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the NAI Shares or any other publicly-traded securities of NAI; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs.

         Antidilution Provisions. The number of NAI Shares authorized to be issued under the 1998 Plan and subject to outstanding awards (and the grant or exercise price thereof) may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of NAI Shares or other securities, the issuance of warrants or other rights to purchase NAI Shares or other securities, or other similar capitalization change.

         Certain Federal Income Tax Consequences of the 1998 Plan. The following is a brief summary of the principal federal income tax consequences of awards under the 1998 Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

         A participant is not subject to federal income tax either at the time of grant or at the time of exercise of an Incentive Option. However, upon exercise, the difference between the fair market value of the NAI Shares and the exercise price is an includible item subject to the possible application of the alternative minimum tax. If a participant does not dispose of NAI Shares acquired through the exercise of an Incentive Option in a "disqualifying disposition" (i.e., no disposition occurs within two years from the date of grant of the share option nor within one year of the transfer of the NAI Shares to the participant), then the participant will be taxed only upon the gain, if any, from the sale of such NAI Shares, and such gain will be taxable as gain from the sale of a capital asset.

         NAI will not be allowed any tax deduction on the exercise of an Incentive Option or, if the above holding period requirements are met, on the sale of the underlying NAI Shares. If there is a disqualifying disposition (i.e., one of the holding period requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition and NAI will be entitled to a deduction for com pensation expense in an amount equal to the amount included in income by the participant. The participant generally will be required to include in income an amount equal to the difference between the fair market value of the NAI Shares at the time of exercise and the exercise price. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by NAI.

         If Nonqualified Options are granted to a participant, there are no federal income tax consequences at the time of grant. Upon exercise of the Option, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the NAI Shares on the date of exercise. NAI will be allowed a tax deduction in like amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by NAI.

         No income will be realized by a participant in connection with the grant of any SAR. The participant must include in ordinary income the amount of cash received and the fair market value on the exercise date of any NAI Shares received upon the exercise of a SAR. NAI will be entitled to a deduction equal to the amount included in such participant's income by reason of the exercise of any SAR.

         The receipt of a Reload Option by a holder of an Incentive Option or a Nonqualified Option (including a Reload Option) who pays the exercise price in full or in part with previously acquired NAI Shares should not affect the tax treatment of the exercise of such Incentive or Nonqualified Option (including the amount of ordinary income, if any, recognized upon exercise). A participant will not be subject to tax at the time a Reload Option is granted (except for any income recognized upon the exercise of a Nonqualified Option at the time of grant of the Reload Option). A Reload Option will constitute a Nonqualified Option for federal income tax purposes and will be taxed as such in the manner set forth above.

         A grant of restricted NAI Shares does not constitute a taxable event for either a participant or NAI. However, the participant will be subject to tax, at ordinary income rates, when the NAI Shares are no longer subject to a substantial risk of forfeiture or they become transferable. NAI will be entitled to take a commensurate deduction at that time.

         A participant may elect to recognize taxable ordinary income at the time restricted NAI Shares are awarded in an amount equal to the fair market value of the NAI Shares at the time of grant, determined without regard to any forfeiture restrictions. If such an election is made, NAI will be entitled to a deduction at that time in the same amount. Future appreciation on the NAI Shares will be taxed at the capital gains rate when the NAI Shares are sold. However, if, after making such an election, the NAI Shares are forfeited, the participant will be unable to claim a deduction.

         In general, a participant who receives a share purchase award incurs no tax liability and NAI does not receive any deduction at the time NAI Shares are acquired through a share purchase award. However, as the share purchase loan is forgiven, the participant will be required to recognize income in an amount equal to the forgiven portion of the loan. NAI will be entitled to take a commensurate deduction at such time.

         Applicable withholding taxes may be withheld in connection with any award under the 1998 Plan. In that regard, the Committee has the discretion to allow a participant to satisfy its withholding tax obligations with NAI Shares.

         Change in Control. Depending on the terms of a particular award as determined by the Committee, upon the occurrence of a change in control of NAI, all options and related SARs may become immediately exercisable, the restricted NAI Shares may fully vest and share purchase loans may be forgiven in full.

         Termination, Amendment and ERISA Status. The 1998 Plan will terminate by its terms and without any action by the Board on May 27, 2008. No awards may be made after that date. Awards outstanding on such date will remain valid in accordance with their terms.

         The Committee may amend or alter the terms of awards under the 1998 Plan, including to provide for the forgiveness in whole or in part of share purchase loans, the release of the NAI Shares securing such loans or the termination or modification of the vesting or performance provisions of the grants of restricted NAI Shares but no such action shall in any way impair the rights of a participant under any award without such participant's consent.

         The Committee may amend or terminate the 1998 Plan. No such amendments or termination of the 1998 Plan shall in any way impair the rights of a participant under any award previously granted without such participant's consent. In addition, any amendment or termination will be subject to shareholder approval if approval is required by Federal or state law or regulation or rule of any stock exchange or quotation system on which the NAI Shares are listed or quoted.

         The 1998 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1976, as amended ("ERISA").

NAI 1998 Employee Bonus Compensation Plan

         General. In connection with the Exchange Offer and the Reincorporation Merger, NAI adopted the NAI 1998 Employee Bonus Compensation Plan (the "Bonus Compensation Plan"). The purpose of the Bonus Compensation Plan is to compensate outstanding performance by employees of NAI and to enable NAI to attract, compensate and retain selected individuals to serve as employees who will contribute to NAI's success and provide such individuals with appropriate incentives and rewards for their performance.


         Awards to employees under the Bonus Compensation Plan are in the form of grants of NAI Shares. The maximum number of NAI Shares that may be the subject of awards under the Bonus Compensation Plan is 8,500,000 NAI Shares (the "Award Shares"), assuming all of the Rights are exercised, or approximately 23.5% of the NAI Shares outstanding as of June 30, 1998, assuming the Related Transactions had occurred. If less than all of the Rights are exercised, the number of NAI Shares available under the Bonus Compensation Plan will be decreased by 25% of the amount by which 34,000,000 NAI Shares exceeds the number of NAI Shares outstanding after the Rights are exercised. The NAI Shares to be issued or delivered under the Bonus Compensation Plan are authorized and unissued shares, or issued NAI Shares that have been reacquired by NAI.


         NAI Share Award Formula. Subject to the maximum number of NAI Shares remaining available under the Bonus Compensation Plan each year there shall be available for award under the Bonus Compensation Plan, a number of NAI Shares equal to the product of 6.25% times NAI's pre-tax net income for such year, adjusted to exclude any deduction for the payment of the consulting fee to Kranzco under the Intercompany Agreement ("Annual Award Shares").

         Bonus Compensation Plan Administration. The Board will make grants of the Annual Award Shares within 6 months after the end of the fiscal year with respect to which such Award Shares become available for grant based on the recommendation of the Chief Executive Officer and the President of NAI. All employees are currently eligible to participate in the Bonus Compensation Plan. The selection of employees who participate in the Bonus Compensation Plan will be determined solely at the discretion of the Board based on the recommendation of the Chief Executive Officer and President of NAI.

         Antidilution Provisions. The number of NAI Shares authorized to be issued under the Bonus Compensation Plan and subject to outstanding awards may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of NAI Shares or other securities, the issuance of warrants or other rights to purchase NAI Shares or other securities, or other similar capitalization change.

         Certain Federal Income Tax Consequences of the Bonus Compensation Plan. The following is a brief summary of the principal federal income tax consequences of awards under the Bonus Compensation Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

         A grant of Award Shares constitutes a taxable event for a participant. The fair market value of the Award Shares on the date of grant is reportable by the participant as income taxable at ordinary income rates, and will be subject to applicable federal, state and local withholding taxes at the time of grant. In that regard, the Board has the discretion to allow a participant to satisfy its withholding tax obligations with NAI Shares. NAI will be entitled to take a deduction at the time of grant equal to the amount of taxable income reportable by the participant.

         Termination, Amendment and ERISA Status. The employees will first be eligible for Award Shares under the Bonus Compensation Plan with respect to NAI's fiscal year ended June 30, 1999. The last year employees of NAI will be eligible for Award Shares under the Bonus Compensation Plan will be with respect to NAI's fiscal year ended June 30, 2009.

         The Board may amend or terminate the Bonus Compensation Plan; however, the Bonus Compensation Plan may not be amended without the consent of 80% of the Board, including the consent of either Jeffrey M. Finn or Gerald C. Finn. No such amendments or termination of the Bonus Compensation Plan shall in any way impair the rights of a participant under any award previously granted without such participant's consent. In addition, any amendment or termination will be subject to shareholder approval if approval is required by Federal or state law or regulation or rule of any stock exchange or quotation system on which the NAI Shares are listed or quoted.

         The Bonus Compensation Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1976, as amended.

NAI 1998 Stock Option Plan

         General. In connection with the Exchange Offer and the Reincorporation Merger, NAI adopted the NAI 1998 Stock Option Plan (the "Option Plan"). The purpose of the Option Plan is to align the interests of NAI's directors, officers, employees and consultants with those of the shareholders and to enable NAI to attract, compensate and retain selected individuals to serve as directors, officers, employees and consultants who will contribute to NAI's success and provide such individuals with appropriate incentives and rewards for their performance.


         Awards to directors, officers, employees and consultants under the Option Plan are in the form of share Options. The maximum number of NAI Shares that may be the subject of awards under the Option Plan is 3,536,853 NAI Shares, or approximately 9.8% of the NAI Shares outstanding as of June 30, 1998, assuming the Related Transactions had occurred. Options to purchase all NAI Shares issuable under such plan were granted upon consummation of the Reincorporation Merger.


         Stock Option Plan Administration. The Option Plan will be administered by a committee of two or more non-employee directors (the "Option Plan Committee"), which will initially consist of Messrs. Joseph Grossman and Bernard Korman. The Option Plan Committee will determine the directors, officers, employees and consultants who will be eligible for and granted awards, determine the amount and type of awards, establish rules and guidelines relating to the Option Plan, establish, modify and terminate the terms and conditions of awards and take such other action as may be necessary for the proper administration of the Option Plan. All directors, officers, employees and certain consultants are currently eligible to participate in the Option Plan.

         Options. It is intended that all of the Options granted under the Option Plan will be "Nonqualified Options" that do not meet the requirements of Section 422 of the Code. The exercise price can be paid in cash, or if approved by the Option Plan Committee, by tendering (actually or constructively) NAI Shares owned by a participant.

         With the Option Plan Committee's consent, Nonqualified Options may be transferable to family members and entities for the benefit of the participant or his family members. If a participant's employment with NAI or service as a director or consultant terminates for any reason (other than death or disability), any unexercised or unexpired Options held by the participant (or its permitted transferee) will be deemed canceled and terminated on the date of such termination, unless the Option Plan Committee decides to extend the term of such Options for a period not exceeding three months. If a participant dies while employed by NAI, including an employee who is also a director, any unexercised or unexpired Options will, to the extent exercisable on the date of death, be exercisable by the holder or by the participant's estate or by any person who acquired such Options by bequest or inheritance, at any time generally within one year after such death. If a participant becomes totally disabled and his employment terminates as a result of such disability, including an employee who is also a director, the holder or the participant (or his guardian or legal representative) will have the unqualified right to exercise any unexercised and unexpired Options held by the participant (or its permitted transferee) generally for one year after such termination.

         Options Outstanding Under the Option Plan. Upon the consummation of the Reincorporation Merger, there will be outstanding five-year Nonqualified Options to purchase 3,536,853 NAI Shares under the Option Plan at an exercise price of $2 per NAI Share. Directors of NAI hold five-year Options to purchase an aggregate of 1,016,150 NAI Shares under the Option Plan at an exercise price of $2 per NAI Share. In addition, each of Gerald C. Finn and Jeffrey M. Finn was granted a five-year Option under the Option Plan to purchase 1,547,049 and 611,004 NAI Shares, respectively, at an exercise price of $2 per NAI Share; the exercise price of each such Option will automatically increase $.12 each year during which such Option remains outstanding and unexercised.

         Antidilution Provisions. The number of NAI Shares authorized to be issued under the Option Plan and subject to outstanding awards (and the grant or exercise price thereof) may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of NAI Shares or other securities, the issuance of warrants or other rights to purchase NAI Shares or other securities, or other similar capitalization change.

         Certain Federal Income Tax Consequences of the Option Plan. The following is a brief summary of the principal federal income tax consequences of awards under the Option Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

         For Nonqualified Options, there are no federal income tax consequences at the time of grant. Upon exercise of the Option, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the NAI Shares on the date of exercise. NAI will be allowed a tax deduction in like amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by NAI.

         Applicable withholding taxes may be withheld in connection with the exercise of any Nonqualified Option, under the Option Plan. In that regard, the Option Plan Committee has the discretion to allow a participant to satisfy its withholding tax obligations with NAI Shares.

         Termination, Amendment and ERISA Status. The Option Plan will terminate by its terms and without any action by the Board on May 27, 2008. No awards may be made after that date. Awards outstanding on such date will remain valid in accordance with their terms.

         The Option Plan Committee may amend or alter the terms of awards under the Option Plan but no such action shall in any way impair the rights of a participant under any award without such participant's consent.

         The Option Plan Committee may amend or terminate the Option Plan. No such amendments or termination of the Option Plan shall in any way impair the rights of a participant under any award previously granted without such participant's consent. In addition, any amendment or termination will be subject to shareholder approval if approval is required by Federal or state law or regulation or rule of any stock exchange or quotation system on which the NAI Shares are listed or quoted.

         The Option Plan is not subject to the provisions of ERISA.

                            PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of NAI Shares as of June 30, 1998 of: (i) Named Executive Officers, (ii) NAI's executive officers and directors as a group, and (iii) all persons known by NAI to be the beneficial owner of more than 5.0% of the outstanding NAI Shares immediately prior to the Distribution, the Rights Offering and the Concurrent Offering, and after giving effect to the Distribution, the Rights Offering, the Concurrent Offering and the other Related Transactions. Unless otherwise noted, the information contained in this table, including the footnotes hereto, assumes that the Reincorporation Merger occurred on June 30, 1998, and each NAI Delaware Share was converted into 1.318087 NAI Maryland Shares. See "Management."


                                    Number of NAI Shares                            Percent of Class
                                    --------------------                            ----------------

                                                        After
                                 Before              Distribution,      Before Distribution,      After Distribution,
                          Distribution, Rights      Rights Offering      Rights Offering and        Rights Offering
                              Offering and           and Concurrent          Concurrent             and Concurrent
Name and Address        Concurrent Offering (1)       Offering (2)          Offering (3)             Offering (3)
----------------        -----------------------       ------------          ------------             ------------
Gerald C. Finn(4)                4,318,179(5)        4,718,179(5)             20.9%                    11.9%

Jeffrey M. Finn(4)               1,588,462(6)        1,688,462(6)              7.7                      4.2

Norman M. Kranzdorf(7)             400,050(8)          835,972(9)              3.0                      2.1

Robert H. Dennis(7)                 74,100(10)         110,890(11)             0.4                      0.3

Joseph Grossman(4)                  25,782(12)          41,564(12)             0.1                      0.1

Peter O. Hanson(4)                  78,211(13)         146,422(13)             0.4                      0.4

Bernard J. Korman(4)                14,500(14)         124,478(15)             0.3                      0.3


Michael Kranzdorf(7)                 7,500(16)          57,232(17)             0.2                      0.1

Kranzco Realty Trust(7)             13,681,122       3,351,875                 8.1                      8.4

Executive Officers & Directors
as a group (9) persons               5,979,549       7,177,965                30.3                     18.0


         (1) The numbers in this column reflect NAI Share ownership assuming the Reincorporation Merger has occurred. The actual number of NAI Delaware Shares beneficially owned by each person on June 30, 1998, was as follows:
Gerald Finn, 9,563,390 NAI Shares; Jeffrey Finn, 2,759,522 NAI Shares; Norman
M. Kranzdorf, no NAI Shares; Robert H. Dennis, no NAI Shares; Joseph Grossman, 59,867 NAI Shares; Bernard J. Korman, no NAI Shares; Michael Kranzdorf, no NAI Shares; Peter O. Hanson, 258,750 NAI Shares; Kranzco Realty Trust, no NAI Shares; and Estate of John McMenamin, 535,597 NAI Shares.

         (2) The numbers in this column represent NAI Shares beneficially owned by each such person, plus any NAI Shares which such person may acquire pursuant to the Basic Subscription Privilege.

         (3) Each beneficial owner's percentage ownership is determined assuming (i) that all NAI Shares issuable upon exercise of the Rights will be exercised, except that (x) Gerald Finn only exercises rights to purchase 400,000 NAI Shares, (y) Jeffrey Finn only exercises rights to purchase 100,000 NAI Shares and (z) Kranzco only exercises rights to purchase 1,675,937 NAI Shares in order to maintain approximately a 9.8% ownership interest in the outstanding NAI Shares; (ii) that all of the Additional Shares are purchased in the Concurrent Offering, (iii) all other convertible securities, options or warrants held by such person (but not those held by any other person) and which are exercisable within 60 days of June 30, 1998 have been exercised and
(iii) that each person who was an NAI Stockholder prior to the Exchange Offer tendered 80% of his or her NAI Shares in the Exchange Offer.

         (4) The address of all of the executive officers and directors of NAI, who are not employees of Kranzco, is 572 Route 130, Hightstown, New Jersey 08520, telephone (609) 448-4700.

         (5) Includes (i) 3,944 NAI Shares owned by the Building Center, Inc., a corporation owned by Gerald and Norma Finn, (ii) 1,797,049 NAI Shares issuable upon the exercise of options to purchase NAI Shares, (iii) 42,838 NAI Shares owned by Mr. Finn's spouse and (iv) 527,235 NAI held in trust for Mr.
J. Finn, of which, in the future, Mr. G. Finn may be entitled to receive certain NAI Shares. Does not include (i) 44,156 NAI Shares owned by Mr. G. Finn's children, or (ii) 4,943 NAI Shares held by Mr. G. Finn as collateral for a loan to a stockholder of NAI; Mr. Finn disclaims beneficial ownership of such NAI Shares.


         (6) Includes (i) 11,863 NAI Shares held in trust for Mr. Finn's minor children, (ii) 4,591 NAI Shares owned by Brooktree Swim & Tennis Club, Inc., a corporation owned by Mr. J. Finn and his spouse, (iii) 861,004 NAI Shares issuable upon the exercise of options to purchase NAI Shares; and (iv) 527,235 NAI Shares held in a trust for the benefit of Mr. J. Finn, of which Mr. J. Finn is trustee.


         (7) The address of Kranzco Realty Trust is 128 Fayette Street, Conshohocken, Pennsylvania 19428, and the address of executive officers and directors of NAI who are also employees of Kranzco is c/o Kranzco Realty Trust at such address.


         (8) Includes 400,050 NAI Shares issuable upon options to purchase NAI Shares.


         (9) Includes (i) 14,640 NAI Shares owned by Mr. Kranzdorf's spouse,
(ii) 36,000 NAI Shares owned by Mrs. Kranzdorf as trustee for the benefit of Michael Kranzdorf and Betty Kranzdorf, (iii) 400,050 NAI Shares issuable upon the exercise of options to purchase NAI Shares. See "Management."


         (10) Includes 74,100 NAI Shares issuable upon options to purchase NAI Shares.


         (11) Includes (i) 200 NAI Shares owned by Mr. Dennis' spouse, and
(ii) 74,100 NAI Shares issuable upon the exercise of options to purchase NAI Shares.


         (12) Includes 10,000 NAI Shares issuable upon the exercise of options to purchase NAI Shares.


         (13) Includes (i) 236 NAI Shares owned by Mr. Hanson's spouse, (ii) 4,350 NAI Shares and 1,648 NAI Shares owned by James E. Hanson, Inc. and Property Investors Associates, entities owned by Mr. Hanson, and (iii) 10,000 NAI Shares issuable upon the exercise of options to purchase NAI Shares.


         (14) Includes 14,500 NAI Shares issuable upon options to purchase NAI Shares.


         (15) Includes (i) 3,900 NAI Shares owned by Mr. Korman's spouse, and
(ii) 14,500 NAI Shares issuable upon the exercise of options to purchase NAI Shares.


         (16) Includes 7,500 NAI Shares issuable upon options to purchase NAI Shares.


         (17) Includes (i) 7,500 NAI Shares issuable upon the exercise of options to purchase NAI Shares, and (ii) 18,000 NAI Shares held in trust for Mr. M. Kranzdorf. See note 6.

Registration Rights

         Kranzco and NAI entered into a Registration Rights Agreement which provides that at any time after the earlier of the date (i) one year from the consummation of the Exchange Offer or (ii) that Kranzco determines, in its sole discretion, that Kranzco is, or will in the future be, required to sell the NAI Shares owned by it in order to maintain its status as a REIT, NAI will, upon a written request of Kranzco, register any NAI Shares owned by Kranzco in a Registration Statement under the Securities Act (the "Demand Rights"). NAI has agreed to use all reasonable best efforts to keep such Registration Statement effective for a period of two years commencing on the effective date of the Registration Statement (or a shorter period if all the NAI Shares owned by Kranzco have been sold or may be sold without any volume limitations pursuant to Rule 144 under the Securities Act prior to the expiration of such two year period). The Registration Rights Agreement provides Kranzco with two Demand Rights, as well as piggyback Registration Rights.

                      CERTAIN RELATED PARTY TRANSACTIONS


         NAI currently leases space for its corporate offices in Hightstown, New Jersey from The Building Center, Inc., a New Jersey corporation (the "Building Center"), which is wholly owned by Gerald C. Finn and his wife, Norma Finn. The lease provides for an annual rental of $102,000 plus the payment of maintenance expenses. See "Business--Property." NAI believes that the terms of this lease are at or below the fair market rental for comparable facilities in the area.


         NAI and its subsidiaries owe a director and officer of NAI, Gerald and Norma Finn, and an entity owned by them, an aggregate principal of $441,235. Such indebtedness bears interest at rates ranging from 10% to 12%. A portion of the proceeds of the Rights Offering and the Concurrent Offering will be used to repay such indebtedness. See "Use of Proceeds" for a description of such indebtedness.

         Gerald C. Finn is the licensed broker of record on the New Jersey Real Estate Broker's License held by NAI upon which NAI's reciprocal real estate broker's licenses in Pennsylvania and New York are based. Mr. Finn's sister, Susan Finn, is the licensed broker of record on the Florida Real Estate Broker's License held by NAI.

         Peter O. Hanson, a director of NAI is the owner of James E. Hanson, Inc., a Broker Member of the Network. In the fiscal year ended June 30, 1998, James E. Hanson, Inc., paid to NAI approximately $90,000 in fees for services and assignments received through the Network.

         In connection with the Exchange Offer, Kranzco, NAI and the Finns entered into an Exchange Agreement and have agreed to enter into certain related transactions. In addition, immediately following the Distribution, NAI and Kranzco intend to enter into the Intercompany Agreement. See "The Exchange Agreement" and "Related Transactions." In addition, in the calendar year ended December 31, 1997, with the assistance of NAI's Investment Sales Department, Kranzco purchased certain retail properties. See "Business--Investment Sales."

         It is NAI's policy that material transactions and loans with affiliated parties shall be on terms that are no less favorable than those that can be obtained from unaffiliated third parties. Any forgiveness of loans must be approved by a majority of NAI's independent directors who do not have an interest in the transactions and who have access, at NAI's expense, to NAI's or independent counsel.


         All ongoing transactions have been ratified by a majority of the issuer's independent directors who do not have an interest in the transactions and who had access, at the issuer's expense, to its counsel or independent counsel.

                           DESCRIPTION OF SECURITIES

         The following summary of the terms of the stock of NAI does not purport to be complete and is subject to and qualified in its entirety by reference to NAI's Charter and NAI's Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information." This description reviews the securities of NAI rather than NAI Delaware, because after the Exchange Offer is consummated, the Reincorporation Merger will be effected and all NAI Delaware Shares will be converted into NAI Shares.

General

         The Charter provides that NAI may issue up to 200,000,000 shares of common stock, $.01 par value per share (referred to herein as the "NAI Shares"). As of June 30, 1997, after giving effect to the Reincorporation Merger, there were 17,101,403 NAI Shares issued and outstanding, and 229 holders of record of such NAI Shares. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.

Common Stock

         All NAI Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of NAI Shares are entitled to receive dividends on such NAI Shares if, as and when authorized and declared by the Board of Directors of NAI out of assets legally available therefor and to share ratably in the assets of NAI legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of NAI.

         Each outstanding NAI Share entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding NAI Shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

         Holders of NAI Shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of NAI. NAI Shares will have equal dividend, liquidation and other rights.

         Under the Maryland General Corporation Law (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The charter of NAI provides for approval of (i) a consolidation, (ii) a share exchange, (iii) a merger in which NAI is the successor, and (iv) amendments to the charter (except for amendments to the sections of the charter relating to the classification and removal of directors) by the affirmative vote of stockholders holding at least a majority of the shares entitled to vote on the matter.

         The charter authorizes the Board of Directors to reclassify any unissued shares of stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

         The charter authorizes the Board of Directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series, as authorized by the Board of Directors. Prior to issuance of shares of each class or series, the Board is required by the MGCL and the charter of NAI to set, subject to the provisions of the charter regarding the restrictions on transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of NAI that might involve a premium price for holders of NAI Shares or otherwise be in their best interest.

Power to Issue Additional Shares of Common Stock and Preferred Stock

         NAI believes that the power of the Board of Directors to issue additional authorized but unissued NAI Shares and to classify or reclassify unissued shares of stock and thereafter to cause NAI to issue such classified or reclassified shares of stock will provide NAI with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the NAI Shares, will be available for issuance without further action by NAI's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which NAI's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize NAI to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of NAI that might involve a premium price for holders of NAI Shares or otherwise be in their best interest. In addition, the issuance of a class or series of preferred stock with voting or conversion rights may adversely affect the voting power of common stockholders.

Rights to Purchase NAI Shares

         Each NAI Share issued in the Distribution will be accompanied by a Right to purchase one additional NAI Share. The Rights are exercisable for 45 days from the date of the Distribution at a Subscription Price of $2.00 per share. See "The Rights Offering."

Transfer Agent and Registrar

         The transfer agent and registrar for the NAI Shares and Rights will be First Union National Bank.

Series A Preferred Stock


         On July 15, 1998 NAI entered into a letter agreement with the holder of the 101,000 outstanding shares of Series A Preferred Stock of NAI Delaware pursuant to which NAI redeemed all of the outstanding shares of Series A Preferred Stock with a promissory note in the principal amount of $202,000, due November 12, 1998. A portion of the proceeds of the Rights Offering and the Concurrent Offering will be used to repay such note. See "Use of Proceeds."

                    CERTAIN PROVISIONS OF MARYLAND LAW AND
                          OF NAI'S CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of the Charter and Bylaws of NAI does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

Classification of the Board of Directors

         The Bylaws provide that the number of directors of NAI may be established by the Board of Directors but may not be fewer than the minimum number required by the MGCL (which is three, unless the corporation has less than three stockholders) nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

         Pursuant to the Charter, the Board of Directors is divided into three classes of directors. The initial terms of the Class I, Class II and Class III directors will expire in 1999, 2000 and 2001, respectively. Beginning in 1999, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. NAI believes that classification of the Board of Directors will help to assure the continuity and stability of NAI's business strategies and policies as determined by the Board of Directors. Holders of NAI Shares will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the NAI Shares will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

         The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of NAI, even though a tender offer or change in control might be in the best interest of the stockholders.

Removal of Directors

         The Charter provides that a director may be removed only for cause (as defined in the Charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

         Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Each of Kranzco, Gerald Finn, Jeffrey Finn and Norman Kranzdorf may beneficially own more than ten percent of NAI's voting shares and would, therefore, be subject to the business combination provision of the MGCL. However, pursuant to the statute, NAI has exempted any business combinations involving Kranzco and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between it and NAI. As a result, Kranzco, may be able to enter into business combinations with NAI that may not be in the best interest of its stockholders without compliance by NAI with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

         The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

         The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

         The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of NAI's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Dissolution of NAI

         The dissolution of NAI must be approved by the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

         The Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(i) pursuant to NAI's notice of the meeting, (ii) by the Board of Directors or
(iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in NAI's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only
(i) pursuant to NAI's notice of the meeting, (ii) by the Board of Directors or
(iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

         The business combination provisions (with respect to stockholders other than Kranzco, Gerald Finn, Jeffrey Finn and Norman Kranzdorf) and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of NAI that might involve a premium price for holders of NAI Shares or otherwise be in their best interest.

                        SHARES ELIGIBLE FOR FUTURE SALE

         The sale of a substantial number of NAI Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for the NAI Shares. In addition, any such sale or perception could make it more difficult for NAI to sell equity securities or equity related securities in the future at a time and price that NAI deems appropriate. Upon consummation of the Distribution, Rights Offering and the Concurrent Offering, assuming all of the Rights are exercised and all the Additional Shares are purchased in the Concurrent Offering, NAI will have a total of 36,202,806 NAI Shares outstanding, of which the 31,064,306 NAI Shares offered in connection with the Distribution and Rights Offering will be eligible for immediate sale in the public market without restriction, unless they are held by "affiliates" of NAI within the meaning of Rule 144 under the Securities Act. In addition, there will be outstanding 5,088,815 NAI Shares which will be "restricted" securities within the meaning of Rule 144 under the Securities Act. Substantially all of such NAI Shares will be eligible for resale in accordance with the provisions of Rule 144 immediately upon consummation of the Distribution. Additionally, NAI has granted options to (i) certain officers, directors, employees and consultants of NAI to purchase an aggregate of 3,536,853 NAI Shares and (ii) certain directors and trustees of NAI and Kranzco to purchase 60,000 NAI Shares. NAI has also reserved for issuance (i) up to 1,700,000 NAI Shares for issuance pursuant to the 1998 Plan, (ii) up to 8,500,000 NAI Shares for issuance pursuant to the Bonus Compensation Plan. See "Principal Shareholders," "Description of Capital Stock," "Management," and "Plan of Distribution." Gerald Finn and Jeffrey Finn have agreed not to sell or transfer, directly or indirectly, any NAI Shares held by the Finns for a period of three years from the closing of the Exchange Offer.

         In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from NAI or any "affiliate" of NAI, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1.0% of the then outstanding NAI Shares or the average weekly trading volume of the NAI Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about NAI. If two years have elapsed since the date of acquisition of restricted shares from NAI or from any "affiliate" of NAI, and the acquiror or subsequent holder thereof is deemed not to have been an "affiliate" of NAI at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

         No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of NAI Shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the NAI Shares.

                             PLAN OF DISTRIBUTION

         The NAI Shares being issued in the Distribution, are being distributed by Kranzco directly to the holders of Kranzco Common Shares and Kranzco Common Share Equivalents on the Distribution Record Date, on the basis of one NAI Share for each Kranzco Common Share and for each Kranzco Common Share Equivalent on the Distribution Record Date. NAI intends to distribute Rights and copies of this Prospectus to stockholders of record on the Rights Record Date promptly following the effective date of the Registration Statement of which this prospectus forms a part.

         In connection with the Concurrent Offering, NAI intends to distribute Subscription Forms and copies of this Prospectus, to the members of the Executive Group and the Broker Member Group, promptly following the effective date of the Registration Statement of which this prospectus forms a part. NAI will determine in its sole discretion whether any person is a member of the Executive Group or the Broker Member Group. Any determinations by NAI as to the members of the Executive Group or Broker Group is final.

         Holders of Rights who desire to subscribe for the purchase of NAI Shares in the Rights Offering are urged to complete, date and sign the Subscription Certificate and return it to the Subscription Agent on or before the Expiration Date, together with payment in full for the subscribed for NAI Shares should be directed to the Subscription Agent. There is no assurance that any Underlying Shares will be available for purchase pursuant to the Oversubscription Privilege.

         Members of the Executive Group and the Broker Member Group who desire to subscribe for the purchase of NAI Shares in the Concurrent Offering are urged to complete, date and sign the applicable Subscription Form and return it to the Subscription Agent on or before the Expiration Date, together with payment in full for the subscribed for NAI Shares should be directed to the Subscription Agent. There is no assurance that any Excess Shares will be available for purchase pursuant to the Executive Group Subscription Privilege or the Broker Member Group Subscription Privilege, or that any member of the Broker Member Group will be able to purchase all of the Additional Shares subscribed for pursuant to the Broker Member Group Subscription Privilege.

         Certain employees, officers or directors of NAI may solicit responses from holders of Subscription Certificates and Subscription Forms, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

                                    EXPERTS

         The consolidated financial statements of NAI included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

         The validity of the Rights and the NAI Shares offered hereby will be passed upon for NAI by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain matters of law will be passed upon for NAI by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York.

                      INDEX TO NEW AMERICA NETWORK, INC.

                      CONSOLIDATED FINANCIAL STATEMENTS
                         AS OF JUNE 30, 1997 AND 1996

                        TOGETHER WITH AUDITORS' REPORT

                                                                        Page
                                                                        ----
Index to Financial Statements.........................................   F-1
Report of Independent Public Accountants..............................   F-2
Consolidated Balance Sheets...........................................   F-3
Consolidated Statements of Operations.................................   F-4
Consolidated Statements of Stockholders' Deficit......................   F-5
Consolidated Statements of Cash Flows.................................   F-6
Notes to Consolidated Financial Statements............................   F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of New America Network, Inc.:

We have audited the accompanying consolidated balance sheets of New America Network, Inc. as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New America Network, Inc. as of June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

Philadelphia, Pa.,
May 8, 1998

                          NEW AMERICA NETWORK, INC.

                         CONSOLIDATED BALANCE SHEETS

                                                                                                      June 30
                                                                   March 31,         ----------------------------------------
                                                                     1998                   1997                   1996
                                                            ----------------------   --------------------   -----------------
                                                                  (unaudited)
                          ASSETS

CURRENT ASSETS:

     Cash                                                   $    220,246             $     61,506           $     75,085
Accounts receivable (net of allowance of $20,000 and
         $7,439 at June 30, 1997 and 1996)                       787,408                  576,924                716,378
     Commissions receivable                                      636,541                  856,194                726,941
     Notes and other receivables                                   6,299                   16,829                 19,566
     Other current assets                                         19,588                   20,456                 20,062
                                                            ------------             ------------           ------------
           Total current assets                                1,670,082                1,531,909              1,558,032
                                                            ------------             ------------           ------------

PROPERTY AND EQUIPMENT, net                                      156,353                  155,083                170,375

OTHER ASSETS, net                                                  2,382                    1,987                  3,895
                                                            ------------             ------------           ------------
           Total assets                                     $  1,828,817             $  1,688,979           $  1,732,302
                                                            ============             ============           ============

           LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:

     Accounts payable and accrued expenses                  $  1,015,718             $  1,051,859           $    985,216
     Accrued interest                                             71,887                  127,495                 95,193
     Current portion of long-term debt                           126,667                  133,333                 43,334
     Stockholder loans                                           441,235                  441,235                419,083
     Deferred revenue                                            922,433                  773,023                862,506
                                                            ------------             ------------           ------------
           Total current liabilities                           2,577,940                2,526,945              2,405,332
                                                            ------------             ------------           ------------

LONG-TERM DEBT                                                    75,000                       --                 33,333
                                                            ------------             ------------           ------------
           Total liabilities                                   2,652,940                2,526,945              2,438,665
                                                            ------------             ------------           ------------

REDEEMABLE CONVERTIBLE PREFERRED
      STOCK                                                      202,000                  252,000                302,000
                                                            ------------             ------------           ------------

COMMITMENTS AND CONTINGENCIES (Notes 8,
      9 and 10)

STOCKHOLDERS' DEFICIT:

     Common stock                                                134,091                  132,939                132,687
     Additional paid-in capital                                2,552,779                2,526,969              2,498,604
     Accumulated deficit                                      (3,479,125)              (3,517,206)            (3,411,761)
     Treasury stock, at cost                                    (233,868)                (232,668)              (227,893)
                                                            --------------           ------------           ------------
           Total stockholders' deficit                        (1,026,123)              (1,089,966)            (1,008,363)
                                                            ----------------         ------------           ------------
           Total liabilities, redeemable
                convertible preferred                       $  1,828,817             $  1,688,979           $  1,732,302
                stock and stockholders' deficit             ============             ============           ============


  The accompanying notes are an integral part of these financial statements.

                          NEW AMERICA NETWORK, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   For the Nine Months                           For the Year Ended
                                                     Ended March 31                                    June 30
                                          -------------------------------------  -------------------------------------------------
                                                  1998               1997             1997             1996              1995
                                          --------------------  ---------------  ---------------  ---------------  ---------------
                                                          (unaudited)
REVENUE:

     Commissions                          $    2,836,365        $    2,910,147   $    4,001,168   $    4,124,139   $    4,370,999
     License fees                              1,127,575               923,100        1,281,861        1,373,418        1,157,960
     Other                                       473,998               562,593          617,587          522,399          469,741
                                           -------------         -------------    -------------    -------------    -------------
         Total revenue                         4,437,938             4,395,840        5,900,616        6,019,956        5,998,700
                                           -------------         -------------    -------------    -------------    -------------

COSTS AND EXPENSES:

     Commission expense                          602,534               788,193        1,142,575        1,782,292        1,485,024
     Sales and marketing                         276,860               193,809          321,379          284,963          323,619
     Compensation and benefits                 1,831,783             1,911,151        2,527,676        2,437,395        1,980,962
     Other operating                           1,578,222             1,186,953        1,644,040        1,475,091        1,336,179
     Depreciation                                 39,789                36,874           52,518           56,321           44,779
     Interest, net                                46,906                46,678           59,639           48,035           45,811
                                           -------------         -------------    -------------    -------------    -------------
         Total costs and expenses              4,376,094             4,163,658        5,747,827        6,084,097        5,216,374
                                           -------------         -------------    -------------    -------------    -------------
         Income (loss) from operations            61,844               232,182          152,789          (64,141)         782,326
                                           -------------         -------------    -------------    -------------    -------------

OTHER EXPENSES:

     Equity in loss of affiliate                  11,603                14,866           24,863            4,763               --
     Loss on sale of real estate                      --                    --               --               --           65,323
                                           -------------         -------------    -------------    -------------    -------------
         Total other expenses                     11,603                14,866           24,863            4,763           65,323
                                           -------------         -------------    -------------    -------------    -------------
         Income (loss) from continuing
         operations before income taxes           50,241               217,316          127,926          (68,904)         717,003

INCOME TAXES                                       5,600                    --               --               --           35,000
                                           -------------         -------------    -------------    -------------    -------------
     Income (loss) from continuing
     operations                                   44,641               217,316          127,926          (68,904)         682,003

LOSS FROM OPERATIONS OF
      DISCONTINUED BUSINESSES,

      net of tax (Note 7)                             --               161,938          222,791          128,096          392,412
                                           -------------         -------------    -------------    -------------    -------------

NET INCOME (LOSS)                                 44,641                55,378          (94,865)        (197,000)         289,591
     Preferred share distributions                 6,560                 7,935           10,580           12,580           14,580
                                           -------------         -------------    -------------    -------------    -------------

NET INCOME (LOSS) AVAILABLE               $       38,081        $       47,443   $     (105,445)  $     (209,580)  $      275,011
     TO COMMON SHAREHOLDERS                =============         =============    =============    ==============   =============

  The accompanying notes are an integral part of these financial statements.

                          NEW AMERICA NETWORK, INC.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


                                                  Common Stock          Additional
                                         ----------------------------     Paid-In      Accumulated      Treasury
                                             Shares       Par Value       Capital        Deficit         Stock           Total
                                         -------------  -------------   ----------   --------------   ------------    --------------
BALANCE, JULY 1, 1994* ..............      12,523,120     $128,286      $2,349,943    $(3,477,192)     $(177,893)      $(1,176,856)
Stock issued ........................         358,970        3,590          80,850                                          84,440
Amortization of deferred compensation                                       30,169                                          30,169
Distributions on preferred stock ....                                                     (14,580)                         (14,580)
Treasury stock purchase .............        (100,000)                                                   (50,000)          (50,000)
Net income ..........................                                                     289,591                          289,591
                                         ------------      -------       ---------     ----------       --------        ----------
BALANCE, JUNE 30, 1995 ..............      12,782,090      131,876       2,460,962     (3,202,181)      (227,893)         (837,236)
Stock issued ........................          81,110          811                                                             811
Amortization of deferred compensation                                       37,642                                          37,642
Distributions on preferred stock ....                                                     (12,580)                         (12,580)
Net loss ............................                                                    (197,000)                        (197,000)
                                         ------------      -------       ---------     ----------       --------        ----------
BALANCE, JUNE 30, 1996 ..............      12,863,200      132,687       2,498,604     (3,411,761)      (227,893)       (1,008,363)
Stock issued ........................          25,170          252                                                             252
Amortization of deferred compensation                                       28,365                                          28,365
Distributions on preferred stock ....                                                     (10,580)                         (10,580)
Treasury stock purchase .............         (17,125)                                                    (4,775)           (4,775)
Net loss ............................                                                     (94,865)                         (94,865)
                                         ------------      -------       ---------     ----------       --------        ----------
BALANCE, JUNE 30, 1997 ..............      12,871,245      132,939       2,526,969     (3,517,206)      (232,668)       (1,089,966)
Stock issued* .......................         115,169        1,152          13,250                                          14,402
Amortization of deferred
compensation* .......................                                       12,560                                          12,560
Distributions on preferred stock* ...                                                      (6,560)                          (6,560)
Treasury stock purchase* ............         (12,000)                                                    (1,200)           (1,200)
Net income* .........................                                                      44,641                           44,641
                                         ------------      -------       ---------     ----------       --------        ----------
BALANCE, MARCH 31, 1998* ............      12,974,414     $134,091      $2,552,779    $(3,479,125)     $(233,868)      $(1,026,123)
                                         ============      =======       =========     ==========       ========        ==========

  The accompanying notes are an integral part of these financial statements.

*Unaudited

                            NEW AMERICA NETWORK, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   For the Nine Months                           For the Year Ended
                                                     Ended March 31                                    June 30
                                          -------------------------------------  -------------------------------------------------
                                                  1998               1997             1997             1996              1995
                                          --------------------  ---------------  ---------------  ---------------  ---------------
                                                          (unaudited)
CASH FLOWS FROM OPERATING

   ACTIVITIES:

   Net income (loss)                      $   44,641            $   55,378       $  (94,865)      $ (197,000)      $  289,591
   Adjustments to reconcile net income
      (loss) to net cash provided by
      (used in) operating activities
              Discontinued operations             --               161,938          222,791          128,096          392,412
              Equity in loss of affiliate     11,603                14,866           24,863            4,763               --
              Depreciation                    39,789                36,874           52,518           56,321           44,779
              Amortization of deferred
                  compensation                26,962                22,092           28,617           38,453          114,609
              Loss on sale of real estate         --                    --               --               --           65,323
   Changes in assets and liabilities-
     (Increase) decrease in-
              Accounts receivable           (210,484)               92,074          139,454          (82,409)        (113,832)
              Commissions receivable         219,653               (98,337)        (129,253)         (25,464)        (412,959)
              Notes and other receivables    10,530                 (2,627)           2,737          (23,479)          (3,567)
              Other current assets          (10,735)                (5,074)         (25,257)          14,021           (8,084)
              Other assets                     (395)                    --            1,908           (4,140)             388
            Increase (decrease) in-
              Accounts payable and
                  accrued expenses           (91,749)               33,746           98,945          225,660           14,566
              Deferred revenue               149,410                 1,983          (89,483)          23,416          209,684
                                           ---------             ---------        ---------        ---------        ---------
            Net cash provided by
                  operating activities       189,225               312,913          232,975          158,238          592,910
                                           ---------             ---------        ---------        ---------        ---------

CASH FLOWS FROM INVESTING
   ACTIVITIES:

            Costs incurred by
                discontinued operations           --              (161,938)        (222,791)        (128,096)        (392,412)
            Proceeds from sale of real
                estate                            --                    --               --               --           75,000
            Disposal of property and
                equipment                         --                    --               --               --           57,706
            Purchase of property and
                equipment                    (41,059)              (33,602)         (37,226)        (149,060)              --
                                           ---------             ---------        ---------        ---------        ---------
              Net cash used in investing
                activities                   (41,059)             (195,540)        (260,017)        (277,156)        (259,706)
                                           ---------             ---------        ---------        ---------        ---------

CASH FLOWS FROM FINANCING

    ACTIVITIES:

            Distributions paid on
                preferred stock               (6,560)               (7,935)         (10,580)         (12,580)         (14,580)
            Treasury stock purchase           (1,200)               (4,775)          (4,775)              --          (50,000)
            Redemption of redeemable
              convertible preferred
              stock                          (50,000)              (50,000)         (50,000)         (50,000)         (50,000)
            Loan proceeds                    100,000                99,999          150,000          110,531            2,105
            Repayment of long-term debt      (31,666)              (45,675)         (71,182)         (55,365)         (43,345)
                                           ---------             ---------        ---------        ---------        ---------
            Net cash provided by
              (used in) financing
              activities                      10,574                (8,386)          13,463           (7,414)        (155,820)
                                           ---------             ---------        ---------        ---------        ---------

NET INCREASE (DECREASE) IN CASH              158,740               108,987          (13,579)        (126,332)         177,384

CASH, BEGINNING OF PERIOD                     61,506                75,085           75,085          201,417           24,033
                                           ---------             ---------        ---------        ---------        ---------

CASH, END OF PERIOD                       $  220,246            $  184,072       $   61,506       $   75,085       $  201,417
                                           =========             =========        =========        =========        =========

  The accompanying notes are an integral part of these financial statements.

                          NEW AMERICA NETWORK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                JUNE 30, 1997

1.   ORGANIZATION AND OPERATIONS:

New America Network, Inc. (the "Company") is a Delaware corporation, which has developed a network of independently owned licensed real estate brokers to provide commercial real estate brokerage and other real estate-related services. The Company services national and international businesses which own or use real estate throughout the United States and, to a lesser extent, abroad. The Company provides brokerage and real estate services to institutional owners, lenders and large corporations.

The financial statements as of March 31, 1998 and for the nine-month periods ended March 31, 1998 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the unaudited periods have been included. The results for the interim periods are not necessarily indicative of the results for the full year.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Statements of Cash Flows

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of the statements of cash flows. Cash paid for interest was $27,337, $16,799 and $15,937 for the years ended June 30, 1997, 1996 and 1995, respectively, and $102,514 (unaudited) and $16,491 (unaudited) for the nine month periods ended March 31, 1998 and 1997, respectively.

Earnings Per Share

In February 1997, the Financial Accounting Standards Board issued Statement No.

128, Earnings per Share ("SFAS") No. 128. SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings per Share," and makes them comparable to international EPS standards.

Basic EPS is based on the weighted average number of common shares outstanding. The weighted average number of shares outstanding used in the Basic EPS computations was 12,883,549, 12,860,322 and 12,648,300 for the years ended June 30, 1997, 1996 and 1995, respectively, and 12,954,181 (unaudited) and 12,887,632
(unaudited) for the nine-month periods ended March 31, 1998 and 1997, respectively.

The Diluted EPS computations have been adjusted to give effect to common share equivalents; specifically, redeemable convertible preferred stock outstanding. The weighted average number of shares outstanding used in the Diluted EPS computations was 13,034,549, 13,036,322 and 12,849,300 for the years ended June 30, 1997, 1996 and 1995, respectively, and 13,080,181 (unaudited) and 13,038,632
(unaudited) for the nine-month periods ended March 31, 1998 and 1997, respectively.

The Company's per common share data is as follows:

                                                March 31,         March 31,        June 30,         June 30,          June 30,
                                                  1998              1997             1997             1996              1995
                                              -----------       -----------       ----------       ----------        ----------
                                              (unaudited)       (unaudited)
Income (loss) from continuing
operations                                  $            --    $          .01    $        (.01)    $        (.01)    $        .05

Discontinued operations                                  --              (.01)            (.02)             (.01)            (.03)
                                            ----------------  ----------------- ----------------   ----------------  --------------
Basic and diluted net income (loss)         $            --   $          --     $         (.01)    $        (.02)     $       .02
                                            ================  ================= ================   ================   ==============

Property and Equipment

Property and equipment are stated at cost. Major renewals and betterments are capitalized while replacements, maintenance and repairs that do not improve or extend the life of the asset are expensed. As assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                                                                                                          June 30
                                                      Useful              March 31,       ---------------------------------------
                                                       Life                 1998                 1997                1996
                                                -------------------  -------------------  -------------------  ------------------
                                                                         (unaudited)

Office equipment                                      7 years        $           135,614  $           128,219  $          128,912
Leasehold improvements                                7 years                     13,626               13,626              13,626
Computer equipment                                    3 years                    185,342              151,679             127,508
                                                                     -------------------  -------------------  ------------------
                                                                                 334,582              293,524             270,046
Less - Accumulated depreciation                                                 (178,229)            (138,441)            (99,671)
                                                                     -------------------  -------------------  ------------------
Property and equipment, net                                          $           156,353  $           155,083  $          170,375
                                                                     ===================  ===================  ==================

Investments

The Company accounts for its 50% investment in NAIS on the equity method. The Company has a net (deficit) investment in NAIS of ($24,626) and $8,680 at June 30, 1997 and 1996, respectively, and is included in other current assets. The joint venture was dissolved in February 1998.

The Company's share of NAIS' loss was $24,863, $4,763 and $0 for the years ended June 30, 1997, 1996 and 1995, respectively.

Revenue Recognition and Deferred Revenue

License fees received from the Company's member broker firms are deferred and recognized ratably over the term of the marketing service agreement, generally over one to three years. Commissions from real estate sales brokered by the Company are recognized at the time of the transfer of title. Commissions from other network transactions are primarily recognized as they are earned. Such commissions may be collected in installments over several years.

3.   INDEBTEDNESS:

Notes Payable

The Company had available a $100,000 line of credit from First Washington Bank which expired on October 2, 1997. The line was secured by a second mortgage on the Company's office building. Borrowings against this line were $100,000 and $0 as of June 30, 1997 and 1996, respectively. Interest was payable quarterly on this line at a rate of prime plus 1%. This line was repaid on October 2, 1997.

On October 2, 1997, the Company entered into a $100,000 line of credit with First Washington State Bank. The line is secured by a second mortgage on the Company's office building and borrowings under the line bear interest at prime plus 1% (8.5% (unaudited) at March 31, 1998) with a maturity date of October 1998. The Company had no outstanding borrowings against this line of credit at June 30, 1997 and 1996, respectively, and $100,000 (unaudited) outstanding at March 31, 1998.

The Company has a commercial installment loan in the amount of $80,000 from First Washington Bank which is secured by equipment and personally guaranteed by the Chief Executive Officer of the Company. The interest rate on this loan is prime plus 1% which was 8.5% and 8.3% at June 30, 1997 and 1996, respectively, and 8.5% (unaudited) at March 31, 1998. The outstanding principal balance on this loan totaled $33,333 and $76,667 as of June 30, 1997 and 1996, respectively. At March 31, 1998 principal of $6,666 was outstanding under this loan. Principal and interest payments of $3,333 are due monthly with all outstanding principal and interest due in full at the loan maturity date of May 1998.

At June 30, 1997, all outstanding indebtedness was payable within one year.

On December 2, 1997, the Company received $100,000 of proceeds from a term loan with First Washington State Bank. The loan bears interest at the prime rate plus 1% (8.5% (unaudited) at March 31, 1998), with monthly principal payments of $1,667 and a maturity date of November 2002. The loan is secured by a second mortgage on the Company's office building and personally guaranteed by the Chief Executive Officer of the Company. At March 31, 1998, principal of $95,000 was outstanding under this loan, with remaining principal payments of $6,667 due in fiscal year 1998, $19,992 due in fiscal years 1999 through 2002 and $8,365 due thereafter.

Stockholder Loans

The Company had loans outstanding of $441,235 and $419,083 as of June 30, 1997 and June 30, 1996, respectively, from certain of its stockholders. These amounts are due on demand and interest is payable at rates ranging from 10% to 12%. During the years ended June 30, 1997 and 1996, the Company incurred interest of $41,588 and $41,369 on these borrowings, respectively.

4.   RELATED PARTY TRANSACTIONS:

The Company rents office space in Hightstown, New Jersey, under the terms of an operating lease from an affiliate owned by two officers of the Company. The minimum annual rent under the lease is $102,000 and the lease expires in April 1999. The lease automatically renews for successive one-year periods and either party may terminate the lease on 90 days written notice. During fiscal 1997, 1996 and 1995 the Company paid $102,000 in rent expense.

5.   REDEEMABLE CONVERTIBLE PREFERRED STOCK:

The Company issued 201,000 shares of Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock"), par value $ .01 per share in April 1994 for $402,000. The Series A Preferred Stock has a distribution rate of 4 percent of the Exchange Price ($2.00). The distributions are payable in arrears on July 1, October 1, January 1 and April 1.

The holders of shares of the Series A Preferred Stock are able to convert all or part of such shares into shares of Common Stock of the Company equal to the lesser of $2.00 or the average NASDAQ bid price per share, as defined. Upon such conversion, the holder of shares of Series A Preferred Stock will also receive a warrant to purchase, for one year, shares of common stock equal to one share of common stock for every ten shares of Series A Preferred Stock converted at a purchase price of $1 per share. No shares of Series A Preferred Stock have been converted through June 30, 1997.

The Company is required to redeem in five consecutive annual installments of at least 25,000 shares on October 1, 1994 through 1998, with all remaining shares being redeemed on or before September 30, 1999. The Company has redeemed 75,000 shares through June 30, 1997 for a total value of $150,000. The Company paid distributions of $10,580, $12,580 and $14,580 for the years ended June 30, 1997, 1996 and 1995, respectively.

6. STOCKHOLDERS' DEFICIT:

Common Stock

The Company had 200,000,000 shares of common stock, $.01 par value per share authorized as of June 30, 1997 and 1996. The Company had 13,293,920 shares of common stock issued and 12,871,245 shares outstanding as of June 30, 1997. The Company had 13,268,750 shares of common stock issued and 12,863,200 shares outstanding as of June 30, 1996. The Company had 13,409,089 (unaudited) shares of common stock issued and 12,974,414 (unaudited) shares outstanding as of March 31, 1998.

Treasury Stock

The Company repurchases common stock at a weighted average stock price at management's discretion. At June 30, 1997 and 1996, the Company had 422,675 shares of treasury stock valued at $232,668 and 405,550 shares of treasury stock valued at $227,893, respectively. At March 31, 1998, the Company had 434,675 (unaudited) shares of treasury stock valued at $233,868 (unaudited).

7.   INCOME TAXES:

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which adopts an asset and liability approach for financial accounting and reporting for income taxes.

The Company files a consolidated federal tax return and state tax returns on a separate company basis. At June 30, 1997, the Company had federal net operating loss carryforwards of approximately $2,620,000 for application against future taxable income.

The components of income tax provision (benefit) are as follows:

                                                   For the Nine Months                           For the Year Ended
                                                     Ended March 31                                    June 30
                                          -------------------------------------  -------------------------------------------------
                                                  1998               1997             1997             1996              1995
                                          --------------------  ---------------  ---------------  ---------------  ---------------
                                                          (unaudited)
Current:

  Federal                                  $      --            $       --       $       --       $       --       $       --
  State                                        5,600                    --               --               --               --
                                            --------             ---------        ---------        ---------        ---------
                                               5,600                    --               --               --               --
                                            --------             ---------        ---------        ---------        ---------
Deferred:

  Federal                                     (7,140)              (42,332)         (56,444)         112,808          (61,028)
  State                                          --                     --               --               --           35,000
                                            --------             ---------        ---------        ---------        ---------
                                              (7,140)              (42,332)         (56,444)         112,808          (26,028)
                                            --------             ---------        ---------        ---------        ---------
Valuation Allowance                            7,140                42,332           56,444         (112,808)          61,028
                                            --------             ---------        ---------        ---------        ---------
                                           $   5,600            $       --       $       --       $       --       $   35,000
                                            ========             =========        =========        =========        =========

The reported provision for income taxes differs from that computed by multiplying pre-tax income by the applicable statutory federal income tax rate due primarily to state income taxes and the utilization of net operating loss carryforwards.

The components of the net deferred tax asset (liability) are as follows:

                                                                                               June 30
                                                       March 31,                ------------------------------------
                                                         1998                       1997                    1996
                                                    --------------              ------------            ------------
                                                     (Unaudited)
Net operating loss carryfowards                   $      984,552               $  1,012,048             $    993,201
Other accruals and reserves                             (204,115)                  (232,313)                (269,910)
                                                  ----------------             ----------------         --------------
                                                         780,437                    779,735                  723,291
                                                  -----------------            ----------------         --------------
Valuation allowance                                     (780,437)                  (779,735)                (723,291)
                                                   --------------              ---------------          ---------------

     Net                                          $          -                 $         -              $          -
                                                   ====================         ======================   ==================

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance for the entire net deferred tax.

8.   DISCONTINUED OPERATIONS:

During 1995 and 1997, the Company adopted plans to discontinue operations of RealQuest, Inc. ("RealQuest") and New America Financial Services ("NAFS"), respectively. Accordingly, the operating results of RealQuest and NAFS have been segregated from continuing operations and reported as a separate line item on the statement of operations for all periods presented.

Operating results from these discontinued operations are as follows:

                                            1997                 1996                 1995
                                     -------------------  -------------------  ----------------
Total revenue                        $     9,530          $      26,250        $    129,055
Costs and expenses:
    Cost of services                          --                     --             (44,177)
    Operating expenses                  (232,321)              (154,346)           (477,290)
                                     -------------------  -------------------  ----------------
Loss from operations of
  discontinued businesses $          $  (222,791)         $    (128,096)           (392,412)
                                     ===================  ===================  ================

No deferred tax benefit was recorded for these discontinued operations due to the net operating loss carryforwards.

9.   SEVERANCE AGREEMENT:

On August 15, 1994, the Company entered into a severance agreement with an employee. The Company agreed to pay the employee one year's full salary at the higher of the employee's salary at the time of the agreement or at the time of termination. This employee terminated on June 28, 1996, but remained as an independent contractor until November 25, 1996, at which time severance payments began. Payments aggregating $100,000 are to be made over a two-year period and are included in accrued expenses.

10.  COMMITMENTS AND CONTINGENCIES:

All full-time employees over the age of 21 and who have completed one full year of employment are eligible to participate in the Company's 401K plan. The Company contributes to the plan at its own discretion. For the years ended June 30, 1997, 1996 and 1995 the Company's contribution to the plan amounted to $7,000, $7,089 and $8,277, respectively.

In the normal course of business, there are various claims which have been brought or asserted against the Company. After consultation with legal counsel, in management's opinion such actions or claims will not have a material adverse effect on the Company's financial position or results of operations.

11.  SUBSEQUENT EVENTS:

In March 1998, the Company signed a letter of intent to enter into a strategic alliance with Kranzco Realty Trust ("Kranzco") that will recapitalize the Company as a public company. The transaction is subject to certain conditions. Under the terms of the agreement, Kranzco will conduct an exchange offer for 80% of the outstanding common stock of the Company for $8,000,000 of Kranzco convertible subordinated notes, convertible into common shares of beneficial interest of Kranzco at $20 per share.

In connection with this transaction, the Company has agreed to effect a reincorporation merger by merging into New America International, Inc., a Maryland corporation and a wholly-owned subsidiary of the Company ("NAI Maryland"). Upon the consummation of such merger, each share of the Company will be converted into 1.316172 shares of NAI Maryland.

Kranzco is expected to spin off approximately 88% of its shares of the Company, estimated to be approximately 12,000,000 shares or 70.2% of all outstanding shares of the Company, to Kranzco's shareholders on a one-for-one basis. After the spin off, the Company will issue rights to acquire additional shares of common stock of the Company, at $2 per share, to all of its stockholders on a one-for-one basis, exercisable for 45 days.

==============================================================================

         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NAI. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM STANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

                           SUMMARY TABLE OF CONTENTS

                                                                Page
Available Information.........................................   2
Prospectus Summary............................................   3
Risk Factors..................................................  19
Use of Proceeds...............................................  28
Dividend Policy...............................................  31
Dilution......................................................  32
Capitalization................................................  33
Selected Financial and Operating  Data........................  34
New America Network, Inc. Pro Forma Condensed
  Financial Information.......................................  36
Management's Discussion and Analysis of
  Financial Condition and Results of Operations...............  43
Business......................................................  47
Related Transactions..........................................  56
The Distribution..............................................  59
The Rights Offering...........................................  62
The Concurrent Offering.......................................  69
Material United States Federal Tax Considerations.............  72
Management....................................................  77
Principal Stockholders........................................  89
Certain Related Party Transactions............................  91
Description of Securities.....................................  91
Certain Provisions of Maryland Law and of
  NAI's Charter and Bylaws....................................  93
Shares Eligible for Future Sale...............................  96
Plan of Distribution..........................................  96
Experts.......................................................  97
Legal Matters.................................................  97
Index to Financial Statements................................. F-1

                          ---------------------------

==============================================================================

==============================================================================

                                 NEW AMERICA
                             INTERNATIONAL, INC.


                                 Common Stock
                       Rights to Purchase Common Stock

                              ------------------

                                  PROSPECTUS

                              ------------------



                                          , 1998


==============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Registrant in connection with the issuance and distribution of the Common Stock.

SEC Registration Fee...................................$   11,575
Blue Sky Fees and Expenses................................100,000
Printing and Mailing Fees.................................200,000
Counsel Fees and Expenses.................................500,000
Accountant's Fees and Expenses.............................75,000
Transfer Agent and Registrar Fees..........................25,000
Miscellaneous..............................................88,425

         Total.........................................$1,000,000
                                                       ==========
--------------------
*  Estimate

Item 14. Indemnification of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of NAI contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

           The charter of NAI authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of NAI and at the request of NAI, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of NAI. The Bylaws of NAI obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of NAI and at the request of NAI, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and Bylaws also permit NAI to indemnify and advance expenses to any person who served a predecessor of NAI in any of the capacities described above and to any employee or agent of NAI or a predecessor of NAI.

           The MGCL requires a corporation (unless its charter provides otherwise, which NAI's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Item 15.          Recent Sales of Unregistered Securities

         On August 1, 1994, the Board of Directors awarded 29 employees an aggregate of 47,095 shares of Common Stock as bonus compensation for services performed. The Board of Directors also awarded a consultant of the Registrant 1,875 shares of Common Stock as a performance bonus.

         On October 17, 1994, the Board of Directors awarded a consultant of the Registrant 100,000 shares of Common Stock as a performance bonus.

         On March 6, 1995, Joseph Grossman, Peter O. Hanson and Marc Shegoski, members of the Board of Directors purchased 5,000, 50,000 and 10,000 shares of Common Stock, respectively, at a price of $.50 per share.

         On June 5, 1995, the Board of Directors awarded Matthew Arnold, Derrick Mashore, David Blanchard and Jeffrey Finn, senior level employees of the Registrant, 30,000, 50,000, 45,000 and 20,000 shares of Common Stock as bonus compensation for services performed.

         On July 10, 1995, the Board of Directors awarded 34 employees an aggregate of 60,157 shares of Common Stock as bonus compensation for services performed. The Board of Directors also awarded a consultant of the Registrant 6,875 shares of Common Stock as a performance bonus.

         On July 27, 1995, the Board of Directors awarded 53 Broker Members an aggregate of 14,078 shares of Common Stock as a bonus.

         On July 9, 1996, the Board of Directors awarded 38 employees an aggregate of 25,170 shares of Common Stock as bonus compensation.

         On July 28, 1997, the Board of Directors awarded 34 employees an aggregate of 89,669 shares of Common Stock as bonus compensation for services permed. The Board also awarded a consultant of the Registrant 500 shares of Common Stock as a performance bonus.

         On January 14, 1997, the Board of Directors awarded each of Matthew Arnold, Joseph Grossman, Peter O. Hanson, Robert McMenamin and Marc Shegoski, the non-employees directors of the Registrant, 5,000 shares of Common Stock for their service on the Board.

         The transactions listed above were made in reliance upon the exemption from registration provisions under the Securities Act of 1933, as amended, contained in Section 4(2) thereof.

Item 16.          Exhibits and Financial Statement Schedules

                                   (i)        Exhibits.


2.1 Form of Exchange Agreement, among Kranzco Realty Trust, Gerald Finn, Jeffrey Finn, and a trust for the benefit of Jeffrey Finn.


3.1      Amended and Restated Articles of Incorporation of the Registrant
         (Delaware).


3.2      Amended and Restated Bylaws of the Registrant (Delaware).


3.3      Proposed Articles of Incorporation of the Registrant (Maryland).


3.4      Proposed Bylaws of the Registrant (Maryland).


4.1      Form of Common Stock Certificate.


4.2      Form of Subscription Certificate.


4.3      Executive Group Subscription Form.


4.4      Broker Member Group Subscription Form.

5.1      Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

8.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman, LLP regarding tax matters.


10.1 Form of Restricted Stock Agreement between New America Network, Inc. and selected employees.*


10.2     Form of Employment Agreement with Gerald Finn.


10.3     Form of Employment Agreement with Jeffrey Finn.



10.4 Lease dated August 15, 1984 between New America Network, Inc. and The Building Center.



10.5 Amendment dated April 15, 1998 to Lease Agreement between New America Network, Inc. and The Building Center, Inc.


10.6     New America International, Inc. 1998 Incentive Plan.


10.7     New America International, Inc. 1998 Bonus Compensation Plan.

10.8     New America International, Inc. 1998 Stock Option Plan.


10.9 Business Loan Agreement dated October 2, 1997 between New America Network, Inc. and First Washington State Bank.


10.10 Promissory Note dated October 2, 1997, by New America Network, Inc., as Borrower, payable to First Washington State Bank Main-Windsor, as Lender.


10.11 Commercial Guaranty, dated October 2, 1997, by Gerald C. Finn, as Guarantor, on behalf of New America Network, Inc., as Borrower, in favor of First Washington State Bank Main-Windsor, as Lender.


10.12 Commercial Guaranty, dated October 2, 1997, by Norma Finn, as Guarantor, on behalf of New America Network, Inc., as Borrower, in favor of First Washington State Bank Main-Windsor, as Lender.


10.13 Commercial Security Agreement in the principal amount of $100,000, dated October 2, 1997, between New America Network, Inc., as Borrower, and First Washington State Bank Main-Windsor, as Lender.


10.14 Mortgage, dated October 2, 1997, between the Building Center, Inc., as Grantor, and First Washington State Bank, as Lender.


10.15 Business Loan Agreement, dated November 25, 1997, between New America Network, Inc., as Borrower and First Washington State Bank, as Lender.


10.16 Promissory Note dated November 25, 1997, by New America Network, Inc., as Borrower, payable to First Washington State Bank Main-Windsor, as Lender.


10.17 Commercial Security Agreement in the principal amount of $100,000, dated November 25, 1997, between New America Network, Inc., as Borrower, and First Washington State Bank Main-Windsor, as Lender.


10.18 Mortgage, dated November 25, 1997 between the Building Center, Inc., as Grantor, and First Washington State Bank, as Lender.


10.19 Form of Intercompany Agreement between Kranzco Realty Trust and the Registrant.


21.1     List of Subsidiaries of Registrant.

23.1     Consent of Ballard Spahr Andrews & Ingersoll LLP (included in Exhibit
         5.1).

23.2 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (contained in Exhibit 8.1).


23.3     Consent of Arthur Andersen LLP.


24.1     Powers of Attorney (included on Signature Page).+


27.1     Financial Data Schedule.+

-----------------------

+ Filed with Registration Statement on Form S-1 (File No. 333-52743) filed with SEC on May 15, 1998.

                                   (ii)       Financial Statement Schedules.

         None.

         All other schedules have been omitted because they are not required or not material or because the required information is included in the financial statements included elsewhere herein.

Item 17. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or
                  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                         (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (5) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hightstown, State of New Jersey, on the 17th day of July, 1998.

                                       New America International, Inc.

                                       By /s/Gerald Finn
                                          ----------------------------------
                                          Gerald Finn
                                          Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                                           TITLE                                   DATE
      ---------                                           -----                                   ----

/s/Gerald Finn                                   Chief Executive Officer;                    July 17, 1998
------------------------                         Chairman (Principal Executive
    Gerald Finn                                  Officer)

/s/Jeffrey Finn                                  President; Chief Operating Offering         July 17, 1998
------------------------                         and Director
    Jeffrey Finn

                  *                              Director                                    July 17, 1998
------------------------
    Matthew Arnold

                  *                              Director                                    July 17, 1998
------------------------
    Joseph Grossman

                  *                              Director                                    July 17, 1998
------------------------
    Peter Hanson

                  *                              Director                                    July 17, 1998
------------------------
    Robert McMenamin

                  *                              Director                                    July 17, 1998
------------------------
    Marc Shegoski

/s/Margaret B. Smith                             Controller (Principal Financial             July 17, 1998
------------------------                         Officer)
    Margaret B. Smith

By /s/Gerald C. Finn
------------------------
    Gerald C. Finn
    Attorney-in-Fact